UNITED STATES
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Washington, D.C. 20549
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2026 Proxy Statement and Notice of Annual Meeting of Shareholders

LambWeston®

POSSIBILITIES IN POTATOES

Lamb Weston Holdings, Inc. 599 S. Rivershore Lane Eagle, Idaho 83616
July 30, 2026
Dear Fellow Shareholders,
Fiscal year 2026 marked an important period of stabilization for Lamb Weston. We strengthened our leadership, sharpened our business priorities, and took decisive actions to better position the Company for improved performance, sustainable growth, and long-term value creation. As we look ahead, we are excited by both the fundamental strengths and the future potential of our business.
Over the past year, the Board has been significantly refreshed, including the appointment of an Executive Chair, an independent Lead Director, and new chairs for all board committees. This reinforces our commitment to robust governance and independent oversight, while leveraging industry and global expertise. As part of our effort to increase agility and effectiveness, we are reducing the size of the Board. Robert Coviello and Paul Maass will not stand for re-election; we sincerely thank them for their service and leadership.
The Board has moved quickly to deepen its understanding of the business with direct stakeholder engagement. These first-hand insights informed our oversight, operational performance, capital allocation, and strategic priorities. We have seen the passion of our people, the strength of our customer relationships, and the opportunities before us to enhance execution and unlock value. We are making swift and purposeful decisions to drive incremental value for shareholders.
We also appointed a new Chief Financial Officer and Chief Strategy and Technology Officer; these leaders contribute fresh perspectives and proven capabilities alongside President and Chief Executive Officer Mike Smith and our experienced management team.
Throughout the year, the Board maintained active engagement with management as the Company advanced its Focus to Win strategy. We believe this customer-first approach is an important step in a broader effort to improve performance, strengthen returns, and realize Lamb Weston’s full potential.
Our Board and leadership team are personally invested in Lamb Weston, and we have taken meaningful steps to further align compensation with shareholder interests. Complementary structural incentive changes across the organization are designed to foster greater accountability, sharpen execution, and promote an owner-oriented mindset at all levels.
We are confident in the opportunities ahead and your vote is important as we continue building a stronger Lamb Weston. We encourage you to vote electronically, or by signing, dating, and returning your proxy card by mail. You may also vote in person at the Annual Meeting on September 16, 2026.
On behalf of the entire Board, we thank you for your continued support and investment. We value your input and constructive dialogue as we drive to improve long-term shareholder value.
With appreciation,

Jan E.B. Craps Executive Chair	Bradley A. Alford Lead Director

LAMB WESTON HOLDINGS, INC.
599 S. Rivershore Lane
Eagle, Idaho 83616
NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS
Date and Time
Wednesday, September 16, 2026
8:00 a.m. Mountain Daylight Time

Place
Lamb Weston Holdings, Inc.
533 S. Rivershore Lane
Eagle, Idaho 83616
If you attend the Annual Meeting, you will be asked to present a valid form of government-issued photo identification and an admission ticket or bank/brokerage statement to confirm stock ownership as of the record date.
Whether or not you plan to attend, please be sure to vote your shares by proxy. As always, we encourage you to vote your shares prior to the Annual Meeting. It is important that your shares be represented.
Items of Business
•To elect as directors the director nominees named in the Proxy Statement
•To hold an advisory vote to approve the compensation of our named executive officers
•To approve the Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan
•To ratify the selection of KPMG LLP as our independent auditors for fiscal 2027
•To transact any other business properly presented at the Annual Meeting
Who May Vote
Shareholders of record as of the close of business on July 24, 2026 are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.
July 30, 2026
Phuong T. Lam
Vice President and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 16, 2026
Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2026 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials.
We began making our proxy materials first available on July 30, 2026.

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Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Words such as "believe," "will," "focus," "reduce," "improve," "unlock," "enhance," "continue," "promote," "make," "take," "mitigate," "execute," "build," "drive," "accelerate," "strengthen," "advance," "generate," "optimize," "support," "remain," "invest," "expect," "anticipate," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our business and financial outlook and prospects, our plans and strategies and anticipated benefits therefrom, including our Focus to Win strategy and cost savings initiatives, and anticipated conditions in our industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this Proxy Statement should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this Proxy Statement. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and our international markets, and an uncertain general economic environment, including as a result of tariffs and other trade policies, inflationary pressures and recessionary concerns, any of which could adversely impact our business, financial condition or results of operations, including as a result of impacts on the demand and prices for our products; the competitive environment and related conditions in the markets in which we operate; the availability and prices of raw materials and other commodities; operational challenges; our ability to successfully implement the Cost Savings Program, the Restructuring Plan or other cost savings or efficiency initiatives, including achieving the expected benefits of those activities and possible changes in the size and timing of related charges; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security, as well as difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; our ability to successfully execute our long-term value creation strategies, including our Focus to Win strategy; our ability to execute on large capital projects; political and economic conditions in the countries in which we conduct business and other factors related to our international operations; disruptions in the global economy caused by conflicts such as the wars in Ukraine and the Middle East and the possible related heightening of our other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in our relationships with our growers or significant customers; impacts on our business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for our products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of our access to export mechanisms; risks associated with integrating acquired businesses; risks associated with other possible acquisitions; our debt levels; actions of governments and regulatory factors affecting our businesses; our ability to pay regular quarterly cash dividends or otherwise return capital to shareholders and the amounts and timing of any future dividends or other shareholder returns; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this Proxy Statement, which speak only as of the date of this Proxy Statement. We undertake no responsibility for updating these statements, except as required by law.
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PROXY STATEMENT SUMMARY
In this Proxy Statement, “we,” “us,” “our,” “Company” and “Lamb Weston” refer to Lamb Weston Holdings, Inc.
This summary highlights select information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	8:00 a.m. MDT on Wednesday, September 16, 2026
Place	Lamb Weston Holdings, Inc., 533 S. Rivershore Lane, Eagle, Idaho 83616
Record Date	July 24, 2026 (the “Record Date”)
Voting	Shareholders as of the Record Date are entitled to one vote per share of our common stock on each matter to be voted upon at the 2026 Annual Meeting of Shareholders (the "Annual Meeting")
Admission
You must register in advance in order to attend the Annual Meeting by following the registration instructions described in Question 17 under “Procedural Matters and Frequently Asked Questions” in this Proxy Statement

VOTING ITEMS AND BOARD RECOMMENDATION

Voting Item		Board Recommendation	Page Reference
Item 1 –	Election of Directors	For all nominees	4
Item 2 –	Advisory Vote to Approve Executive Compensation	For	18
Item 3 –	Approval of the Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan	For	19
Item 4 –	Ratification of the Selection of KPMG LLP as Independent Auditors for Fiscal Year 2027	For	30
We will also transact any other business that properly comes before the Annual Meeting.

BOARD OF DIRECTORS
The table below provides summary information about each director nominee as of July 24, 2026.

Name	Age	Director Since	Occupation and Experience	Independent	Audit & Finance	Comp & HC	N&CG
Jan E.B. Craps (Executive Chair)	48	2026	Executive Chair, Lamb Weston	No
Bradley A. Alford (Lead Director)	70	2025	Former Operating Partner, Advent International Corporation	Yes			X
Peter J. Bensen	64	2017	President, Bensen LLC	Yes		Chair
André J. Hawaux	65	2017	Former EVP and Chief Operating Officer, DICK’S Sporting Goods, Inc.	Yes	X
Ruth Kimmelshue	63	2025	Co-Chief Executive Officer, Continental Grain Company	Yes		X
Lawrence E. Kurzius	68	2025	Former Executive Chairman, McCormick & Company Incorporated	Yes		X	X
Timothy R. McLevish	71	2025	Managing Partner, Strategic Advisory Partners, LLC	Yes	X
Hala G. Moddelmog	70	2017	President and Chief Executive Officer, Woodruff Arts Center	Yes			Chair
Scott Ostfeld	49	2025	Managing Partner and Portfolio Manager, JANA Partners Management, LP	Yes		X
Norman Prestage	61	2024	Former Partner, Ernst & Young LLP	Yes	Chair
Michael J. Smith	49	2025	President and Chief Executive Officer, Lamb Weston	No
X = Committee member

EXECUTIVE COMPENSATION SUMMARY
Consistent with the provisions of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related U.S. Securities and Exchange Commission (“SEC”) rules, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs (as defined under “Compensation Discussion and Analysis” below). This “say-on-pay” vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs as described in this Proxy Statement.
Our executive compensation program is designed to encourage and reward behavior that promotes attainment of rigorous annual and long-term goals and sustainable growth for our shareholders. The Compensation and Human Capital Committee (the “Compensation Committee”) of our Board of Directors (the “Board”) believes that the program should accomplish the following objectives:
•provide a competitive total compensation opportunity to recruit, retain and motivate talented executives who drive our success;
•encourage achievement of strategic and financial objectives and creation of shareholder value;
•integrate and balance annual and long-term performance;
•align executives’ interests with shareholders’ interests;
•manage cost and share dilution; and
•ensure compensation plans do not encourage inappropriate risk taking.
As described in further detail under “Compensation Discussion and Analysis” below, consistent with these objectives, our compensation program has been designed with a view toward linking a significant portion of the compensation of each NEO to Company performance and the growth in the value of Lamb Weston. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement for additional details about our executive compensation program, including information about our NEOs’ fiscal year 2026 compensation.
LAMB WESTON 2026 EQUITY AND INCENTIVE COMPENSATION PLAN
Our current stock plan, the Lamb Weston Holdings, Inc. 2016 Stock Plan (the "2016 Plan"), was approved by our former parent and sole shareholder at that time, Conagra Brands, Inc. (formerly, ConAgra Foods, Inc., "Conagra"), such that we will not be able to issue any new awards under the 2016 Plan on or after November 9, 2026. As of July 15, 2026, 1,845,722 shares of common stock remained available for grant under the 2016 Plan. The proposed Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan (the "2026 Plan") authorizes the issuance of a maximum of 5,000,000 new shares of Lamb Weston common stock, less one share for every one share of common stock granted under the 2016 Plan after July 15, 2026 and prior to the effective date of the 2026 Plan. Our Board, upon the recommendation of our Compensation Committee, has approved the 2026 Plan to succeed the 2016 Plan and we are asking shareholders to approve the 2026 Plan.
AUDITORS
As a matter of good corporate governance practice, we are asking our shareholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2027.

ITEM 1. ELECTION OF DIRECTORS
Director Nomination and Qualification
The Nominating and Corporate Governance Committee (the “Governance Committee”) of our Board is responsible for identifying, evaluating and recommending to the Board director nominees for election at the Annual Meeting. The Governance Committee considers Board candidates suggested by Board members, management and shareholders. The Governance Committee may also retain a third-party search firm to identify candidates. Based on the Governance Committee’s recommendation, our Board has nominated the following current directors for election at the Annual Meeting: Bradley A. Alford, Peter J. Bensen, Jan E.B. Craps, André J. Hawaux, Ruth Kimmelshue, Lawrence E. Kurzius, Timothy R. McLevish, Hala G. Moddelmog, Scott Ostfeld, Norman Prestage and Michael J. Smith. Robert J. Coviello and Paul T. Maass will not be standing for re-election at the Annual Meeting, and as a result, the Board anticipates reducing the number of directors on the Board to 11 directors following the Annual Meeting. All of the director nominees were elected by shareholders at our 2025 annual meeting of shareholders, except for Mr. Craps who joined our Board after the annual meeting and is standing for election by our shareholders for the first time at the Annual Meeting.
Each of Ms. Kimmelshue and Messrs. Alford, Kurzius, McLevish, Maass and Ostfeld joined the Board in July 2025 following our entry into a cooperation agreement, dated June 30, 2025, with our shareholders, JANA Partners Management, LP (“JANA”) and Continental Grain Company (“Continental Grain” and together with JANA, the “Shareholder Parties”) (the "Cooperation Agreement"). Under the Cooperation Agreement, Ms. Kimmelshue and Messrs. Alford, McLevish and Ostfeld were identified by the Shareholder Parties, and Messrs. Kurzius and Maass, who were identified by a third-party search firm, were mutually agreed upon by the Company and the Shareholder Parties, each as a director nominee for election at our 2025 annual meeting of shareholders for a term expiring at the 2026 Annual Meeting. The Cooperation Agreement terminated in accordance with its terms in April 2026. Ms. Kimmelshue and Messrs. Alford, Kurzius, McLevish and Ostfeld have been nominated by the Board on its own initiative for election at the 2026 Annual Meeting. For more information regarding the director nomination process, see “Board Committees and Membership—Nominating and Corporate Governance Committee” below.
General Qualifications
The Board believes all directors should possess certain attributes, including personal and professional integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, shareholders, employees, business partners and consumers. The Board does not have a specific diversity policy but recognizes the potential value of having a range of backgrounds, experiences, skill sets and perspectives on the Board. Under our Corporate Governance Principles (the “Principles”), when evaluating the suitability of individuals for nomination, the Governance Committee considers the individual’s background, the Board’s skill needs, composition and business experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Lamb Weston responsibilities, taking into account the individual’s other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.
When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.
Board Composition
Our Principles provide that the Governance Committee will review with the Board the requisite skills and characteristics for Board members. The Governance Committee believes that a range of perspectives and experience offers a significant benefit to the Board and Lamb Weston, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, finance and accounting. As shown below under “—Individual Skills and Experience,” the director nominees have varied experiences and backgrounds, which we believe provide a range of viewpoints, enabling the Board to effectively represent our business, shareholders, employees, business partners and consumers.

Individual Skills and Experience
When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to the qualifications described above. The Governance Committee evaluates each individual in the context of the Board as a whole. The Governance Committee works with the Board to determine the appropriate mix of individuals that will result in a Board that is strong in its collective qualifications, knowledge and experience, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our shareholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee conducts annual evaluations of the Board and each committee that assess the experience, skills, qualifications and contributions of each individual and of the group as a whole.
Based upon its discussions with the Board, the Governance Committee has identified key competencies that are desirable for the Board to fulfill its current and future obligations, including:
•Leadership Experience. Served or is serving as a Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, senior executive or advisory position, division president or functional leader within a complex organization. Leadership experience gives a director the ability to motivate, manage, identify and develop leadership qualities in others and the practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.
•Financial Acumen. Experience in and an understanding of financial reporting and accounting processes and complex financial transactions. Directors with an understanding of financial reporting and accounting processes, particularly in large, global businesses, are essential for ensuring effective oversight of the Company’s financial reporting and internal controls.
•Operational Experience. Significant operating experience as a current or former executive of a large global company or other large organization gives a director practical insight and expertise that will help develop, implement and assess our operating plan and business strategy.
•Risk and Compliance Oversight Expertise. Experience overseeing complex risk management matters strengthens the Board’s oversight of risks facing the Company.
•Strategic or Mergers & Acquisitions (“M&A”) Experience. Experience with complex strategic transactions, including mergers, acquisitions, divestitures and other corporate development activities, as well as the successful integration of acquired businesses. Directors who have experience leading organizations through significant strategic transactions and corporate development activities provide guidance and oversight as the Company implements its strategy.
•Retail, Consumer Packaged Goods (“CPG”) or Industry Expertise. Experience in the food or consumer products industry, including experience in the food supply chain, or other complementary fields, such as retail. Directors with experience in producing and selling products or services to consumers, or in the agricultural or food supply chain, provide valuable market and consumer insights, as well as contribute a broad understanding of industry trends.
•Quick Service Restaurant (“QSR”) Expertise. Experience as executives or directors or in other leadership positions at QSRs provides valuable insights into an industry that includes many of our largest customers.
•International Experience. Experience doing business internationally or focused on international issues and operations and exposure to markets, economies, and cultures outside the U.S. promotes an understanding of different cultural, political, and regulatory requirements and contributes to a range of perspectives in Board decision-making.

•Corporate Governance Expertise. Experience as executives or directors of other publicly traded companies provides directors with a solid understanding of the extensive and complex oversight responsibilities of public company boards and helps further our goals of greater transparency, accountability for management and the Board and protection of our shareholders’ interests.
•Environmental, Sustainability or Social Responsibility Expertise. Experience as a senior executive with responsibility in environmental matters, community affairs, and/or social responsibility initiatives, including sustainability and inclusion, or membership on a board committee with ESG oversight, supports our goals to operate ethically, and with accountability and transparency.
•Human Capital Management Expertise. Experience leading large, diverse teams and human capital management initiatives contributes to the Board’s practical understanding in Company decision-making and strategy, including regarding the attraction, retention and development of our workforce.
•Information Technology and Security Experience. Experience with information technology and security allows directors to provide helpful oversight with respect to cybersecurity matters and the use of technology and modernization of the Company’s technology infrastructure to enhance the efficiency of our operations.
•Institutional Investor Perspective. A strong understanding of institutional investors, including as may have been developed through service in senior leadership roles at publicly traded companies or through roles in investment management, investment banking or other financial service businesses, provides valuable insights about the viewpoints of our institutional investors.
The following table highlights each director nominee’s skills, knowledge, experience and expertise. Because the table below is a summary, it does not include all of the skills, knowledge, experiences and expertise that each director nominee offers.

Skills, Knowledge, Experience and Expertise	Alford	Bensen	Craps	Hawaux	Kimmelshue	Kurzius	McLevish	Moddelmog	Ostfeld	Prestage	Smith
Leadership	●	●	●	●	●	●	●	●	●	●	●
Financial	●	●	●	●		●	●	●	●	●	●
Operational	●	●	●	●	●	●	●	●			●
Risk & Compliance		●	●	●		●	●		●	●
Strategic or M&A*	●	●	●	●	●	●	●	●	●		●
Retail, CPG or Industry*	●	●	●	●	●	●	●		●	●	●
QSR		●						●
International	●	●	●	●	●	●	●	●		●	●
Corporate Governance	●	●	●	●	●	●	●	●	●
Environmental, Sustainability or Social Responsibility*	●		●		●	●	●	●
Human Capital Management	●	●	●		●	●		●			●
Information Technology & Security		●	●	●		●	●
Institutional Investor Perspective	●	●	●	●	●	●	●		●		●
Board Tenure	Alford	Bensen	Craps	Hawaux	Kimmelshue	Kurzius	McLevish	Moddelmog	Ostfeld	Prestage	Smith
Years	1	8	< 1	9	1	1	1	9	1	1	1
*Noted directors may have one or more areas of experience. See below for more information about each director’s professional experience.

As the Company invests in strengthening the foundation of our business,    we are continuously enhancing our corporate governance practices to align with our strategy. We have brought fresh    and diverse perspectives to the Board, as seven directors, including a new Executive Chair, have been added to our Board since July 2025. The Board believes that all the director nominees are highly qualified. As the table above and biographies below show, the director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent a range of views, experiences and skills. All director nominees satisfy the criteria set forth in our Principles and possess the experience, skills and qualities necessary to fully perform his or her duties as a director and contribute to our success.
The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. All director nominees are standing for election as directors to hold office for a one-year term expiring at the 2027 annual meeting of shareholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of July 24, 2026, including information about the director’s professional experience, public company directorships held and qualifications.
The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form "FOR" or "AGAINST" the director nominees or "ABSTAIN" from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

Director Nominee	Experiences and Qualifications
Bradley A. Alford Age – 70 Former Operating Partner, Advent International Corporation Director Since July 2025
Mr. Alford served as an Operating Partner at Advent International Corporation, a global private equity firm, from 2016 to 2021, and Industry Advisor for Advent International Corporation from 2014 to 2016. Prior to that, Mr. Alford served as the Chairman and Chief Executive Officer of Nestlé USA, a multinational food and beverage company, from 2006 to 2013. Mr. Alford has a Bachelor of Science degree from Miami University and a Master of Business Administration degree in marketing and finance from Indiana University. He has served on the board of directors of Perrigo Company plc since 2017 and on the board of directors of Avery Dennison Corporation since 2010. Mr. Alford previously served as director for Conagra from 2015 to 2018 and Nestlé USA from 2006 to 2013.
Summary of experiences, qualifications and skills considered in nominating Mr. Alford:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities, insights and international experience, including from his service as Operating Partner at Advent International Corporation and Chairman and Chief Executive Officer of Nestlé USA;
•CPG Expertise and Operational Experience: Extensive public and private sector industry knowledge and experience in management, operations and supply chain as well as the development and marketing of consumer products; and
•Corporate Governance Expertise and Institutional Investor Perspective: Strong understanding of governance issues facing public companies and institutional investor perspectives, from his board service to other public companies and tenure as Chairman and Chief Executive Officer of Nestlé USA.

Director Nominee	Experiences and Qualifications
Peter J. Bensen Age – 64 President, Bensen LLC Director Since December 2017
Mr. Bensen has served as President of Bensen LLC, a board consulting firm, since January 2018. Prior to that, he served as Chief Administrative Officer of McDonald’s Corporation, a quick service restaurant company, from March 2015 until his retirement in September 2016. He also served as McDonald’s Corporation’s Corporate Senior Executive Vice President and Chief Financial Officer from May 2014 through February 2015, and Corporate Executive Vice President and Chief Financial Officer from January 2008 through April 2014. Prior to joining McDonald’s Corporation in 1996, Mr. Bensen was a senior manager for Ernst & Young LLP, a professional services firm ("Ernst & Young"). Mr. Bensen is a certified public accountant and has a Bachelor of Science degree in accounting from St. Joseph’s College Indiana. He currently serves on the board of directors of CarMax, Inc., where he has served since April 2018.
Summary of experiences, qualifications and skills considered in nominating Mr. Bensen:
•Leadership, Operational and Strategic Experience: Strong leadership and strategic capabilities, insights and operational experience, including from his service as Chief Administrative Officer and Chief Financial Officer of McDonald’s Corporation;
•Financial Acumen, Risk & Compliance Oversight Expertise and Information Technology and Security Experience: Significant expertise in financial reporting and internal controls and procedures, risk management and information technology and security from his experience in finance executive roles, including Chief Financial Officer at McDonald’s Corporation, which included overseeing the information technology organization; and
•QSR and Industry Expertise and International Experience: Deep knowledge of the quick service restaurant industry from his service with McDonald’s Corporation, a large global quick service restaurant company.

Director Nominee	Experiences and Qualifications
Jan E.B Craps Age – 48 Executive Chair, Lamb Weston Director Since February 2026
Mr. Craps has served as our Executive Chair and a member of our Board since February 2026. He has also been an owner and director of Eli Eagle Consulting Limited, a board consulting firm, since October 2025. Prior to that, Mr. Craps served as Chief Executive Officer and a director of Budweiser Brewing Company APAC Limited (“Budweiser APAC”), a subsidiary of Anheuser-Busch InBev, a global brewing and beverage company, from May 2019 until April 2025. Mr. Craps was appointed Co-Chair of the Board of Budweiser APAC in February 2020. Mr. Craps also served as the Chief Executive Officer and President of Anheuser-Busch InBev SA/NV APAC from January 2019 to May 2019. Mr. Craps joined Anheuser-Busch InBev in May 2002, and during his tenure, held various other leadership positions, including President, APAC South and Chief Executive Officer Carlton & United Breweries from 2016 to 2018 and President and Chief Executive Officer of AB-InBev Canada (Labatt Breweries) from 2014 to 2016. Mr. Craps has a Bachelor’s degree in Business Engineering from KU Brussels and a Master’s degree in Business Engineering from KU Leuven.
Summary of experiences, qualifications and skills considered in nominating Mr. Craps:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities, insights and international experience, acquired during his tenures in multiple leadership positions in APAC and Canada, most recently as Chief Executive Officer of Budweiser APAC;
•CPG and Industry Expertise and Operational Experience: Deep knowledge of strategy and business development, operations, marketing and commercial customer insights, supply chain management and sustainability in the consumer goods industry; and
•Financial Acumen and Risk & Compliance Oversight Expertise: Significant expertise in finance and risk and compliance oversight from his experience as Chief Executive Officer of Budweiser APAC.

Director Nominee	Experiences and Qualifications
André J. Hawaux Age – 65 Former Executive Vice President and Chief Operating Officer, DICK’S Sporting Goods, Inc. Director Since July 2017
Mr. Hawaux served as the Executive Vice President and Chief Operating Officer of DICK’S Sporting Goods, Inc., a sporting goods retailer (“DICK’S”), from August 2015 until August 2017. He also served as DICK’S interim principal financial officer from August 2016 to September 2016, Executive Vice President, Chief Operating Officer and Chief Financial Officer from February 2015 to August 2015 and Executive Vice President, Finance, Administration and Chief Financial Officer from June 2013 to January 2015. Prior to joining DICK’S in 2013, Mr. Hawaux served as the President, Consumer Foods at Conagra, a food company, beginning in 2009. From 2006 to 2009, Mr. Hawaux served as Conagra’s Executive Vice President and Chief Financial Officer where he was responsible for the company’s Finance and Information Systems and Services organizations. Prior to joining Conagra, Mr. Hawaux served as general manager of a large U.S. division of PepsiAmericas, a food and beverage company, and previously served as Chief Financial Officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux has a Bachelor of Business Administration degree in accounting from Pace University and a Master of Business Administration degree in international finance from Southern New Hampshire University. He currently serves on the boards of directors of PulteGroup, Inc., where he has served since 2013, and Tractor Supply Company, where he has served since July 2022.
Summary of experiences, qualifications and skills considered in nominating Mr. Hawaux:
•Leadership, Operational, Strategic and International Experience and Retail and CPG Expertise: Strong leadership and strategic capabilities, insights and operational and international experience, particularly with major consumer focused global public companies, including as Executive Vice President and Chief Operating Officer of DICK’S and President, Consumer Foods at Conagra;
•Financial Acumen and Risk & Compliance Oversight Expertise: Deep expertise in financial reporting, internal controls and procedures and risk management and knowledge of financial and capital markets, from his extensive experience in finance executive roles with large multinational public companies; and
•Information Technology and Security Experience: Valuable experience in information technology and security from his oversight of significant information technology projects while serving in finance executive roles at DICK’S.

Director Nominee	Experiences and Qualifications
Ruth Kimmelshue Age – 63 Co-Chief Executive Officer, Continental Grain Company Director Since July 2025
Ms. Kimmelshue has served as Co-Chief Executive Officer of Continental Grain Company, a privately owned global investor, owner, and operator of companies across the food and agribusiness spectrum, since April 2026. She joined Continental Grain in January 2025 as Senior Advisor. Prior to that, Ms. Kimmelshue served as the Corporate Senior Vice President, Animal Nutrition and Health Global Enterprise of Cargill, Incorporated, a global company providing food, agriculture, financial and industrial products, and services globally ("Cargill"), from March 2021 to December 2024. Ms. Kimmelshue joined Cargill in 1999, and during her tenure at Cargill, held various other business leadership roles, including the company’s first-ever Chief Sustainability Officer from March 2018 to March 2021, Corporate Senior Vice President, Business Operations and Supply Chain from December 2015 to March 2021, Corporate Leader for Cargill’s Animal Protein and Salt businesses in 2015 and Business Unit President from 2013 to 2015 for Cargill Turkey & Cooked Meats, as well as several senior positions from 1999 to 2013, including Business Unit President of Cargill Salt, and Vice President, Commercial Manager of Cargill AgHorizons, and leader of Cargill Supply Chain Solutions. She also held various positions from 1986 to 1999 at Continental Grain, including roles in grain and oilseed merchandising and trading, facility and general management, economic analysis, and marketing and sales in the U.S. and Europe. Ms. Kimmelshue holds a Bachelor’s degree in international relations and a Master's degree in agricultural economics from Stanford University. Ms. Kimmelshue has served on the board of directors of H.B. Fuller Company since October 2017 and on the board of directors of Wayne Sanderson Farms since July 2022.
Summary of experiences, qualifications and skills considered in nominating Ms. Kimmelshue:
•Leadership, Operational and International Experience: Strong leadership capabilities, insights and operational and international experience from leading successful global businesses at Cargill and Continental Grain, including Co-Chief Executive Officer of Continental Grain and other commercial and supply chain leadership positions;
•Strategic and Industry Experience and Environmental, Sustainability & Social Responsibility Expertise: Deep knowledge and experience in the food supply chain and agricultural commodities and strong understanding and knowledge in environmental and sustainability matters from her experience as Cargill’s Chief Sustainability Officer;
•Corporate Governance Expertise and Institutional Investor Perspective: Strong understanding of governance issues facing public companies and institutional investor perspectives, from her investment management experience at Continental Grain and her board service to other public companies.

Director Nominee	Experiences and Qualifications
Lawrence E. Kurzius Age – 68 Former Executive Chairman, McCormick & Company Inc. Director Since July 2025
Mr. Kurzius served as Executive Chairman of McCormick & Company Incorporated, a global food company (“McCormick”), from August 2023 to December 2024. During his 20-year tenure at McCormick, Mr. Kurzius also served as McCormick’s Chair and Chief Executive Officer from February 2017 and February 2016, respectively, to August 2023, President and Chief Operating Officer from 2015 to 2016, President of Global Consumer Business from 2013 to 2016, Chief Administrative Officer from 2013 to 2015, and various other leadership positions, including President of International Business, President of EMEA and President of U.S. Consumer Foods. Prior to joining McCormick in 2003, Mr. Kurzius served as the Chief Executive Officer of Zatarain’s Brands, Inc., a national food and spice company, where he worked for 12 years before the company was acquired by McCormick. Previously, Mr. Kurzius served as a marketing executive at the Quaker Oats Company and Mars Inc., both food companies. Mr. Kurzius has a Bachelor's degree in economics from Princeton University. He currently serves as Chairman of the board of directors of Elanco Animal Health Inc. and has served as a director since September 2018. He also has served on the board of directors of The Cooper Companies, Inc. since December 2023. Mr. Kurzius previously served on the board of directors of McCormick from December 2015 to March 2025.
Summary of experiences, qualifications and skills considered in nominating Mr. Kurzius:
•Leadership, Operational, Strategic and International Experience and CPG Expertise: Strong leadership and strategic capabilities and insights and extensive knowledge of, and operational experience in, the consumer goods industry, acquired over his career in consumer goods marketing and senior leadership roles at multiple global food companies, including McCormick, and further developed while serving on the boards of multiple industry groups, including The Consumer Goods Forum, The Consumer Brands Association and The National Association of Manufacturers, resulting in his extensive knowledge of consumer trends and a deep understanding of consumer preferences;
•Risk & Compliance Oversight and Environmental, Sustainability & Social Responsibility Expertise: Experience obtained from his broad executive experience at McCormick, where under his leadership, the company became a UN Global Compact LEAD company while embedding purpose-led performance into McCormick's culture by championing the company's industry-leading sustainability efforts; and
•Human Capital Management Expertise: Expertise developed through his leadership of a company with over 14,000 employees globally, which has resulted in a deep understanding of attracting, developing, motivating and retaining top talent, as well as executive compensation and leadership development.

Director Nominee	Experiences and Qualifications
Timothy R. McLevish Age – 71 Managing Partner, Strategic Advisory Partners LLC Director Since July 2025
Mr. McLevish has served as Managing Partner of Strategic Advisory Partners LLC, a consulting and advisory firm, since December 2018. From November 2020 to February 2021, he served as Special Advisor at Carrier Corporation, a diversified industrial company, and Chief Financial Officer from September 2019 to November 2020. Mr. McLevish served as Lamb Weston’s Executive Chairman from November 2016 to September 2017. Mr. McLevish has also served as Chief Financial Officer at Walgreens Boots Alliance, Inc., a pharmacy-led, health and well-being enterprise, Kraft Foods Group, Inc., a food and beverage company, Ingersoll-Rand Corporation, a diversified industrial company, and Mead Corporation, a paper, packaging and school supplies manufacturer. Mr. McLevish previously worked at Touche Ross & Co., a public accounting firm, and began his career at General Mills, Inc., a food company. Mr. McLevish is a certified public accountant and has a Bachelor of Science degree in accounting, with a minor in economics, from the University of Minnesota and a Master of Business Administration degree from Harvard Business School. He is also certified in cybersecurity oversight by the National Association of Corporate Directors. Mr. McLevish currently serves on the boards of directors of Revlon, Inc., where he has served since April 2023, and Freshpet, Inc., where he has served since August 2023. He previously served on the boards of directors of R.R. Donnelley & Sons Company from 2016 to 2022, Kennametal Inc. from 2004 to 2019, Lamb Weston from 2016 to 2017 and Conagra from 2015 to 2016.
Summary of experiences, qualifications and skills considered in nominating Mr. McLevish:
•Leadership, Strategic and M&A Experience: Strong leadership, strategic and M&A capabilities and insights, including from his service as Chief Financial Officer and other senior positions;
•Financial Acumen, Risk & Compliance Oversight Expertise and Information Technology and Security Experience: Significant expertise in financial reporting and internal controls and procedures, risk management and information technology and security from his experience in finance executive roles, including Chief Financial Officer at multiple public companies; and
•Retail and CPG Expertise: Deep knowledge of the retail and consumer goods industries from his service at several global retail and consumer products companies.

Director Nominee	Experiences and Qualifications
Hala G. Moddelmog Age – 70 President and Chief Executive Officer, Woodruff Arts Center Director Since July 2017
Ms. Moddelmog has served as the President and Chief Executive Officer of the Woodruff Arts Center, a visual and performing arts center, since September 2020. From 2014 until June 2020, she served as the first female President and Chief Executive Officer of the Metro Atlanta Chamber, where she represented more than 15 Fortune 500 companies and the business community in the 9th largest metropolitan region in the United States. From 2010 to 2013, Ms. Moddelmog was the President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc., a quick service restaurant company. Prior to her tenure at Arby’s Restaurant Group, Inc., Ms. Moddelmog was President and Chief Executive Officer of Susan G. Komen for the Cure, a breast cancer organization, Chief Executive Officer of Catalytic Ventures, LLC, an entity she formed to invest and consult in multi-unit retail, and President of Church’s Chicken, a subsidiary of AFC Enterprises, Inc., a quick service restaurant company. Ms. Moddelmog has a Bachelor of Arts degree in English from Georgia Southern University and a Master of Arts degree in journalism and mass communications from the University of Georgia. Ms. Moddelmog currently serves on the board of directors of Corpay, Inc., where she has served since April 2017.
Summary of experiences, qualifications and skills considered in nominating Ms. Moddelmog:
•Leadership Experience: Strong leadership capabilities and insights, including from her services as President and Chief Executive Officer at the Woodruff Arts Center and the Metro Atlanta Chamber;
•QSR and Industry Expertise and Operational, Strategic and International Experience: Deep knowledge of the quick service restaurant industry and international, operational and strategic experience from her service with multiple global quick service restaurant chains; and
•Corporate Governance and Social Responsibility Expertise: Strong corporate governance and social responsibility expertise, including significant experience in human capital strategy, specifically inclusion, from her executive positions and board service to other public companies.

Director Nominee	Experiences and Qualifications
Scott Ostfeld Age – 49 Managing Partner and Portfolio Manager, JANA Partners Management, LP Director Since July 2025
Mr. Ostfeld has served as Managing Partner and Portfolio Manager of JANA Partners Management, LP, an investment management firm, since 2023 and 2012, respectively, and a Partner since 2009. Prior to joining JANA in 2006, Mr. Ostfeld worked at GSC Partners, an investment firm, where he focused on acquiring companies through the restructuring process and enhancing value as an equity owner. He was previously an investment banker at Credit Suisse First Boston Corporation, an investment banking and financial services firm. Mr. Ostfeld has a Bachelor of Arts degree from Columbia University, a Juris Doctor degree from Columbia Law School and a Master of Business Administration degree from Columbia Business School. Mr. Ostfeld currently serves on the board of directors of Mercury Systems, Inc., where he has served since July 2023. He previously served on the boards of directors of TreeHouse Foods, Inc. from April 2022 to February 2026, Conagra from 2019 to 2022, HD Supply Holdings Inc. from 2017 to 2020 and Team Health Holdings, Inc. from 2016 to 2017. Mr. Ostfeld serves on the non-profit board of Columbia University’s Richman Center for Business, Law, and Public Policy.
Summary of experiences, qualifications and skills considered in nominating Mr. Ostfeld:
•Leadership, Strategic and M&A Experience and CPG Expertise: Strong leadership, strategic and M&A capabilities and insights and CPG knowledge from his 20 plus years of experience investing in companies and driving shareholder value, including at consumer products companies;
•Financial Acumen and Risk & Compliance Oversight Expertise: Significant expertise in finance, capital markets and risk management; and
•Corporate Governance Expertise and Institutional Investor Perspective: Strong understanding of governance issues facing public companies and institutional investor perspectives from his investment management experience, legal background and board service to other public companies.

Director Nominee	Experiences and Qualifications
Norman Prestage Age – 61 Former Partner, Ernst & Young Director Since September 2024
Mr. Prestage served as a partner of Ernst & Young, a professional services firm, until his retirement in June 2024. He joined Ernst & Young in 1987 and during his career served as the global client service partner for large global public companies in the consumer products, foodservice, retail and risk management industries. Mr. Prestage was a member of the Ernst & Young Americas Global Accounts Partner Group, and he served on the Ernst & Young Global Consumer Products Advisory Board. He also served in various Ernst & Young leadership roles, including the Retail and Consumer Products Industry Leader for the Midwest, Arkansas Office Managing Partner, and Southwest Area Partner Forum. Mr. Prestage is a certified public accountant and has a Bachelor of Business Administration degree from the University of Notre Dame.
Summary of experiences, qualifications and skills considered in nominating Mr. Prestage:
•Leadership and International Experience: Strong leadership and extensive experience advising numerous global clients across a wide range of international market risks and M&A transactions in the consumer products, food service and retail industries, developed through his service at Ernst & Young;
•Financial Acumen and Risk & Compliance Oversight Expertise: Deep expertise in financial reporting, accounting, risk and compliance and internal controls and procedures from his experience as a partner at a large, global public accounting firm; and
•CPG Expertise: Strong understanding of industry trends, geopolitical risks and evolving customer preferences across numerous retail and consumer product categories from senior positions at Ernst & Young, including leading the Retail and Consumer Products Industry Group and service on its Global Consumer Products Advisory Board.

Director Nominee	Experiences and Qualifications
Michael J. Smith Age – 49 President and Chief Executive Officer, Lamb Weston Director Since January 2025
Mr. Smith has served as our President and Chief Executive Officer and a member of our Board since January 2025. Prior to that, he served as our Chief Operating Officer since May 2023, Senior Vice President and General Manager of Foodservice, Retail, Marketing and Innovation from April 2018 until May 2023 and Senior Vice President, Growth and Strategy from September 2016 until April 2018. Mr. Smith also served as Vice President and General Manager of Lamb Weston Retail from May 2011 to September 2016, Vice President and General Manager of Conagra’s Private Brands from March 2014 to February 2016, and Vice President of Global Marketing of Lamb Weston from July 2012 to March 2014. Prior to joining Conagra in 2007, Mr. Smith held various brand management roles at Dean Foods Company, a food and beverage company, and its WhiteWave division from May 2003 until December 2007. Mr. Smith has a Bachelor of Arts degree in Marketing Communications from Brigham Young University and a Master of Business Administration degree from Southern Methodist University.
Summary of experiences, qualifications and skills considered in nominating Mr. Smith:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities and insights, particularly with major commercial customers, acquired during his tenures as President and Chief Executive Officer, Chief Operating Officer and Senior Vice President, Growth and Strategy of Lamb Weston;
•Operational Experience: Deep knowledge of strategy and business development, operations, finance, marketing and commercial customer insights, supply chain management and sustainability; and
•CPG Expertise: Extensive expertise in enhancing consumer satisfaction during his tenure at Conagra and through his roles overseeing industry-relevant innovation and marketing strategies as a Foodservice and Retail segment leader of Lamb Weston.

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement. We conduct these advisory “say-on-pay” votes on an annual basis, and we expect the next say-on-pay vote to occur at our 2026 annual meeting of shareholders. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. At the same time, we structure our executive compensation program to focus on shareholders’ interests by incenting superior sustainable performance. Under these programs, we align pay and performance by basing a significant portion of our NEOs’ compensation on:
•achieving strategic and financial goals; and
•increasing shareholder value.
We also have strong compensation-related governance practices to protect our shareholders’ interests. You can find more information about these practices under “Board Committees and Membership—Compensation and Human Capital Committee” and “Compensation Discussion and Analysis.” These practices include the following:
•we have substantial stock ownership and share retention requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;
•our long-term incentive program is 100% equity-based;
•87% of our Chief Executive Officer’s target total compensation is at-risk incentive-based pay, of which about 68% is based on long-term performance;
•more than 99% of our Executive Chair's total compensation is at-risk incentive-based pay;
•on average, 74% of target compensation is at-risk incentive-based pay for our other NEOs;
•benefits payable in connection with a change in control require a "double trigger," and we do not pay any of the executive's tax liability (i.e., no gross-ups);
•we employ our U.S. executive officers “at will” without individual severance agreements or employment contracts;
•we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and executive incentive compensation recoupment (clawback) policies; and
•our policies prohibit hedging, pledging and short sales of Lamb Weston shares.
Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement for specific details about our executive compensation program. The Compensation Committee and the Board believe that our executive compensation program for our NEOs serves our shareholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that Lamb Weston’s shareholders approve, on an advisory basis, the compensation paid to Lamb Weston’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”
This “say-on-pay” vote is advisory. Therefore, it will not be binding on Lamb Weston, the Compensation Committee or the Board. However, the Board and Compensation Committee value our shareholders’ opinions and expect to consider the outcome of the vote, along with other relevant factors, when considering NEO compensation in the future.
The Board recommends a vote “FOR” the advisory approval of our NEOs’ compensation as disclosed in this Proxy Statement.

ITEM 3. APPROVAL OF THE LAMB WESTON HOLDINGS, INC.
2026 EQUITY AND INCENTIVE COMPENSATION PLAN
Overview
We are asking shareholders to approve the Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan (the “2026 Plan”) at the Annual Meeting (the date of such meeting, the “Effective Date”). The Board is recommending that the Company’s shareholders vote in favor of the 2026 Plan, which will succeed the Lamb Weston Holdings, Inc. 2016 Stock Plan, as amended or amended and restated from time to time (the “2016 Plan”). The 2016 Plan has shares remaining available for new awards as of the date of this Proxy Statement, but if the 2026 Plan is approved by our shareholders, no further grants will be made under the 2016 Plan. However, outstanding awards under the 2016 Plan will generally continue in effect in accordance with their terms.
The 2026 Plan will continue to afford our Compensation and Human Capital Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2026 Plan (the Compensation and Human Capital Committee or such other committee designated by the Board, as applicable, is referred to in this Item 3 as the “Committee”) the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among 2026 Plan participants.
Shareholder approval of the 2026 Plan would constitute approval, as of the Effective Date, of a maximum of 5,000,000 shares of common stock, par value $1.00 per share (“Common Stock”) available for awards under the 2026 Plan, less one share for every one share of Common Stock granted under the 2016 Plan after July 15, 2026 and prior to the Effective Date. The 5,000,000 shares are comprised of 1,845,722 shares available for grant under the 2016 Plan as of July 15, 2026 and 3,154,278 additional shares requested. Such amount is subject to adjustment, including under the 2026 Plan’s share counting rules. If the 2026 Plan is approved by our shareholders, no further grants will be made on or after the Effective Date under the 2016 Plan. If the 2026 Plan is not approved by our shareholders, then it will not become effective, no awards will be granted under the 2026 Plan, and the 2016 Plan will remain in effect in accordance with its terms until its term expires on November 8, 2026.
The actual text of the 2026 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2026 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Why We Believe You Should Vote for This Proposal
The 2026 Plan authorizes the Committee to provide cash awards and equity-based compensation in the forms described below for the purpose of providing 2026 Plan participants incentives and rewards for performance and/or service. Some of the key features of the 2026 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2026 Plan is critical to achieving this success. We would be at a significant competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.
As of July 15, 2026, 1,845,722 shares of Common Stock remained available for awards under the 2016 Plan (assuming maximum payout with respect to performance-based awards). If the 2026 Plan is not approved, it may be necessary to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better used for other purposes.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2016 Plan and the Lamb Weston Holdings, Inc. 2026 Inducement Stock Plan (the “Inducement Plan”, and together with the 2016 Plan, the “Existing Plans”), and the potential dilution associated with the 2026 Plan. Other than with respect to the new share request under the 2026 Plan, this information is as of July 15, 2026.
Share Reserve Information

Number of Stock Options/SARs Outstanding	4,704,753	(1)
-- Weighted Average Exercise Price of Outstanding Stock Options	$68.68
-- Weighted Average Exercise Term of Outstanding Stock Options	5.27 years
Number of Service-Based Restricted Shares/RSUs outstanding	1,609,511
Number of Performance Shares Outstanding (reserving at the Maximum)	516,890
Number of Shares Available under the 2016 Plan (after reserving Performance Shares at the Maximum)	1,845,722	(2)
Number of Shares Available under the Inducement Plan	49,988	(3)
Additional Share Request Under 2026 Plan Proposal (if approved)	3,154,278	(2)
Shares of Common Stock Outstanding	137,480,312
(1)    Includes 1,717,561 time-based stock options with exercise prices equal to the stock price on the grant date, and 2,987,192 premium-priced options with exercise prices that were 20% to 102% higher than the stock price on the grant date.
(2)    Shareholder approval of the 2026 Plan would constitute approval, as of the Effective Date, of a maximum of 5,000,000 shares of Common Stock available for awards under the 2026 Plan, less one share for every one share of Common Stock granted under the 2016 Plan after July 15, 2026 and prior to the Effective Date. The 5,000,000 shares are comprised of 1,845,722 shares available for grant under the 2016 Plan as of July 15, 2026 and 3,154,278 additional shares requested. Such amount is subject to adjustment, including under the 2026 Plan’s share counting rules. Upon approval of the 2026 Plan, no additional shares will be available under the 2016 Plan. If the 2026 Plan is not approved, the 2016 Plan will expire November 8, 2026. The available share reserve will be reduced by one share for every one share granted under the 2016 Plan after July 15, 2026 and prior to the Effective Date.
(3) On July 13, 2026, the Committee approved a reduction in the number of shares available for future grants under the Inducement Plan from 511,988 to 49,988.
Potential Dilution and Expected Duration
The Board recognizes the impact of dilution on our shareholders and has evaluated the proposed share increase carefully in the context of our need to attract and retain talented employees, executives and directors and to motivate and reward key personnel for achieving our business objectives and strategic priorities. The total fully-diluted overhang as of July 15, 2026 from the proposed 2026 Plan (if it had been in place as of that date) and the existing Inducement Plan, assuming that the entire available and proposed share reserve is granted would be 8.0%. Fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and shares of Common Stock outstanding, with all data effective as of July 15, 2026. The Board believes that the proposed share increase represents a reasonable amount of potential equity dilution to accommodate our long-term strategic priorities.
Based on the closing price on the New York Stock Exchange (“NYSE”) for our shares of Common Stock on July 15, 2026 of $45.55 per share, the aggregate market value as of July 15, 2026 of the 5,000,000 shares of Common Stock requested under the 2026 Plan was $227.75 million.

Share Usage and Burn Rate

	FY2024	FY2025	FY2026
Stock Options/SARs Granted	5,003	6,356	4,239,358	(1)
Weighted Average Exercise Price of Stock Options/SARs Granted	$81.25	$68.85	$67.30
Service-Based Restricted Shares/RSUs granted	377,162	640,481	1,224,124
Performance Shares Earned(2)	92,080	73,254	32,441		3-Year
Weighted Average Basic Shares of Common Stock Outstanding (mil.)	144.9	142.2	138.9		Average
Burn Rate	0.33%	0.51%	3.95%		1.60%
(1)1,252,166 of the stock options granted in fiscal 2026 have exercise prices equal to the stock price on the grant date, and 2,987,192 of the options granted in fiscal 2026 have exercise prices that were 20%-102% higher than the stock price on the grant date. All of the options granted in fiscal 2024 and 2025 have exercise prices equal to the stock price on the grant date.
(2)For reference, the number of performance shares granted at target in each of the last three fiscal years was: 116,929 in fiscal 2024, 221,953 in fiscal 2025, and 85,109 in fiscal 2026.
In determining the number of shares of Common Stock to request for approval under the 2026 Plan, our management team worked with the Committee and Frederic W. Cook & Co., Inc. to evaluate a number of factors, including our recent share usage, the total dilutive impact of the 2026 Plan, and criteria expected to be utilized by institutional investors and proxy advisory firms in evaluating our proposal for the 2026 Plan.
If the 2026 Plan is approved, we intend to utilize the shares of Common Stock authorized under the 2026 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares of Common Stock requested in connection with the approval of the 2026 Plan will last for about four years, based on our historic grant rates, the approximate current stock price, and an assumption that performance-based awards will vest at the target level. However, the actual duration of the share reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, the extent to which they provide for settlement in stock, and how the Company chooses to balance total compensation between cash and equity-based awards. As noted below, the administrator of the 2026 Plan retains full discretion under the 2026 Plan to determine the number and amount of awards to be granted under the 2026 Plan, subject to the terms of the 2026 Plan, and, other than certain director awards that will be made following the date of the 2026 Annual Meeting, future benefits that may be received by participants under the 2026 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical stock usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this proposal, shareholders should consider all the information in this proposal.
2026 Plan Highlights
Below are certain highlights of the 2026 Plan. These features of the 2026 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2026 Plan and shareholders’ interests, consistent with sound corporate governance practices:
•Reasonable 2026 Plan Limits. Subject to adjustment as described in the 2026 Plan and the 2026 Plan’s share counting rules, as of the Effective Date, a maximum of 5,000,000 shares of Common Stock, less one share for every one share of Common Stock granted under the 2016 Plan after July 15, 2026 and prior to the Effective Date, will be available for awards under the 2026 Plan. These shares may be either shares of original issuance or treasury shares or any combination thereof.

•Non-Liberal Share Recycling on Options/SARs. The following will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2026 Plan:
•Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option;
•Shares withheld by us, tendered or otherwise used to satisfy tax withholding in connection with the exercise of a stock option or settlement of a stock appreciation right (“SAR”);
•Shares subject to a stock-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise; and
•Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options.
•No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the 2026 Plan or in connection with a “change of control” (as defined below), the exercise price of outstanding options or SARs cannot be reduced, nor can “underwater” options or SARs be cancelled in exchange for cash or replaced with other awards or options or SARs with a lower exercise or base price, without stockholder approval under the 2026 Plan.
•Minimum Vesting Requirements. Awards granted under the 2026 Plan (other than cash-based awards) must have a vesting period of at least one year, subject to certain exceptions set forth in the 2026 Plan, including exceptions for (i) shares of Common Stock issued or transferred pursuant to awards granted under the 2026 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) additional awards granted by the Committee up to a maximum of five percent of the available share reserve authorized for issuance under the 2026 Plan.
•Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in the 2026 Plan, in no event will any non-employee director of the Company in any one fiscal year be granted awards under the 2026 Plan having an aggregate maximum value (measured at the grant date and calculating the value of any awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such director in respect of such director’s service as a member of the Board in such fiscal year in excess of $1,000,000 (or, for a non-executive chair of the Board, $2,000,000).
•Change of Control Definition. The 2026 Plan includes a non-liberal definition of “change of control,” which is described below.
•“Double-trigger” vesting. Awards granted under the 2026 Plan are subject to “double-trigger” vesting requirements in the event of a “change of control” of the Company, unless otherwise provided by the Committee. This means that vesting will accelerate only if, within two years after the change of control, the participant’s employment is terminated without “cause” or the participant resigns for “good reason.” If awards are not assumed, converted or substituted in connection with a change of control, vesting will accelerate upon the change of control as described in the 2026 Plan.
•Exercise Price Limitation. Except with respect to substitute awards, no stock options or SARs will be granted with an exercise price less than the fair market value of one share of Common Stock on the date of grant.
•No Dividends or Dividend Equivalents Will be Paid on Unvested Awards. Stock options and SARs granted under the 2026 Plan will not provide for dividends or dividend equivalents. Any dividends, dividend equivalents or other distributions on full value awards (such as restricted stock, restricted stock units (“RSUs”), performance shares, or other stock-based awards) will not be paid prior to the vesting of such awards.

•Clawback Policies Applicable to All Equity Awards. Under our compensation clawback policies, in the event we are required to prepare certain accounting restatements of our financial statements, we will recover the amount of any incentive-based compensation received by a covered executive, including each of our NEOs, during the three completed fiscal years prior to the date we are required to prepare the restatement that exceeds the amount that otherwise would have been received by the covered executive had it been determined based on the restated financial statements. In addition, if the Committee determines that an executive officer, including each of our NEOs, has engaged in certain conduct that is detrimental to us, including in connection with a restatement, the Committee may take action to recoup time-based and performance-based equity incentive awards and equity gains on such awards granted to such executive officer.
Summary of Other Material Terms of the 2026 Plan
The following description summarizes the material terms of the 2026 Plan. You should read carefully the full text of the 2026 Plan, which is set forth in Appendix A.
Administration and Delegation
The 2026 Plan is generally administered by the Committee. The Committee may delegate to any individual officer the authority to grant awards to participants other than himself or herself, and to determine the terms and conditions thereof; provided, that the officer cannot use this authority to grant awards to Section 16 officers, the resolution providing for such authorization sets forth the total number of shares of Common Stock that the officer may grant and such terms as required by applicable law, and the officer will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to such delegated authority.
Eligibility
The 2026 Plan authorizes the Committee to make awards to our and our subsidiaries’ employees, and to our non‑employee directors and certain qualifying consultants. Award recipients will be chosen by the Committee, in its discretion, from among individuals, who through the receipt of incentive awards, may be attracted, retained and motivated to contribute to our long‑term and other financial success. As of July 15, 2026, there were approximately 2,300 employees and 11 non‑employee directors of Lamb Weston eligible to participate in the 2026 Plan. The number of options and other awards, if any, that an individual will be entitled to receive under the 2026 Plan will be at the discretion of the Committee and therefore cannot be determined in advance, other than the annual awards granted to non-employee directors. The basis for participation in the 2026 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Authorized Shares
As of the Effective Date, the maximum number of shares available for awards under the 2026 Plan is 5,000,000, less one share for every one share of Common Stock granted under the 2016 Plan after July 15, 2026 and prior to the Effective Date. Such amount is subject to adjustment, including under the 2026 Plan’s share counting rules (described below). If the 2026 Plan is approved by our shareholders, no further grants will be made under the 2016 Plan on or after the Effective Date.
Share Counting
The aggregate number of shares available under the 2026 Plan will be reduced by one share of Common Stock for every one share subject to an award granted under the 2026 Plan.
If any award granted under the 2026 Plan (or, after July 15, 2026, an award previously granted under the 2016 Plan) is cancelled, terminated, forfeited, lapses, expires, becomes unexercisable or is settled for cash (in whole or in part), the shares subject to the award will, to the extent of such cancellation, termination, forfeiture, lapse, expiration, unexercisability or cash settlement, again be available under the 2026 Plan.
The 2026 Plan further provides that the following shares will not be added (or added back, as applicable) to the aggregate number of shares available under the 2026 Plan: (1) shares used to pay the exercise price of an outstanding award under the 2026 Plan or the 2016 Plan; (2) shares used to pay withholding taxes related to an outstanding option or SAR award under the 2026 Plan or the 2016 Plan; (3) shares subject to a SAR granted under the 2026 Plan or the 2016 Plan that are not actually issued or delivered as a result of the net share settlement of such SAR; and (4) shares reacquired by Lamb Weston on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2026 Plan or the 2016 Plan. However, shares tendered, withheld or otherwise used to satisfy a tax withholding obligation arising from an award other than a stock option or SAR granted under the 2026 Plan (or, after July 15, 2026, an award other than a stock option or SAR previously granted under the 2016 Plan) will again be available under the 2026 Plan; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the latest date of shareholder approval of the 2026 Plan if such recycling involves shares that have actually been issued by the Company.
Shares issued or transferred pursuant to awards granted under the 2026 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the 2026 Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2026 Plan, but will not count against the share limits under the 2026 Plan.
Incentive Stock Option Limit
Subject to adjustment as provided in the 2026 Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) will not exceed 5,000,000 shares of Common Stock.
Adjustments to Awards
The 2026 Plan requires that if there is a stock dividend, stock split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to shareholders, exchange or other similar corporate transaction or event (as described in the 2026 Plan), appropriate adjustments must be made by the Committee in the number and type of shares available for future issuance under the 2026 Plan and plan share limits and related provisions, in the number, prices and dollar value (as applicable) for all awards outstanding before the event, subject to certain limitations described in the 2026 Plan. Also, if one of these events or a change of control occurs, the Committee may provide in substitution for outstanding awards such alternative consideration (including cash) as it determines in good faith is appropriate, and the Committee may require in connection therewith the surrender of all replaced awards. In addition, for each stock option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event described in this paragraph, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such award. Except in connection with certain corporate transactions or events described in the paragraph above and other limited circumstances described in the 2026 Plan, in order to prohibit the repricing of “underwater” stock options and SARs, the exercise price of an outstanding stock option or SAR may not be reduced, and outstanding stock options and SARs may not be cancelled in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, without stockholder approval.
Types of Awards Under the 2026 Plan
Pursuant to the 2026 Plan, we may grant stock options (including “incentive stock options” as defined in Section 422 of the Code (“ISOs”)), SARs, restricted shares, RSUs, performance shares, cash incentive awards, and certain other awards based on or related to the shares.
Generally, each grant of an award under the 2026 Plan will be evidenced by an award agreement or agreements which will contain such terms and provisions as the Committee may determine, consistent with the 2026 Plan. A brief description of the types of awards which may be granted under the 2026 Plan is set forth below.
Stock Options. The Committee may grant nonqualified options and options qualifying as ISOs. Except with respect to adjustments or converted, assumed or substituted awards as described in the 2026 Plan, the option price of nonqualified stock options and ISOs will be not less than the fair market value of the shares on the date of grant. Options qualifying as ISOs will be required to meet certain requirements of the Code and only participants who are employees will be eligible to receive ISOs.
The 2026 Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of stock options, and to provide for automatic stock option exercises. These methods may include payment in cash, withholding shares otherwise issuable on exercise of the option or by delivering other shares.

Stock options may not be granted under the 2026 Plan in consideration for a participant’s delivery of shares as payment of the exercise price of or taxes due on any other stock option. No reload options are permitted.
The 2026 Plan requires that the Committee fix the term of each option, but the term may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable.
Stock Appreciation Rights. The 2026 Plan authorizes the Committee to grant SARs, which may be granted in conjunction with an option or separately from any option. Each SAR granted in tandem with an option can be exercised only to the extent that the corresponding option is exercised, and the SAR will terminate upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SARs granted separately from options can be granted on the terms and conditions established by the Committee. Except with respect to adjustments or converted, assumed or substituted awards as described in the 2026 Plan, the exercise price of SARs will be not less than the fair market value of the shares on the date of grant.
The 2026 Plan does not permit the term of a SAR to exceed ten years from the date of grant. The 2026 Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of a SAR, and to provide for automatic SAR exercises. No reload SARs are permitted.
Restricted Stock. The 2026 Plan authorizes the Committee to grant awards of restricted stock, with such restrictions on vesting as the Committee may determine. Restrictions can relate to, among other things, continued employment with us, individual performance or to our financial performance.
RSUs, Performance Shares and Other Stock‑Based Awards. The 2026 Plan authorizes the Committee to grant awards to participants that are denominated or payable in, valued in whole or in part by reference to, or are otherwise based on the fair market value of the shares (which we refer to as “other stock‑based awards”) on such terms as the Committee may determine. Such awards may include RSUs, which may be settled in shares or otherwise, and performance share awards, which are the subject of one or more performance goals or stock awards.
Cash Incentive Awards. The 2026 Plan authorizes the Committee to grant cash awards subject to performance goals that, if achieved, will result in payment or partial payment of the award.
Director Awards
The Board will approve awards, or formulae for awards, to non‑employee directors, subject to the individual director limit described above.
Change of Control
The 2026 Plan includes a definition of “change of control.” In general, a change of control means: (1) the members of the board of directors as of the effective date of the 2026 Plan (and/or their successors) no longer constitute a majority of the board of directors of the Company, subject to certain exceptions; (2) the Company consummates a merger or consolidation in which shareholders of the Company immediately prior to such transaction beneficially own, immediately following such transaction, securities of the Company (or such surviving or new corporation) having less than or equal to 50% of the voting power; (3) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the Company’s voting power; (4) a liquidation or dissolution of the Company; or (5) the sale of all or substantially all of the assets of the Company.
Except as may be otherwise prescribed by the Committee in an award agreement, if awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change of control, vesting will accelerate only if, within two years after the change of control, the participant’s employment is terminated without Cause or the participant resigns for Good Reason. In that event, outstanding options and SARs become fully exercisable, time-based vesting restrictions lapse, and performance-based awards vest at the greater of target performance and actual performance as of the termination date, if reasonably measurable.
If awards are not assumed, converted or substituted in connection with a change of control, outstanding options and SARs become fully exercisable, time-based vesting restrictions lapse, and performance-based awards vest at the greater of target performance and actual performance as of the change of control date, if reasonably measurable. Options and SARs thereafter continue or lapse in accordance with the other provisions of the 2026 Plan and the applicable award agreement.

Tax Withholding
The Committee may permit a participant to satisfy all withholding tax requirements through the delivery of previously‑acquired shares or by having shares otherwise issuable under the 2026 Plan withheld by us. Alternatively, participants must satisfy any tax withholding requirements by remitting cash or a check.
Clawback
Except as otherwise determined by the Committee, awards granted under the 2026 Plan will generally be subject to the terms and conditions of any applicable recoupment or clawback policy of Lamb Weston as may be in effect from time to time, including the clawback policy adopted by the Committee in May 2017, which generally requires the forfeiture or recoupment of time-vested and performance-vested awards for our executive officers under our incentive plans in the event of detrimental conduct by the executive officer or a material restatement of our financial statements resulting from the fraudulent or dishonest actions of the executive officer. Any award agreement may provide for the cancellation or forfeiture of an award or forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the company with respect to awards and the recovery of amounts relating thereto.
In addition, if the Committee determines that an executive officer, including each of our NEOs, has engaged in certain conduct that is detrimental to us, including in connection with a restatement, the Committee may take action to recoup time-based and performance-based equity incentive awards and equity gains on such awards granted to such executive officer.
Non-U.S. Participants
The Committee, in its sole discretion, shall have the power and authority to (a) determine which participants (if any) employed by the Company outside the United States are eligible to participate in the 2026 Plan, (b) modify the terms and conditions of any awards made to such participants, and (c) establish subplans and modified stock option exercise procedures and other award terms and procedures to the extent such actions may be necessary or advisable. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the 2026 Plan as then in effect unless the 2026 Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
Effective Date of the 2026 Plan
If approved by the Board and shareholders, the 2026 Plan will become effective on the date of the Annual Meeting. No grants will be made under the 2016 Plan on or after the date on which shareholders approve the 2026 Plan, provided that outstanding awards granted under the 2016 Plan will continue following such date in accordance with their terms.
Other Information
Except as permitted by the Committee, awards under the 2026 Plan are not transferable except by will or under the laws of descent and distribution. However, in no event will any award granted under the 2026 Plan be transferred for value.
The Board may terminate the 2026 Plan at any time (subject to certain limitations described in the 2026 Plan), but such termination will not affect any award then outstanding without written participant consent. Unless earlier terminated by action of the Board, awards may be granted under the 2026 Plan until the tenth anniversary of the effective date, but awards granted prior to that date will continue in effect until they expire in accordance with their original terms.
The Board may amend the 2026 Plan as it deems advisable, subject to certain limitations described in the 2026 Plan. Amendments that (1) materially modify the requirements for participation in the 2026 Plan, (2) increase the number of shares subject to issuance under the 2026 Plan, (3) change the minimum exercise price for stock options as provided in the 2026 Plan, or (4) extend the term of the 2026 Plan, must be submitted to shareholders for approval. Further, to the extent not inconsistent with the terms of the 2026 Plan, the Committee may amend the terms of an outstanding award from time to time in a manner that is not unfavorable to the participant without the consent of such participant.
As described in the 2026 Plan, under certain circumstances, the exercise period for stock options and SARs may be extended (but not past the expiration date for such award) until the second business day of the next “window period” under our securities trading policy. In addition, we are not required to issue any fractional shares under the 2026 Plan.
New Plan Benefits
No awards will be made under the 2026 Plan until after its effective date. It is generally not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2026 Plan because the grant and actual settlement of awards under the 2026 Plan will be subject to the discretion of the Committee. However, estimated awards that are anticipated to be made in fiscal 2027 to our non-employee directors under the 2026 Plan based on the current non-employee director compensation program are set forth in the table below.
Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan

Name and Position	Dollar Value ($)
Named Executive Officers:
Michael J. Smith, President and Chief Executive Officer	N/A
James D. Gray, Chief Financial Officer	N/A
Jan E.B. Craps, Executive Chair	N/A
Mark P.J.H. Schroeder, President, International	N/A
Sylvia J. Wilks, Chief Supply Chain Officer	N/A
Bernadette M. Madarieta, Former Chief Financial Officer	N/A
Executive Officers as a Group	N/A
Non-Executive Directors as a Group(1)	2,430,000
Non-Executive Officer Employees as a Group	N/A
(1)Estimated grant value for nine non-employee directors. Shares are computed by dividing the dollar value by the closing stock price on the grant date rounded down to the nearest share. Based on the closing price of the Common Stock on July 15, 2026 ($45.55), we estimate that these RSU awards will cover an aggregate of approximately 53,347 shares.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2026 Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2026 Plan participants, is not intended to be complete, does not describe United States federal taxes other than income taxes (such as Medicare and social security taxes), and does not describe tax consequences arising from state or local taxes in the United States or from taxes in any jurisdiction outside the United States.
Tax Consequences to Participants
Restricted stock: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance shares and cash incentive awards: No income generally will be recognized upon the grant of performance shares or cash incentive awards. Upon payment in respect of the earn-out of performance shares or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the date that such shares are transferred to the participant under the award.
Nonqualified stock options: In general:
•no income will be recognized by an optionee at the time a nonqualified stock option is granted;
•at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the amount of cash received and on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration With the SEC
Following approval of the 2026 Plan by shareholders, the Company intends to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2026 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2026 Plan by our shareholders.
Vote Required
Approval of the 2026 Plan by shareholders requires the favorable vote of a majority of votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not considered as votes cast.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” Item 3.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants, and rights under existing equity compensation plans as of our most recent fiscal year ended May 31, 2026.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (c)
Equity compensation plans approved by securityholders	5,232,703	$68.65	2,045,926
Equity compensation plans not approved by securityholders	1,488,012	$57.56	511,988	(d)
Total	6,720,715		2,557,914
_____________________________________________________
(a)Includes outstanding stock options, RSUs, and performance shares (assuming the target performance payout level) granted under the 2016 Plan and the Inducement Plan. This number also includes shares payable with respect to certain compensation deferred under the Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan and the Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan. The number of securities to be issued excludes options that were exercised but not settled with our stock transfer agent as of May 31, 2026.
(b)Weighted average exercise price of outstanding stock options only.
(c)Represents shares available for issuance under the 2016 Plan and the Inducement Plan.
(d)Represents shares available for issuance under the Inducement Plan as of May 31, 2026. As described above, on July 13, 2026, the Committee approved an amendment reducing the number of shares available for future grants under the Inducement Plan from 511,988 to 49,988.

ITEM 4. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
The Audit and Finance Committee (the “Audit Committee”) is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent auditors. KPMG LLP, a registered public accounting firm, has served as our independent auditors since 2016 and were appointed in connection with our separation from Conagra on November 9, 2016.
Review of Independent Auditors
The Audit Committee annually reviews the performance of the independent auditors and considers whether to reappoint the firm for the following year or appoint a different firm. In determining which firm to appoint as the Company’s independent auditors for fiscal 2027, the Audit Committee considered numerous factors, including:
•firm capabilities, approach and fees;
•firm tenure as our independent auditors;
•the quality of the work that KPMG LLP has performed for Lamb Weston and its communications with the Audit Committee and management;
•KPMG LLP’s qualifications and experience auditing companies of comparable size and complexity;
•KPMG LLP’s familiarity with our global business and operations, accounting policies and practices and internal control over financial reporting;
•the potential impacts to Lamb Weston from selecting a different independent auditor, including the significant time commitment and potential distraction of resources related to changing independent auditors; and
•firm independence.
In assessing the independence of Lamb Weston’s independent auditors, the Audit Committee considered factors including the nature and amount of non-audit fees and services that the firm provides to Lamb Weston. Also, in conjunction with the required rotation of the auditing firm’s lead engagement partner at least every five years, the Audit Committee and its Chairman are involved in the selection of the independent auditor’s lead engagement partner through a process that includes candidate interviews.
The Audit Committee discusses with the independent auditors the scope of and plans for the audit and is also responsible for the audit fees associated with the retention of the independent auditors. As part of determining what firm to appoint, the Audit Committee discussed audit fees and the audit process with KPMG LLP, including the audit scope, plan and staffing.
Selection of Independent Auditors
Following its review, the Audit Committee selected KPMG LLP as Lamb Weston’s independent auditors for fiscal 2027. The Audit Committee and the Board believe that the continued retention of KPMG LLP as the independent auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance practice, that shareholders ratify this selection.
The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for our shareholders’ rejection and may consider whether to retain KPMG LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Lamb Weston’s and our shareholders’ best interests.
We expect that representatives of KPMG LLP will be present at the Annual Meeting. The representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent auditors, including our pre-approval policies and KPMG LLP’s aggregate fees for fiscal 2025 and 2026, can be found below under “Board Committees and Membership—Audit and Finance Committee.”
The Board recommends a vote “FOR” the ratification of the selection of KPMG LLP as Lamb Weston’s independent auditors for fiscal 2027.

CORPORATE GOVERNANCE
We believe that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our corporate governance framework, including our key governance principles and practices, Board leadership structure and oversight functions.
Corporate Governance Principles
The Principles articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Principles annually and recommends any changes to the Board for its consideration.
Key Corporate Governance Practices
The Board is committed to performing its responsibilities in a manner consistent with sound corporate governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment and adopts governance practices as needed that support informed, competent and independent oversight on behalf of our shareholders. Our Principles provide a summary of these practices and are available on our website as described below under “—Corporate Governance Materials.” Highlights of our corporate governance practices include:
•Annual Election of Directors. To promote greater accountability to shareholders, all of our directors stand for election annually.
•Majority Voting in Uncontested Director Elections with a Director Resignation Policy. Our bylaws require that to be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.
•Proxy Access. Our bylaws permit shareholders to nominate directors through proxy access. Subject to certain terms and conditions set forth in our bylaws, any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Lamb Weston common stock continuously for at least three years, may nominate director candidates for inclusion in our proxy materials.
•Majority of Directors are Independent. The Board has determined that 11 of our 13 current directors have no material relationship with Lamb Weston and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in the Principles. Messrs. Craps and Smith are not deemed to be independent under NYSE rules due to their employment with Lamb Weston as Executive Chair and Chief Executive Officer, respectively.
•Independent Board Leadership. The Principles provide that the Board will appoint a Chairman. As described below under “—Board Leadership Structure,” the Chairman position is currently an Executive Chair position separate from the Chief Executive Officer position. In addition, the Principles provide that if the Chairman of the Board is not an independent director, the Board will select a lead director from the independent directors. Accordingly, we also have an independent Lead Director.
•Independent Board Committees and Committee Charters. Each of the Audit Committee, Compensation Committee and Governance Committee is comprised entirely of independent directors and operates under a written charter that has been approved by the full Board.
•Regularly-Scheduled Executive Sessions. The Board meets on a regularly-scheduled basis and holds an executive session without management present at every regularly-scheduled meeting. The Lead Director presides at the executive sessions of non-management directors.
•Board and Committee Evaluation Processes. Each of the Board, the Audit Committee, the Compensation Committee and the Governance Committee conducts a self-evaluation of its performance on an annual basis. For fiscal year 2026, the Governance Committee used a third-party advisor, experienced in corporate governance matters, to assist with the Board and committee evaluation process.

The Executive Chair and Lead Director jointly met with each individual director during which the director provided feedback on the Board and committees and responded to questions designed to elicit information to be used in improving Board and committee effectiveness. The independent third party attended the interviews. In addition, each director was asked to complete a written evaluation of the Board and the committees on which they serve. To protect anonymity and the integrity of the Board and committee evaluation process, directors submitted their completed evaluations directly to the third party. The third party summarized the responses and comments received during the director interviews and provided a report to the Executive Chair and Lead Director. The Executive Chair and Lead Director then presented the findings to the Governance Committee and the Board, followed by a review and discussion by the full Board. Each committee also discussed its respective evaluations.
•Stock Ownership Guidelines for Directors and Executive Officers. Directors and executive officers are subject to stock ownership guidelines.
◦All non-employee directors are expected to acquire and hold shares of Lamb Weston common stock during their tenure with a value of at least five times the annual board retainer (i.e., $500,000). Directors are expected to acquire these shares within five years following their first election to the Board. Until the required ownership level is achieved, a director may not sell Lamb Weston common stock, except to satisfy applicable tax obligations. In addition, if a director departs from the Board, the director may not sell the retention amount until six months after his or her date of departure from the Board. Ownership levels for our non-employee Board members are described under “Non-Employee Director Compensation—Director Stock Ownership Requirements” below.
◦Each executive officer is subject to stock ownership guidelines equal to a multiple of that person’s salary. Our Chief Executive Officer is required to own shares of our common stock having a value of at least six times his salary, and each of our other NEOs is required to own shares of our common stock having a value of at least two times his or her salary. Executive officers are expected to reach their respective ownership requirements within five years after appointment to the executive leadership team. Until the required stock ownership level is achieved, executive officers are required to retain 75% of net shares acquired upon vesting of equity awards, after taxes. See “Compensation Discussion and Analysis—What We Pay and Why—Other Elements of our Fiscal 2026 Executive Compensation Program” for a summary of the stock ownership of each NEO.
◦In addition to our stock ownership guidelines, our Executive Chair's compensation primarily consists of equity, in the form of stock options and RSUs. See "Compensation Discussion and Analysis" for more information about Mr. Craps's compensation. Further, in fiscal year 2026, all directors elected to receive their annual board retainers in RSUs in lieu of cash. See "Non-Employee Director Compensation" for more information.
•Special Meetings of the Board. Our bylaws allow the Executive Chair, Chief Executive Officer or a majority of the Board to call special meetings of the Board.
•Limits on Board Memberships. The Principles provide that a director who is also a Chief Executive Officer of a public company should not serve on more than one public company board, apart from their own. Other directors should not serve on the boards of directors of more than four public companies, including Lamb Weston’s Board. In addition, a member of the Audit Committee may not serve on the audit committees of more than two other public companies while they are serving on our Audit Committee. All of our directors are in compliance with this policy.
•Board Refreshment. As of July 24, 2026, the average tenure of our Board members was about 3 years. The Governance Committee reviews individual director evaluations annually in connection with re-nomination processes. No director may be nominated to a new term if he or she would be over age 75 at the time of the election, unless the Board believes that such nomination is in the shareholders’ best interests.
•Anti-Pledging/Hedging Policy. Our directors and executive officers, including our NEOs, are prohibited from pledging their shares of Lamb Weston stock or hedging their ownership of Lamb Weston stock, including by trading in publicly traded options, puts, calls or other derivative instruments related to Lamb Weston stock or debt.

•Clawback Policies. We have clawback policies that require the forfeiture or recoupment of awards for our executive officers under our incentive plans upon certain restatements (as required by NYSE listing standards and Section 10D of the Exchange Act) or in the event of detrimental conduct by the executive officer.
•Insider Trading Policy. We have adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by the Company and its subsidiaries, directors, officers and employees and other covered persons and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards.
Corporate Governance Materials
To learn more about our governance practices, you can access the following documents at https://investors.lambweston.com/corporate-governance/documents-charters. We will also provide copies of any of these documents to shareholders upon written request to the Corporate Secretary.
•Corporate Governance Principles
•Board Committee Charters
•Code of Conduct
•Code of Ethics for Senior Corporate Financial Officers
•Procedures for bringing concerns or complaints to the attention of the Audit Committee
•Procedures for communicating with the Board, the Executive Chair, our non-management directors as a group or the Lead Director
The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
Board Leadership Structure
Our current Board leadership structure consists of:
•separate Executive Chair and Chief Executive Officer roles;
•an independent Lead Director;
•all independent directors, except the Executive Chair and Chief Executive Officer;
•fully independent Board committees; and
•governance practices that promote independent leadership and oversight.
Separate Chairman and Chief Executive Officer
The Principles provide the Board flexibility in determining its leadership structure. The Board’s current leadership structure is designed to promote Board effectiveness and to appropriately allocate authority and responsibility between the Board and management. Currently, Jan E.B. Craps serves as Executive Chair of our Board and Michael J. Smith serves as our President and Chief Executive Officer. Mr. Craps joined the Company in February 2026 as Executive Chair. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is the optimal structure at this time as it provides the Company and the Board with strong leadership and oversight of management and allows the Chief Executive Officer to focus primarily on the management and operation of our business.
With separate Chairman and Chief Executive Officer roles, our Executive Chair can lead the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content and timely flow of information, engaging with the Chief Executive Officer and senior leadership team between Board meetings on business developments and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives. Our Executive Chair also presides over shareholder meetings, Board meetings and executive sessions of the directors, which occur during each regularly scheduled Board meeting, and has authority to call meetings of the directors. Meanwhile, our Chief Executive Officer can focus on overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization.

Mr. Craps's strong leadership, strategic capabilities, insights and international and operational experience at a multinational beverage company and his significant expertise in finance has provided him with unique capabilities and insight with respect to the Company’s business, which are brought to bear in the performance of his responsibilities as Executive Chair. Specifically, the primary responsibilities of our Executive Chair and Chief Executive Officer are as follows:

Executive Chair	Chief Executive Officer
Board leadership; preside over Board meetings and annual meeting of shareholders; establish agendas for Board and committee meetings; ensure overall effective corporate governance	Engage with the Executive Chair and senior management on strategic priorities
Lead the development of the Company's long-term strategy, including advising the Board on M&A and capital allocation	Oversee and direct business operations, with objective of enhancing long-term shareholder value
Regular engagement with the CEO to review business issues, results, strategy implementation and key projects	Execute the Company's current strategic plans and initiatives
CEO succession planning and performance evaluation	Develop Company annual operating plan and budget
Participation in quarterly business reviews and annual senior leadership meetings; market visits with members of senior management	Lead monthly and quarterly business reviews for each business unit
Mentor senior leadership team including business unit Presidents	Mentor senior leadership; oversee talent management and development, performance reviews and employee engagement
Develop Company's "equity story;" support investor relations and Company external communications; participate in meetings with investors	Participate in investor, media and corporate affairs engagement opportunities
Because the Chairman role is currently an executive role, an independent director, Bradley A. Alford, serves as Lead Director. As described below, we believe that our governance practices ensure that skilled and experienced independent directors provide independent leadership.
The Board periodically evaluates its leadership structure and determines the most appropriate structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the current composition of the Board, the policies and practices in place to provide independent Board oversight of management, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices.
Independent Director Leadership and Oversight
The Board believes that independent Board leadership and oversight are very important. Therefore, it established the role of independent Lead Director for times when the Chairman of the Board is not an independent director. The independent directors annually select the Lead Director for a one‑year term. The Board created the Lead Director position to provide independent leadership of the Board’s affairs on behalf of shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Executive Chair and the other independent directors.
Under the Principles, the Lead Director has the following duties and responsibilities:
•serving as liaison between the independent directors and the Executive Chair;
•developing agendas for and presiding over executive sessions of the independent directors;
•calling meetings of the independent directors;

•reporting the results of the executive sessions to the Executive Chair and Chief Executive Officer;
•consulting with the Executive Chair and Chief Executive Officer on, and approving, Board agendas;
•being available for consultation and direct communication with the Company’s major shareholders; and
•performing such other duties as the Board may from time to time delegate to the Lead Director.
The Board appointed Mr. Alford as our Lead Director in February 2026 when Mr. Craps joined the Company. Before that, Mr. Alford served as our Chairman of the Board since July 2025. The Board believes that Mr. Alford is an effective Lead Director due to his independence, leadership, global operating experience, corporate governance experience and institutional investor perspective skills.
Director Independence
The Board has determined that 11 of our 13 current directors have no material relationships with Lamb Weston and are independent within the meaning of applicable independence standards. Messrs. Craps and Smith are not independent since they are Lamb Weston employees. In addition, there is no family relationship between any director or executive officer of the Company.
The Principles require that a majority of the directors meet the NYSE independence standards. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no material relationship with Lamb Weston. In making its independence determinations, the Board has established categorical independence standards, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Lamb Weston or the independent auditors. These standards are generally consistent with the NYSE’s independence standards and are included in the Principles.
In addition to satisfying our independence standards, each member of the Audit Committee of the Board must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Lamb Weston. Each member of the Audit Committee satisfies this additional independence requirement.
Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Compensation Committee of the Board. These rules require consideration of the source of the Compensation Committee member’s compensation, including any consulting, advisory or other compensatory fees paid to the Compensation Committee member, and the Compensation Committee member’s affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the Compensation Committee satisfies these additional independence requirements.
Oversight of Risk Management
Our senior leadership is responsible for identifying, assessing and managing our exposure to risk. A component of this work is performed through a management-led Risk Oversight Committee, chaired by our Chief Financial Officer. In addition, we annually update Lamb Weston’s enterprise risk management (“ERM”) assessment through surveys and discussions with senior management, across functional areas and business units, and the Board. From time to time, the assessment may also include consultation with outside advisors and experts. The Company’s ERM program is designed to identify, assess and prioritize the Company’s risk exposures across various time frames, from the short-term to the long-term. The ERM assessment evaluates identified risks based on their potential magnitude, likelihood and immediacy and reported to management. For certain key risks, management risk response plans, whether current or planned, are evaluated and updated as necessary to mitigate and manage identified risks. The management risk response plans address drivers that impact the identified risks and responsibility is assigned to certain members of senior management to implement the plans. Annually, our head of internal audit reviews the ERM assessment, including the methodology and approach used to identify, assess and manage risks, and discusses the key risks identified in the ERM process with the Board, soliciting input from directors on the steps taken to mitigate risks and plans for additional mitigation in the year ahead. In addition, the status of the management risk responses is tracked and reported semiannually either to the Audit Committee or to the full Board.

The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. In performing this function, each Board committee has full access to management and may engage independent advisors. The Board and its committees perform this oversight through the following mechanisms:
•Board Discussion. Throughout the year, specific Board meetings are set aside for a discussion of our strategic plan, capital allocation, succession plans, annual ERM assessment and the risks and opportunities we face. Further, the Board regularly discusses our business segments and significant functions, including our supply chain operations. These presentations include a discussion of the business, capital expenditures and project updates, and regulatory, operational and other risks associated with planned strategies and tactics. The Board also receives regular legal, compliance, food safety and quality, environmental, health and safety and regulatory updates from our General Counsel and Chief Compliance Officer. In addition, between regularly scheduled meetings, our Chief Executive Officer provides monthly updates on our business to the full Board and conducts regular meetings with the Executive Chair, as well as informal calls with individual directors. Our Executive Chair also conducts regular calls with our Lead Director, as well as informal calls with individual directors. Other members of management also update the Board on a periodic basis between formal meetings.
•Audit Committee Oversight. Our Audit Committee provides oversight for management’s handling of our financial and operational risks. The Audit Committee’s charter requires it to review our policies on risk assessment and risk management, which includes discussing our processes for identifying and managing enterprise-wide risks facing Lamb Weston, including, but not limited to, financial risks (such as derivative and treasury risks) and operational risks. The Audit Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our internal audit function and holding regular executive sessions separately with our Chief Financial Officer, Controller, head of internal audit and independent auditors. As discussed above, our head of internal audit also annually reviews the status of the ERM management risk responses with the Audit Committee. In addition, the Audit Committee reviews with our Chief Information Officer, on an annual basis, our global information technology structure and strategic efforts to protect, optimize and support the growth of the Company. Further, our Chief Information Officer and head of Information Security regularly update the Audit Committee on the Company's cybersecurity programs, policies and practices as warranted, including review of the state of the Company's cybersecurity programs and risks, emerging cybersecurity developments, threats and vulnerability and the Company's strategy and key cybersecurity initiatives designed to improve the Company's risk posture. The Audit Committee also receives regular updates on our capital investment projects and share repurchase program. The Chair of the Audit Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
•Compensation Committee Oversight. The Compensation Committee reviews the Company’s leadership development activities to ensure appropriate succession planning occurs and reviews the relationship between the Company’s compensation programs and risks. The Compensation Committee also regularly reviews the Company’s human capital management, including talent acquisition, development, retention and inclusion. The Chair of the Compensation Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
•Governance Committee Oversight. The Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks and key public affairs matters and oversees the Company’s policies and programs related to sustainability strategy. While the Board annually reviews the Company’s sustainability report, the Governance Committee regularly reviews updates on the Company’s performance against its sustainability strategy and related targets, which include carbon emissions and water stewardship, and oversees risks related to these matters. The Governance Committee also annually reviews updates on our charitable foundation, community involvement and government affairs matters. The Chair of the Governance Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and full Board level.

Meeting Attendance
We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 7 meetings in fiscal 2026. During the period in which he or she served, each director attended at least 75% of all meetings of the Board and the committees on which he or she served during fiscal 2026. All directors serving at the time of our 2025 annual meeting of shareholders attended such meeting.
Code of Conduct and Code of Ethics for Senior Corporate Financial Officers
We have a written Code of Conduct that applies to members of our Board and employees. The Code of Conduct is designed to reinforce our commitment to high ethical standards and to promote:
•accountability and responsibility for making good decisions and for the outcomes of those decisions;
•responsibility to one another by treating all with dignity and respect;
•responsibility to the public and our shareholders by taking responsibility for our actions;
•responsibility to our business partners by treating our business partners as equals in the quest for high business conduct standards; and
•responsibility to governments and the law by complying with applicable legal and regulatory standards.
The Code of Conduct reflects our values and contains important rules our directors and employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.
Additionally, we have a written Code of Ethics for Senior Corporate Financial Officers (the “Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer and Controller, who are also subject to the provisions of our Code of Conduct. Under the Code of Ethics, these senior corporate officers are required to, among other matters:
•act with honesty and integrity;
•ethically handle any actual or apparent conflicts of interest between personal and professional relationships;
•disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest;
•provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that Lamb Weston files with, or submits to, the SEC and in other public communications made by Lamb Weston;
•use, or cause to be used, all corporate assets entrusted to such officer in a responsible manner and in the best interests of Lamb Weston; and
•promptly report any violations of the Code of Ethics to the Audit Committee and promote the prompt reporting of violations of the Company’s Code of Conduct to the persons identified in that code.
We will disclose in the Corporate Governance section of our website any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

Stakeholder Engagement and Communications with the Board
We engage with our shareholders throughout the year, seeking their input and views on various matters. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our shareholders and allow us to effectively address them. During fiscal 2026 and thus far in fiscal 2027, management engaged with shareholders representing over 40% of our shares outstanding. In addition, we reached out to most of our top 30 institutional investors to solicit input on key matters ahead of the Annual Meeting. Discussions with our shareholders included Lamb Weston management, investor relations and, in certain instances, representatives of the Board. We discussed a wide range of topics, including the Company’s performance and strategy, industry dynamics, Board structure, executive appointments and management succession planning, capital deployment, executive compensation, Board risk oversight and governance and human capital, climate and other sustainability matters. These discussions were productive, and we appreciate that our shareholders took the time to share their perspectives and questions with us. Management also regularly attends investor conferences and holds one-on-one and group meetings and calls with investors. The Board values our shareholders’ perspectives, and the feedback we received during these conversations was shared with the Board, the Compensation Committee and the Governance Committee, and continues to inform our policies and practices. See also "Compensation Discussion and Analysis—Overview—2025 Say-on-Pay Vote and Shareholder Engagement." In addition to our shareholders, we regularly engage with our employees, customers, growers, suppliers and communities where we do business.
Interested parties may communicate with the members of the Board, our Lead Director, our non-management directors as a group or the Executive Chair by writing to: Lamb Weston Holdings, Inc. Board of Directors, c/o Corporate Secretary, Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. All communications will be reviewed by the Corporate Secretary, and by internal audit as appropriate, and be reported to the Executive Chair. However, the Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Lamb Weston or our business or inappropriate communications.
Review of Transactions with Related Persons
The Board has adopted a written policy regarding the review, approval or ratification of transactions with related persons, or “related party transactions.” A related party transaction is one in which Lamb Weston is a participant, the amount involved exceeds $120,000 and any “related party” has or will have a direct or indirect material interest. In general, “related parties” include our directors, director nominees, executive officers and 5% shareholders and their immediate family members. Under this policy, all related party transactions must be reviewed and pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, the Chair of the Audit Committee may review and approve the related party transaction, and the approval must be reported and ratified by the Audit Committee at its next regular scheduled meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to Lamb Weston and the extent of the related party’s interest in the transaction. No director may participate in any approval of a related party transaction in which he or she is involved. The Audit Committee, on at least an annual basis, reviews and assesses any ongoing related party transactions to determine whether the relationships remain appropriate. The Audit Committee also reports its actions with respect to any related party transaction to the full Board. There were no related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K since the beginning of the Company’s most recent fiscal year.

BOARD COMMITTEES AND MEMBERSHIP
Committee Membership
The Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board has three standing committees: Audit, Compensation and Governance. The Board has a written charter for each committee. The charters set forth each committee’s roles and responsibilities. All committee charters are available on our website as discussed above under “Corporate Governance—Corporate Governance Materials.” The following table lists the current committee membership and the number of meetings held by each committee in fiscal 2026.

	Audit	Compensation	Governance
Bradley A. Alford			X
Peter J. Bensen		Chair
Robert J. Coviello			X
André J. Hawaux	X
Ruth Kimmelshue		X
Lawrence E. Kurzius		X	X
Paul T. Maass	X
Timothy R. McLevish	X
Hala G. Moddelmog			Chair
Scott Ostfeld		X
Norman Prestage	Chair
Meetings in FY 2026	7	8	4
Audit and Finance Committee
The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NYSE, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is “financially literate” within the meaning of NYSE rules and that Messrs. Hawaux, Maass, McLevish and Prestage are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in fiscal 2026 from us other than compensation for service as a director.
Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, audits of our financial statements and the appointment and retention of our independent auditors. The Audit Committee, among other duties:
•oversees the integrity of our financial statements and financial reporting processes and reviews our annual and quarterly SEC filings and earnings releases;
•receives reports on critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes;
•reviews any critical audit matter identified in the independent auditor’s report;
•appoints and retains our independent auditor, reviews the independent auditor’s compensation, reviews the qualifications, independence and performance of the independent auditor and lead audit partner and pre-approves audit and non-audit services performed by the independent auditor;
•reviews and approves the appointment, replacement and compensation of our senior internal audit executive and oversees the performance of the senior internal audit executive and internal audit function;

•reviews the Company’s policies on risk assessment and risk management and reports from management with respect to significant enterprise-wide risks facing the Company, including, but not limited to financial risks and operational risks;
•reviews our financial condition, including matters such as liquidity, debt levels, credit ratings and interest rate exposure, capital structure and long-term financing strategy;
•reviews our dividend and share repurchase policies and capital expenditures;
•reviews our information technology strategy and cybersecurity processes; and
•reviews our compliance with legal and regulatory requirements and our codes of conduct and ethics programs.
The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. Any person who has a complaint or concern about our accounting, internal accounting controls or auditing matters may communicate such complaints or concerns to the Audit Committee, which communications may be confidential or anonymous and may be submitted in writing to: Audit and Finance Committee, Lamb Weston Holdings, Inc., c/o Corporate Secretary, 599 S. Rivershore Lane, Eagle, Idaho 83616. All complaints and concerns will be reviewed by our head of internal audit, and by legal counsel and the Corporate Secretary, as appropriate. The status of all outstanding complaints or concerns will be reported at each meeting of the Audit Committee.

Audit and Finance Committee Report for the Year Ended May 31, 2026
The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements and financial reporting processes of the Company, (2) the qualifications, independence and performance of the Company’s independent auditor and internal audit department and (3) compliance by the Company with legal and regulatory requirements, and the Company’s codes of conduct and ethics programs. The Audit Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.
Management has primary responsibility for Lamb Weston’s financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board.
The Audit Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company; (2) any critical audit matter identified in the independent auditor’s report; (3) material written communications between the independent auditor and management; (4) the independent auditor’s internal quality-control procedures; (5) significant changes in the Company’s selection or application of accounting principles; and (6) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Audit Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit Committee in its functions.
During the last fiscal year, the Audit Committee met and held discussions with representatives of Lamb Weston’s management, its internal audit staff and KPMG LLP, Lamb Weston’s independent auditor. Representatives of financial management, the internal audit staff and the independent auditor have unrestricted access to the Audit Committee and regularly meet privately with the Audit Committee. The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026.
The Audit Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee, as well as by SEC regulations. The Audit Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG LLP’s independence from Lamb Weston, including those of the PCAOB. The Audit Committee also considered whether the provision of non-audit services provided by KPMG LLP to the Company during fiscal 2026 was compatible with the auditor’s independence.
Based on these reviews and discussions and the report of the independent auditor, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Lamb Weston’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026, which was filed with the SEC on July 24, 2026.
Audit and Finance Committee:
Norman Prestage, Chair
André J. Hawaux
Paul T. Maass
Timothy R. McLevish

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The requests detail the particular service or category of service that the independent auditor will perform, as well as pre-approved spending limits. The Audit Committee reviews these requests and advises management and the independent auditor if the Audit Committee pre-approves the engagement of the independent auditor for such projects and services. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or the Chair of the Audit Committee, provided that any such pre-approvals are reported and ratified at the next Audit Committee meeting. During fiscal 2026, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditor. In addition, the Audit Committee has considered whether the services provided by KPMG LLP, other than audit services, are compatible with maintaining that firm’s independence and has concluded that KPMG LLP is independent.
Independent Auditors’ Fees
Aggregate fees for professional services rendered by our independent auditor, KPMG LLP, for fiscal years 2026 and 2025 are set forth in the table below.

	2026	2025
Audit Fees	$4,664,854	$5,250,358
Audit-Related Fees	3,700	11,150
Tax Fees	210,692	202,991
All Other Fees	—	—
Total	$4,879,246	$5,464,499
•“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and (b) the reviews of our unaudited consolidated interim financial statements (quarterly financial statements).
•“Audit-Related Fees” include professional services in connection with certain transactions.
•“Tax Fees” include tax consultation and tax compliance services.
•All fees above include out-of-pocket expenses.
Compensation and Human Capital Committee
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during fiscal 2026 are independent within the meaning of the NYSE listing standards. No member of the Compensation Committee is a current, or during fiscal 2026 was a former, officer or employee of Lamb Weston or any of our subsidiaries. During fiscal 2026, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions (for a description of our policy on related party transactions, see “Corporate Governance—Review of Transactions with Related Persons” in this Proxy Statement). During fiscal 2026, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Responsibilities
The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:
•establishing and overseeing implementation of a total rewards philosophy for our executive officers;
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, together with the other independent directors, at least annually evaluating the Chief Executive Officer’s performance in light of these goals and objectives;
•reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chair and, together with the other independent directors, at least annually evaluating the Executive Chair's performance in light of these goals and objectives;
•reviewing and approving all compensation of our executive officers and equity awards of all officers subject to Section 16 of the Exchange Act;
•approving all grants of equity-based awards and determining the terms and conditions of those awards;
•reviewing directly, or with the full Board, succession plans for all executive officer positions;
•reviewing and overseeing matters related to human capital management, including talent acquisition, development, retention, and inclusion;
•reviewing whether the Company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the Company;
•establishing and monitoring compliance with stock ownership guidelines for our executive officers;
•reviewing and approving the implementation and execution of the Company’s clawback policies that allow Lamb Weston to recoup compensation paid to executive officers;
•reviewing and recommending to the Board compensation of non-employee directors, including stock ownership guidelines; and
•retaining and terminating consultants or outside advisors for the Compensation Committee and approving any such consultant’s or advisor’s fees and other terms of engagement, including determinations regarding any conflicts of interest with such consultants or advisors.
The Compensation Committee may delegate its responsibilities to subcommittees comprised of one or more committee members or to selected members of management, subject to requirements of our bylaws and applicable laws, regulations and the terms of our stock plan.
Compensation Consultant to the Compensation Committee
The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives.
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant. During fiscal 2026, F.W. Cook provided the Compensation Committee advice and services, including:
•regularly participating in Compensation Committee meetings including executive sessions that exclude management;
•consulting with the Compensation Committee Chair and being available to consult with other committee members between committee meetings;
•providing competitive market information for executive positions and evaluating how the compensation we pay the NEOs (as described under “Compensation Discussion and Analysis”) relates both to Lamb Weston’s performance and to how the competitive market compensates executives;

•analyzing “best practices” and providing advice about the design of the annual and long-term incentive plans, including selecting performance metrics;
•advising on the composition of competitive market information for benchmarking pay and performance;
•assisting the Compensation Committee with evaluating the key terms of the proposed 2026 Plan;
•updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and
•assessing and recommending non-employee director compensation.
For the year ended May 31, 2026, F.W. Cook provided no services to Lamb Weston other than consulting services to the Compensation Committee regarding executive and non-employee director compensation. At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that F.W. Cook provides to it on executive and non-employee director compensation. The Compensation Committee considered the specific independence factors adopted by the SEC and NYSE and determined that F.W. Cook is independent and F.W. Cook’s work did not raise any conflicts of interest.
Analysis of Risk in the Compensation Architecture
In 2026, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described under “Compensation Discussion and Analysis,” we design our compensation to incent executives and other employees to achieve the Company’s financial and strategic goals that promote long-term shareholder returns. Our compensation design does not encourage our executives and other employees to take excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:
•using both short-term and long-term incentive compensation so that executives do not focus solely on short-term performance;
•weighting executive compensation heavily toward long-term incentives to encourage sustainable shareholder value and accountability for long-term results;
•using multiple relevant performance measures in our incentive plans, so that executives do not place undue importance on one measure which could distort the results that we want to incent;
•capping the amount of incentives that may be awarded or granted;
•retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;
•requiring our top executives to hold a significant amount of common stock and prohibiting them from hedging, pledging or engaging in short sales of their common stock;
•not using employment contracts, unless required by local law; and
•not paying severance benefits on change of control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.
F.W. Cook also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below. In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Lamb Weston.
Nominating and Corporate Governance Committee
The Board has determined that all of the Governance Committee members are independent within the meaning of the NYSE listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:
•identifying qualified candidates for membership on the Board;
•proposing a slate of directors for election by the shareholders at each annual meeting;
•proposing to the Board candidates to fill vacancies;

•considering and making recommendations to the Board concerning the appropriate size, functions and policies of the Board;
•recommending to the Board the structure, size, membership and functions of the various committees of the Board;
•recommending to the Board corporate governance principles for the Company;
•assessing the independence of Board members;
•overseeing the annual evaluation of the Board; and
•overseeing the policies and programs related to the Company’s sustainability strategy.
The Governance Committee considers Board candidates suggested by Board members, management and shareholders. The Governance Committee will consider any candidate a shareholder properly presents for election to the Board in accordance with the procedures set forth in our bylaws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a shareholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Item 1. Election of Directors—Director Nomination and Qualification,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a shareholder, our Corporate Secretary will notify that shareholder whether the Board decided to appoint or nominate the candidate. For a description of how shareholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2027 Annual Meeting of Shareholders” in this Proxy Statement.
If a potential candidate is identified, the Governance Committee will determine whether to conduct a full evaluation of the candidate. This determination is based on whether additional Board members are necessary or desirable. It is also based on whether, in light of the information provided or otherwise available to the Governance Committee, the prospective nominee is likely to satisfy the director qualifications and other factors described above under “Item 1. Election of Directors—Director Nomination and Qualification.” If the Governance Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The Governance Committee may also elect to interview a candidate. After completing its evaluation process, the Governance Committee makes a recommendation to the full Board.
Ability of Shareholders to Nominate Directors via Proxy Access or Advance Notice
Shareholders wishing to submit candidates for election as directors must notify our Corporate Secretary in writing by delivering or mailing a notice to our principal executive offices at 599 S. Rivershore Lane, Eagle, Idaho 83616. Such submissions must comply with the requirements set forth in our bylaws, including advance notice procedures.
If a shareholder or group of shareholders wishes to nominate a candidate directly, they may also do so in accordance with the provisions set forth in our bylaws. Specifically, our bylaws permit any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Lamb Weston common stock continuously for at least three years, to nominate director candidates for inclusion in our proxy materials. A shareholder or shareholders, as applicable, can nominate up to the greater of:
•20% of the total number of directors on the Board, rounding down to the nearest whole number, and
•two directors,
all in accordance with the requirements set forth more fully in our bylaws.
Under our bylaws, requests to include shareholder-nominated candidates for director in our proxy materials through this process must be received no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date on which our definitive proxy statement for the prior year’s annual meeting of shareholders was first released to our shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION
We use a combination of cash and equity-based incentive compensation to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. With its independent compensation consultant’s assistance, the Compensation Committee annually benchmarks director compensation against an industry peer group and considers the appropriateness of the form and amount of director compensation and the time commitment and skill level required to serve on the Board. The Compensation Committee recommends the non-employee director compensation program to the full Board for approval.
In addition, our 2016 Plan limits the maximum fair market value of stock awards to be granted to a non-employee director, taken together with any cash fees payable to him or her, at $600,000 in any fiscal year. All compensation paid in fiscal 2026 to non-employee directors was significantly below this amount. See “—2026 Non-Employee Director Compensation Table” below for specific values.
A Lamb Weston employee who also serves as a director does not receive any additional compensation for serving as a director. Currently, Jan E.B. Craps, our Executive Chair, and Michael J. Smith, our President and Chief Executive Officer, are the only directors who are employees. Compensation information for Messrs. Craps and Smith is included under “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement.
Summary of 2026 Compensation Elements
The table below summarizes the cash and equity compensation elements in place for our non-employee directors during fiscal 2026.

Annual Compensation Elements(1)	Amount ($)
Annual Board Service Retainer(2)	100,000
Non-Executive Chairman Retainer(3)	150,000
Audit Committee Chair Cash Retainer	25,000
Compensation Committee Chair Cash Retainer	20,000
Governance Committee Chair Cash Retainer	15,000
Annual Equity Retainer	170,000
(1)If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the actual number of days of service and the annual equity grant value based on the number of months remaining until the next annual equity grant.
(2)In fiscal 2026, the annual board service retainer was paid in RSUs granted on the same date as the annual equity retainer. These RSUs vest on the earlier of the (a) one-year anniversary of grant or (b) next annual meeting of shareholders. In prior fiscal years, the annual board service retainer was paid in cash on a quarterly basis.
(3)The non-executive Chairman retainer was paid 50% in the form of stock options and 50% in the form of RSUs, granted at the same time as the directors’ annual stock award. The number of stock options awarded was determined by dividing $75,000 by the Black-Scholes value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Lamb Weston shares on the grant date, and the number of RSUs was determined by dividing $75,000 by the closing stock price of our common stock on the NYSE on the date of grant, rounded down to the nearest share.
We pay our non-employee directors their cash retainers quarterly. Non-employee directors can defer all or a portion of their cash retainers into an interest-bearing account, Lamb Weston common stock account or other investments that track investments that are permitted by Lamb Weston’s Employee Benefits Investment Committee pursuant to the Lamb Weston Directors’ Deferred Compensation Plan. This program does not provide above-market earnings (as defined by SEC rules).
Non-employee directors also receive an annual stock award in the form of RSUs, granted on the date of the annual meeting of shareholders. In fiscal 2026, the number of RSUs granted to each director was determined by dividing the equity grant value ($270,000, which is the sum of the $100,000 annual board service retainer and the $170,000 annual equity retainer) by the closing stock price of our common stock on the NYSE on the date of grant, rounded down to the nearest share. The RSUs vest on the earlier of the next annual meeting of shareholders or the one-year anniversary of the date of grant, subject to continued service until the vesting date. If the non-employee director’s service terminates prior to the vesting date (i) as a result of his or her death or disability, the RSUs will vest in full and (ii) for any reason other than death or disability, a pro rata portion of the RSUs will vest. Dividend equivalents accrue on the RSUs at the regular common stock dividend rate in additional RSUs. Non-employee directors may also defer receipt of their stock compensation under the Lamb Weston Directors’ Deferred Compensation Plan.
Beginning in September 2026, the Board has approved an additional retainer of $40,000 for the Lead Director. Because we no longer have a non-executive Chairman, that additional retainer will not be paid for fiscal 2027. In addition, if the 2026 Plan is approved, it will contain a limit on the maximum fair market value of stock awards to be granted to a non-employee director, taken together with any cash fees payable to him or her, in any fiscal year, of $1,000,000 (or, for a non-executive chair of the Board, $2,000,000).
Director Stock Ownership Requirements
To further align our non-employee directors’ and our shareholders’ interests, the Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors are expected to hold shares of Lamb Weston common stock in an amount equal to five times the annual board retainer (currently $500,000). All directors must acquire this ownership level within five years after joining the Board. Directors may not sell Lamb Weston common stock until such time as the director has achieved the retention amount (except to satisfy applicable tax obligations). If a director holds the retention amount, the director may elect to sell any shares above that amount upon vesting. If a director departs from the Board, the director may not sell the retention amount until six months after his or her date of departure from the Board. All of our current directors who have served for five years or more meet the stock ownership requirements.
2026 Non-Employee Director Compensation Table
The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors during fiscal 2026.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total(5) ($)
Bradley A. Alford(6)	—	431,178	93,720	5,000	529,898
Peter J. Bensen	46,044	269,998	—	5,000	321,042
Charles A. Blixt(7)	28,750	—	—	—	28,750
Robert J. Coviello	33,516	269,998	—	5,000	308,514
Rita Fisher(8)	33,516	—	—	—	33,516
André J. Hawaux	54,690	269,998	—	—	324,688
W.G. Jurgensen(7)	25,000	—	—	—	25,000
Ruth Kimmelshue	—	337,492	—	—	337,492
Lawrence E. Kurzius	—	337,492	—	5,000	342,492
Paul T. Maass	—	337,492	—	5,000	342,492
Timothy R. McLevish	—	337,492	—	—	337,492
Hala G. Moddelmog	42,912	269,998	—	—	312,910
Robert A. Niblock(7)	25,000	—	—	5,000	30,000
Scott Ostfeld	—	337,492	—	5,000	342,492
Norman Prestage	37,343	269,998	—	5,000	312,341
Maria Renna Sharpe(7)	30,000	—	—	5,000	35,000
(1)Includes all retainer fees paid or deferred pursuant to the Lamb Weston Directors’ Deferred Compensation Plan.

(2)The amounts shown in this column represent the full grant date fair value of the RSU awards granted in fiscal 2026 as computed in accordance with FASB ASC Topic 718 based on the closing price of Lamb Weston shares on the grant date. The following table shows the aggregate number of outstanding RSUs held by each non-employee director as of fiscal year-end, May 31, 2026:

Name	Outstanding RSUs(a) (#)
Bradley A. Alford	5,629
Peter J. Bensen	4,406
Charles A. Blixt	—
Robert J. Coviello	4,406
Rita Fisher	—
André J. Hawaux	4,406
W.G. Jurgensen	—
Ruth Kimmelshue	4,406
Lawrence E. Kurzius	4,406
Paul T. Maass	4,406
Timothy R. McLevish	4,406
Hala G. Moddelmog	4,406
Robert A. Niblock	—
Scott Ostfeld(b)	4,406
Norman Prestage	4,406
Maria Renna Sharpe	—
(a)Includes additional RSUs accrued through a dividend reinvestment feature.
(b)Mr. Ostfeld assigns all of his RSUs that he receives as a director of Lamb Weston to JANA.
(3)The amounts shown in this column represent the full grant date fair value of the stock options granted in fiscal 2026 as computed in accordance with FASB ASC Topic 718 based on the closing price of Lamb Weston shares on the grant date. The aggregate number of outstanding stock options held by Mr. Alford as of fiscal year-end, May 31, 2026, was 4,241. No other non-employee directors held any stock options as of such date.
(4)Represents Lamb Weston Foundation contributions made as part of the Foundation Matching Gift Program. Under the program, the Lamb Weston Foundation provides a donation match of up to $5,000 per fiscal year in connection with a director's donation to an eligible charitable organization.
(5)For the fiscal 2026-2027 Board-service year, the $100,000 annual board service retainer was granted in RSUs during fiscal 2026. For the fiscal 2025-2026 Board-service year, the $100,000 annual board service retainer was paid in cash in quarterly installments. Total compensation shown for fiscal 2026 reflects two quarters of the annual board service retainer for fiscal 2025-2026 and the full board service retainer for fiscal 2026-2027; as such, the total annual value is overstated and reflects more than a one-year term.
(6)In February 2026, Bradley A. Alford transitioned from Chairman to Lead Director. His compensation reflects his service as our non-executive Chairman and was granted at the same time as the directors’ annual stock award.
(7)Mr. Blixt and Mr. Jurgensen served on our Board until June 29, 2025. Mr. Niblock and Ms. Sharpe served on our Board until July 10, 2025. In accordance with the terms of the applicable award agreements, a prorated portion of their RSUs (and, with respect to Mr. Jurgensen, his unvested options) vested in connection with their termination of service.
(8)Ms. Fisher served on our Board until our 2025 annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program for fiscal 2026 and our executive compensation philosophies and objectives.
For fiscal 2026, our named executive officers (“NEOs”)1 were:

Name	Title
Michael J. Smith	President and Chief Executive Officer
James D. Gray (1)	Chief Financial Officer
Jan E.B. Craps	Executive Chair
Marc P. J .H. Schroeder	President, International
Sylvia J. Wilks	Chief Supply Chain Officer
Bernadette M. Madarieta	Former Chief Financial Officer
(1)Mr. Gray was appointed Chief Financial Officer effective April 2, 2026. He succeeded Ms. Madarieta, who continued to serve in an advisory role through April 30, 2026 to ensure a smooth transition. Additionally, the Board appointed Mr. Craps as Executive Chair effective February 6, 2026.
This CD&A is organized into the following sections:

Overview
•Fiscal 2026 Business Highlights
•Fiscal 2026 Compensation Highlights
•Fiscal 2026 Supplemental Incentive Program
•Our Executive Compensation Program, Philosophies and Objectives
•Our Executive Compensation Policies and Practices
•2025 Say-on-Pay Vote and Shareholder Engagement

What We Pay and Why
•Fiscal 2026 Executive Compensation
•Base Salary
•Annual Cash Incentive Compensation (Annual Incentive Plan)
•Long-Term Incentive Compensation (LTIP)
•Executive Chair Compensation
•Fiscal 2026 Supplemental Incentive Program Awards
•Fiscal 2026 Executive Transition
•Other Elements of Our Fiscal 2026 Executive Compensation Program

How We Make Executive Compensation Decisions	•Role of the Board, Compensation Committee and Our Executive Officers •Guidance from Independent Compensation Consultant •Inputs to Setting Annual Compensation Opportunity

Overview
Lamb Weston is a leading global producer, distributor and marketer of value-added frozen potato products. We offer a broad product portfolio to a diverse channel and customer base in over 100 countries. We are a leading global supplier of value-added frozen potato products, with a strong presence in North American and international markets across chain, small, regional and retail customers.
During the year, we reinforced our commitment to strong financial and operational performance through our “Focus to Win” priorities. We also took steps to further strengthen leadership and governance by appointing an Executive Chair, enhancing the Company's ability to support a disciplined turnaround and accelerate value creation. This evolved leadership structure is designed to provide additional strategic oversight, increase capacity for execution against key operational initiatives and reinforce accountability across the organization. The Company’s executive compensation program for the year reflects this context, with a heightened emphasis on incentives aligned to reward long-term shareholder value creation, operational improvement and financial recovery.
Fiscal 2026 Business Highlights
The following describes our fiscal 2026 performance, as compared to fiscal 2025.
In fiscal 2026, we delivered a solid year, led by strong volume and share growth in North America, while making meaningful progress in executing our Focus to Win strategy.
•Net sales increased 2%, or $161.0 million, to $6,612.3 million, reflecting volume growth in North America, Asia Pacific and Latin America, partially offset by lower volume in EMEA and lower price/mix. Fiscal 2026 net sales benefited from the addition of a 53rd week and a favorable foreign currency impact of $123.1 million. Net sales excluding foreign exchange rates ("FX")1 was $6,489.2, an increase of 1%.
•Adjusted EBITDA1 decreased 9% to $1,147.2 million, as higher sales volumes, cost savings and lower manufacturing costs per pound were more than offset by investments in customers and input cost inflation.
•Free Cash Flow1 increased 146% to $537.0 million over the prior year as our focus on execution and capital discipline resulted in $942.9 million in cash provided by operating activities. We have completed our capital growth initiatives and reduced structural capital intensity, lowering capital expenditures by $240.6 million from the prior year, to $410.1 million.

(1)Net sales excluding FX, Adjusted EBITDA, and Free Cash Flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures and the reconciliations to net sales, net income and cash flow from operations in Appendix B to this Proxy Statement.

While North America sales grew, during the fourth quarter we encountered challenges with our International segment due to the unexpected disruption of shipments to the Middle East and volatile input cost inflation, and throughout the year we faced challenging market conditions in EMEA. We are taking actions to help mitigate this volatility in a challenging competitive environment.
Despite these challenges, we remain confident in the long-term health and growth prospects for the global frozen potato category and our Company, and we continue to focus our resources on our goal of generating sustainable long-term value for shareholders. Key fiscal 2026 business highlights include:
•We opened a new manufacturing facility in Mar Del Plata Argentina to serve the growing Latin American market. We also made progress on optimizing supply chain assets globally to reduce our costs and better meet future customer demand, including restarting production lines in the U.S., as well as curtailing and closing some production internationally.
•We gained new customer wins and continued strengthening existing relationships, notably in North America. The quality and depth of our relationships combined with our focus on service, consistent delivery and exceptional product quality contributed to share gains in North America.
•We advanced our "executing with excellence" strategic pillar through supply chain and manufacturing operating improvements. The significant productivity gains lowered our cost per pound and generated cost savings to offset inflation and unexpected costs.
•Our Cost Savings Program exceeded its $100 million savings milestone for fiscal 2026. We will continue to pursue additional opportunities to improve our cost structure and capital efficiency.
•We also added depth to our Board and management with additional global and strategic expertise through executive appointments, including Jan E.B. Craps, Executive Chair, James D. Gray, Chief Financial Officer, and Amit Philip, Chief Strategy and Technology Officer.
•Our ongoing efforts to improve employee engagement delivered an increase in our engagement scores ahead of our target. Driving a performance culture and cultivating our talent is a focus of our leadership team.
Fiscal 2026 Compensation Highlights
To better align our executive compensation program with our strategic priorities, and in response to shareholder feedback, the Compensation Committee made the following changes to our annual and long-term incentive plans for fiscal 2026:
•Fiscal 2026 Annual Incentive Plan ("AIP"): To reinforce disciplined capital management and ensure operational performance translates into tangible cash generation, Free Cash Flow was added as a measure in the AIP, weighted 20%. Net sales and Adjusted EBITDA continued to be measures in the AIP, each weighted 40% for fiscal 2026.
•Fiscal 2026 Long-Term Incentives ("LTI"): The Compensation Committee made two key changes to the ongoing LTI program for fiscal 2026:
◦As fiscal 2026 represented a pivotal year in the Company's transformation, with significant execution milestones expected to establish the foundation for future value creation, the Committee included stock options as part of the LTI grant-type mix, weighted 30% of most NEOs' fiscal 2026 target LTI grant value. RSUs continued to be weighted 40%, and performance share awards ("PSAs") were weighted 30%. The Compensation Committee believes the inclusion of stock options reinforces pay-for-performance by delivering value only upon sustained stock price appreciation, thereby complementing PSAs tied to operational and relative shareholder return metrics. With the initial phase of the transformation underway, the Committee determined that its long-standing long-term incentive mix of 60% PSAs and 40% RSUs once again provided the appropriate balance of performance alignment and retention and reinstated that mix for fiscal 2027.
◦In response to shareholder feedback and to enhance focus on capital efficiency, the Compensation Committee added three-year average return on invested capital ("ROIC"), weighted 20%, to the PSAs granted in fiscal 2026. The remaining 80% is based on our total shareholder return ("TSR") measured over a three-year performance period relative to the companies in the S&P 1500 Packaged Foods and Meats index as of July 2025 (the "TSR Peer Group"). The use of Adjusted EBITDA growth was discontinued starting with the fiscal 2026 PSAs to avoid overlap with the similar metric in the AIP.

Pay delivery under our incentive plans was aligned with our performance. Based on its assessment of performance in fiscal 2026, the Compensation Committee approved the performance results and corresponding payouts for the following awards (as discussed further below under the sections entitled “—What We Pay and Why—Annual Cash Incentive Compensation (Annual Incentive Plan)” and “—What We Pay and Why—Long-Term Incentive Compensation (LTIP)—Outstanding Performance Share Awards”):
•Fiscal 2026 AIP: Our fiscal 2026 net sales excluding FX, Adjusted EBITDA and Free Cash Flow were 102%, 104%, and 200%, respectively, of the target goals, resulting in a payout of 122% of each NEO's target AIP opportunity under the plan.
•PSAs: The PSAs granted in fiscal 2024 comprised 60% of target LTI and provided each participant the opportunity to earn 0-200% of the target number of PSAs granted based on performance versus goals for Adjusted EBITDA average annual growth rate ("AAGR"), weighted 50%, and our TSR relative to the companies in the S&P 500 Packaged Foods and Meats index as of May 29, 2023, weighted 50%, both measured over a three-year performance period. The three-year performance goals for Adjusted EBITDA AAGR were set to support our long-term, multi-year growth expectations as communicated publicly to investors as of the grant date; if earned, units are settled in shares at the end of the three-year period.
◦Fiscal 2026 Adjusted EBITDA did not meet the threshold performance goal, resulting in neither the year 3 tranche of the fiscal 2024-2026 PSAs nor year 2 tranche of the fiscal 2025-2027 PSAs being earned. The combined payout for the fiscal 2024-2026 EBITDA AAGR PSAs was 67% of target.
◦Our relative TSR for fiscal 2024-2026 ranked at the 0 percentile of the comparison group of companies in the S&P 500 Packaged Foods and Meats index, resulting in none of the fiscal 2024-2026 relative TSR PSAs being earned.
Fiscal 2026 Supplemental Incentive Program
To motivate and align management with the Company’s financial, operational and strategic objectives that are designed to deliver shareholder value, including under the Company’s Focus to Win strategy, the Compensation Committee approved supplemental incentive awards of RSUs and stock options with exercise prices significantly above our stock price on the grant date to ten executive officers of the Company, including the NEOs. These supplemental awards were granted on February 6, 2026, except with respect to Mr. Gray’s awards, which were granted on April 10, 2026.
The supplemental incentive program is designed to reinforce the Company's pay-for-performance philosophy by linking realizable compensation to the creation of substantial shareholder value. The program is heavily performance-based, with a significant portion granted in stock options with exercise prices that are meaningfully above the grant-date stock price, and the remainder granted in RSUs.
In designing the program, the Compensation Committee established an aggregate value to be delivered at a stock price of $85 per share (approximately 70% above the stock price on February 6, 2026), and then calibrated awards such that, if this stock price was achieved, approximately 75% of the realizable value would be delivered through the option component and 25% through the RSU component. Within the option component, 35%, 35% and 30% of the options have exercise prices set at approximately 20%, 50% and 70% above the February 6, 2026 stock price, respectively, requiring significant stock price appreciation before any value is realized. The RSU component provides a retentive element and balance within the overall program. If the Company’s stock price appreciates to $85 per share, shareholders will have realized approximately $5 billion in value creation, of which approximately 0.8% would be reflected in the intrinsic value of the awards held by plan participants, underscoring the program’s strong alignment with shareholder interests.
Except for Mr. Craps's RSU awards, the RSUs will vest 33%, 33% and 34% on February 16, 2027, February 15, 2028 and February 13, 2029, respectively. Mr. Craps's RSUs will vest 100% on February 6, 2029. The stock option awards have a term of five years and vest 100% on February 6, 2029, subject to the NEO’s continued service.

Our Executive Compensation Program, Philosophies and Objectives
Our executive compensation philosophy is to link pay to performance in support of our evolving business strategy. As we advance our Focus to Win strategy, we are prioritizing disciplined execution, operational efficiency and strengthening our core business to drive sustainable, profitable growth. This includes sharpening our focus on key markets and customers, optimizing our cost structure and enhancing returns while continuing to leverage the strength of our brands, high-quality products and global capabilities.
Our compensation program, in support of our growth strategy, is designed to accomplish the following:
•provide a competitive total compensation opportunity to recruit, retain and motivate talented executives who drive our success;
•encourage achievement of strategic and financial objectives and creation of shareholder value;
•integrate and balance annual and long-term performance;
•align executives’ interests with shareholders’ interests;
•manage cost and share dilution; and
•ensure compensation plans do not encourage inappropriate risk taking.
The Compensation Committee seeks to target total executive compensation opportunities at levels consistent with those of similarly sized companies in the consumer-packaged goods industry. The current NEOs’ compensation is more heavily weighted toward programs contingent upon our annual and long-term performance. Long-term incentives, which comprise the largest portion of total executive compensation opportunities, are 100% equity based and incorporate multi-year performance and vesting periods. These incentives are designed to strengthen long-term focus and shareholder linkage and promote behavior consistent with our long-term strategic plan.
Our Executive Compensation Policies and Practices
The Compensation Committee reviews our executive compensation program on an ongoing basis to ensure that it supports our Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation policies and practices include the following, each of which reinforces our executive compensation objectives:

What We Do

✓	Rely on a mix of financial goals to prevent over-emphasis on any single metric.
✓	Place a significant portion of pay at risk.
✓	Require meaningful stock ownership and share retention requirements for our executive officers and non-employee directors.
✓	Require both a change of control and termination of employment for accelerated equity vesting to occur in connection with a change of control (i.e., double-trigger).
✓
Maintain clawback policies that require the forfeiture or recoupment of awards for our executive officers under our incentive plans upon certain restatements or in the event of detrimental conduct by the executive officer.

✓	Use a range of strong processes and controls, including Compensation Committee and Board oversight, in our compensation practices.
✓	Use an independent compensation consultant who performs no other work for the Company.
✓	Pay incentive compensation to our NEOs only after our financial results are complete and the Compensation Committee has certified our performance results.

What We Don’t Do

×	No director or executive officer may pledge or hedge ownership of our stock.
×	No re-pricing of options without shareholder approval and no backdating of options.
×	No change of control agreements have excise tax “gross-up” protection.
×	No compensation programs that encourage unreasonable risk taking will be implemented.
×	No member of management is involved in decisions regarding their own compensation.

2025 Say-on-Pay Vote and Shareholder Engagement
We engage with our shareholders throughout the year, seeking their input and views on various matters, including executive appointments and management succession planning, executive compensation and human capital matters. See “Corporate Governance—Stakeholder Engagement and Communications with the Board” for a discussion of our engagement with shareholders.
Our executive compensation programs have been aligned with best practice and historically we have received strong support from our shareholders as part of the annual non-binding say-on-pay vote. The Compensation Committee upholds the integrity of our pay-for-performance philosophy by establishing challenging and rigorous performance targets, completing qualitative reviews at the end of each fiscal year and exercising its authorized discretion to lower or raise incentive plan award achievement levels to accurately reflect circumstances that were within management’s ability to control and influence. At our 2025 annual meeting of shareholders, approximately 95% of the votes cast on our 2025 advisory “say-on-pay” proposal were cast FOR the approval of our executive compensation program. The Compensation Committee reviewed these results, as well as the feedback that we received during our ongoing shareholder engagement efforts, and determined that the Company’s executive compensation philosophies and program are appropriate and designed to align our NEOs’ interests with shareholders’ interests. While the Compensation Committee did not make material changes to our fiscal 2026 executive compensation program as a direct result of our 2025 say-on-pay voting results, the Compensation Committee considered insights gained from our ongoing engagement with shareholders in its decisions regarding the Company's fiscal 2026 executive compensation program design. In particular, consistent with the Company's focus on driving improved free cash flow, return on invested capital and total shareholder return, the Compensation Committee added a Free Cash Flow metric to our fiscal 2026 AIP, stock options to our fiscal 2026 LTIP and a ROIC metric to the PSAs.

What We Pay and Why
Fiscal 2026 Executive Compensation
Leading into fiscal 2026, the Compensation Committee considered the appropriateness of our executive compensation program relative to our executive compensation philosophy as described above under “—Overview—Our Executive Compensation Program, Philosophies and Objectives”. The Compensation Committee approved a fiscal 2026 compensation program that generally consisted of the following key components summarized in the below table, all of which are intended to be part of a regular, ongoing structure. Additional compensation arrangements were entered into in connection with certain executive transitions and special one-time awards, as described below:

Core Elements	Description of Element (e.g., Fixed or Variable)	Objectives
Base Salary	Fixed compensation component
•Reflects the individual role and responsibilities, performance and experience of each NEO and importance of the role for our Company
•Provides an annual fixed base level of cash compensation for fulfillment of job responsibilities

Annual Incentive Plan (“AIP”)	Performance-based cash compensation •Payout determined based on Company performance against pre-established metrics: 40% net sales, 40% Adjusted EBITDA, and 20% Free Cash Flow (FCF)	•Drives executive performance by aligning compensation to the achievement of annual financial targets that are linked to our long-term strategy and shareholder value creation

Long-Term Incentive Plan (“LTIP”)
Performance-based and at-risk, equity compensation with multi-year vesting
•Delivered in the form of PSAs, stock options, and RSUs
•PSAs represent 30% of target LTIP opportunity
◦Three-year performance period
◦Number of shares earned will range from 0% to 200% of the target units granted based on fiscal 2026-2028 Company performance against pre-established metrics (80% relative TSR and 20% three-year average ROIC)
•Stock options represent 30% of target LTIP opportunity
◦Three-year cliff vesting
•RSUs represent 40% of target LTIP opportunity
◦Three-year ratable vesting; approximately 1/3 vests on each of the three vesting dates shortly after the first, second and third anniversaries of the grant date

•Share-based awards are intended to align the interests of NEOs and shareholders
•Three-year performance period for PSAs, three-year cliff-vesting for stock options and three-year ratable vesting for RSUs drive executive focus on sustained long-term growth and profitability, thereby fostering long-term value creation for our shareholders

Change of Control Severance Benefits	Severance protection upon terminations without cause or for good reason in connection with a change of control	•Provide our NEOs with income protection; support our executive retention goals; and encourage our NEOs’ independence and objectivity in considering potential change of control transactions

As illustrated in the chart below, the majority of our executive compensation opportunities for our continuing NEOs under the regular, ongoing structure was variable and at-risk, meaning equity-based and/or linked to financial goals.

Percent Distribution of Annualized Pay
0%
20%
40%
60%
80%
100%
Michael J. Smith
13%
19%
68%
87% Pay at Risk
James D. Gray
21%
21%
57%
79% Pay at Risk
Jan E.B. Craps
99%
99% Pay at Risk
Marc P. J. H. Schroeder
27%
25%
48%
73% Pay at Risk
Sylvia J. Wilks
29%
27%
44%
71% Pay at Risk
Base
AIP
LTIP

The NEOs' compensation illustrated above is annualized; AIP and LTIP are shown at target values. As the chart illustrates our regular, ongoing structure, it does not include awards under the supplemental incentive program.
Base Salary
For fiscal 2026, Ms. Wilks's base salary was increased 4.3%. In addition to reviewing Company performance, individual performance and experience, the Compensation Committee noted that the compensation level for Ms. Wilks was below the competitive market median for similar positions in our peer group and made a moderate adjustment to Ms. Wilks's base salary. Fiscal 2026 base salaries for the other NEOs remained unchanged from fiscal 2025. The annual base salary rates for our NEOs for fiscal 2025 and 2026 are shown in the table below, as applicable.

Named Executive Officer	Fiscal 2025 Base Salary Rate	Fiscal 2026 Base Salary Rate
Michael J. Smith	$1,000,000	$1,000,000
James D. Gray[1]	$—	$825,000
Jan E.B. Craps[2]	$—	$26,341
Marc P. J .H. Schroeder[3]	$670,439	$653,315
Sylvia J. Wilks[4]	$575,000	$600,000
Bernadette M. Madarieta[5]	$600,000	$600,000
(1)Mr. Gray joined the Company as Chief Financial Officer in April 2026. Fiscal 2026 base salary shown in the table above reflects an annualized value and does not match the value shown in the Summary Compensation Table.
(2)Mr. Craps was appointed as Executive Chair in February 2026. Fiscal 2026 base salary shown in the table above reflects an annualized value and does not match the value shown in the Summary Compensation Table. Mr. Craps's cash compensation is converted from HKD to USD throughout this Proxy Statement using a 0.13 exchange rate.

(3)Mr. Schroeder’s cash compensation for both fiscal 2025 and fiscal 2026 is converted from Euros to USD throughout this Proxy Statement using a 1.17 exchange rate.
(4)Ms. Wilks's base salary was adjusted in September 2025. Fiscal 2026 base salary shown in the above table reflects an annualized value and does not match the value shown in the Summary Compensation Table.
(5)Ms. Madarieta transitioned to an advisory role effective April 2, 2026 through April 30, 2026. Base salary shown in the table above reflects her annual salary rate as of this transition date and does not match the value shown in the Summary Compensation Table.
Annual Cash Incentive Compensation (Annual Incentive Plan)
All NEOs, except Mr. Craps, participated in our fiscal 2026 AIP, which aligns annual cash compensation with achievement of the financial goals shown below. For fiscal 2026, the Compensation Committee approved three annual incentive financial measures in alignment with the Company’s growth strategy and annual financial objectives: net sales, Adjusted EBITDA and Free Cash Flow. The Compensation Committee believes net sales, Adjusted EBITDA and Free Cash Flow provide a balanced overall incentive to driving achievement of the Company’s strategic objectives. Annual incentives above target cannot be earned if top line growth is achieved without sufficient profitability, if profit goals are achieved without sufficient net sales growth, or if profit or sales goals are achieved without generating free cash flow. For fiscal 2026, all NEOs participating in the AIP were tied to the same performance-based metrics and financial targets to promote a focused view on overall Company results. Appendix B to this Proxy Statement provides reconciliations of Adjusted EBITDA and Free Cash Flow, each a non-GAAP financial measure, to net income and cash flow from operations, respectively.
Fiscal 2026 Annual Incentive Plan Award Opportunity and Results

Financial Metric (dollars in millions)	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)	Results	Approved Payout %
Net sales excluding FX	40%	$6,136	$6,459	$6,782	$6,489.2	102%
Adjusted EBITDA	40%	$880	$1,100	$1,320	$1,147.2	104%
Free Cash Flow[1]	20%	$236	$337	$438	$537.0	200%
(1)Free Cash Flow payout excludes $40.2 million of benefits we received for the One Big Beautiful Bill Act tax legislation in FY26. Excluding this benefit, our Free Cash Flow payout was $496.5 million, which equates to a 200% payout for this metric.
Final Approved Payout as a Percentage of Target Award Opportunity: 122%

At the time the Compensation Committee set the above AIP goals, they were deemed appropriately challenging and the target goals aligned with the annual operating plan approved by the Board at the beginning of the year. The fiscal 2026 annual operating plan was centered on maintaining and expanding market share. The fiscal 2026 target goal for net sales was set slightly above fiscal 2025 net sales, reflecting the benefit of a 53rd week, partially offset by lower net sales pricing (approximately $0.03 per pound) resulting from strategic investments in price and trade with customers. The fiscal 2026 target goal for Adjusted EBITDA was set below fiscal 2025 actual results, reflecting higher overall costs, offset by anticipated cost savings initiatives.
Both our AIP and LTIP are designed to incentivize management and other employees by tying the payout to specific Company performance results. However, in order to be consistent with the Company’s earnings releases, account for material unplanned events, and prevent unusual gains and losses from significantly impacting incentive payouts, either negatively or positively, in a way that is not indicative of underlying business performance, the Compensation Committee approved certain pre-determined adjustments. These adjustments include, but are not limited to, the following types of categories:
•restructuring charges;
•revenue and expenses associated with acquisitions, dispositions, and integration related activities;
•material changes in business, operations, corporate or capital structure;
•impairments on tangible and intangible assets;
•results of discontinued operations;
•foreign exchange or hedge-related gains and losses;
•non-operating/non-cash gains and losses;
•litigation or claim adjudication, judgments, or settlements;
•adjustments to prior tax year liabilities;
•cumulative effects of accounting changes; and
•extraordinary, unforeseeable events, such as natural disasters or the impact of social or political unrest outside of management’s control.
The Compensation Committee believes these types of adjustments will allow our management and other employees to focus on the fundamentals of the Company’s underlying business performance without concern about the potential impact of unplanned or unusual gains or losses on incentive award payouts. The Compensation Committee made no adjustments to the fiscal 2026 AIP awards.
In July 2025, for fiscal 2026, the Compensation Committee approved an increased target AIP for Ms. Wilks to bring her AIP opportunity nearer to market median for similar positions. Mr. Gray's target AIP award opportunity was established when he joined the Company in April 2026. The Compensation Committee left the target AIP award opportunities for the other NEOs unchanged. The target award opportunities and amounts earned for our NEOs in fiscal 2026 are shown in the table below.

NEO	AIP Target as % of Base Salary	Fiscal 2026 AIP Target Award	Fiscal 2026 AIP Payout %
Michael J. Smith	150% of salary	$1,500,000	122%
James D. Gray[1]	100% of salary	$135,647	122%
Jan E.B. Craps[2]	—%	$—	0%
Marc P.J.H. Schroeder[3]	100% of salary	$670,439	122%
Sylvia J. Wilks[4]	70%/100% of salary	$568,531	122%
Bernadette M. Madarieta[5]	100% of salary	$600,000	122%
(1)Mr. Gray joined the Company as Chief Financial Officer in April 2026. Mr. Gray's AIP target was established in connection with his joining the Company and was prorated to reflect his hire date after the start of fiscal 2026. In connection with his joining Lamb Weston, Mr. Gray received a one-time bonus payment of $100,000. This amount must be repaid by Mr. Gray upon his voluntary or involuntary termination, except for reasons unrelated to his performance or behavior, as follows: (i) 100% if termination occurs during his first year of employment or (ii) 50% if termination occurs during his second year of employment
(2)Mr. Craps is not eligible for an annual incentive under the AIP.
(3)Mr. Schroeder’s cash compensation is converted from Euros to U.S. dollars throughout this Proxy Statement using a 1.17 exchange rate.
(4)Ms. Wilks's AIP target opportunity was approved in July 2025.
(5)Ms. Madarieta was eligible to receive a payment under the 2026 AIP based on her annualized salary under the terms of her Transition Agreement (as defined and described below).

Long-Term Incentive Compensation (LTIP)
The largest component of target pay opportunities for our NEOs, our LTIP, is 100% equity-based to align pay delivery with the shareholder experience. For fiscal 2026, for all NEOs, except Mr. Craps who did not receive the regular fiscal 2026 LTIP award, 30% of the target LTIP award was comprised of PSAs with a three-year performance period to further support a pay-for-performance culture and alignment with long-term shareholder value creation; 30% of the target value was comprised of stock options that cliff vest three years after the grant date to promote execution of strategies that increase the stock price; and the remaining 40% of the LTIP for fiscal 2026 was comprised of RSUs that vest over a three-year period to promote retention of key talent and alignment of management's interests with those of our shareholders. As fiscal 2026 represented a pivotal year in the Company's transformation, with significant execution milestones expected to establish the foundation for future value creation, the Committee included stock options as part of the LTI grant-type mix to more strongly align pay delivery with stock price appreciation, thereby complementing PSAs tied to operational and relative shareholder return metrics. The Compensation Committee considers both the PSAs and stock options to be performance-based. The PSAs are performance-based because no shares will be earned unless certain threshold performance hurdles are achieved, and stock options are performance-based because they have no value unless the stock price increases after the date of grant. While the Compensation Committee recognized that the PSA portion of the LTIP would be smaller than our peers, the Compensation Committee considers the LTIP to be 60% performance-based when considering the combination of the stock option and PSA components.
Performance Share Awards. The fiscal 2026 PSAs are designed to provide an opportunity to earn a defined number of shares of our common stock if we achieve pre-established three-year performance targets. 80% of the fiscal 2026 PSAs is earned based on our relative TSR performance against the S&P 1500 Packaged Foods and Meats companies (“TSR Peer Group”) and 20% is earned based on our three-year average ROIC. These two PSA components complement each other, since high payouts on the relative TSR component can only be achieved if financial performance is sufficient to drive above-market returns for shareholders. ROIC was introduced as a metric in the 2026 PSAs to enhance focus on capital discipline, thereby supporting long-term value creation. Adjusted EBITDA growth, used in prior PSA grants, was not used in the fiscal 2026 PSA program, to avoid overlap with the similar Adjusted EBITDA metric in the AIP. At the beginning of the three-year performance period, the threshold, target and maximum relative TSR and ROIC performance goals are set by the Compensation Committee for the entire three-year performance period. Dividend equivalents are accrued at the regular dividend rate in additional PSAs for both the relative TSR and ROIC performance metrics on the portion of the PSAs actually earned and are subject to the same service and performance-vesting requirements as the underlying PSAs.

Relative TSR PSAs
The threshold, target and maximum relative TSR performance for the three-year performance period is determined as a percentile rank within the TSR Peer Group, as follows:

Lamb Weston Three-Year Relative TSR Percentile Rank	Percent of Target PSAs Earned
<25th Percentile	0%
25th Percentile (Threshold)	50%
50th Percentile (Target)	100%
>=75th Percentile (Maximum)	200%
If our relative TSR performance is between levels, the number of PSAs earned is interpolated. Notwithstanding our relative TSR performance, if our absolute TSR is negative, the payout may be no greater than 100% of the target PSAs.
Relative TSR Peer Group—S&P 1500 Packaged Foods and Meats Companies
The below list reflects the companies in the S&P 1500 Packaged Foods and Meats index as of July 2025.

•B&G Foods, Inc.
•Calavo Growers, Inc.
•Cal-Maine Foods, Inc.
•Conagra Brands, Inc.
•Flowers Foods, Inc.
•General Mills, Inc.
•Hormel Foods Corporation
•J&J Snack Foods Corp.
•John B. Sanfilippo & Son, Inc.
•Kellanova •McCormick & Company, Incorporated •Mondelez International, Inc. •Pilgrim's Pride Corporation •Post Holdings, Inc. •The Campbell's Company •The Hain Celestial Group, Inc. •The Hershey Company	•The J. M. Smucker Company •The Kraft Heinz Company •The Marzetti Company •The Simply Good Foods Company •Tootsie Roll Industries, Inc. •TreeHouse Foods, Inc. •Tyson Foods, Inc. •WK Kellogg Co.
ROIC PSAs
ROIC is defined as adjusted after-tax earnings before interest and taxes ("Adjusted EBIT") divided by average adjusted capital. Adjusted capital is the sum of (a) net debt (as defined below) and (b) total stockholders' equity. ROIC will be calculated annually, the denominator will be the average of the beginning of the year and end of year adjusted capital values. At the conclusion of the three fiscal years (FY26-FY28) the annual ROIC results will be summed up and divided by three to provide a calculated three-year average. The calculation will be as follows:

ROIC =	Adjusted EBIT x (1 - tax rate)	the numerator adjustments follow the AIP allowed adjustments
	Net debt [1] + total stockholders' equity	the denominator is adjusted for cash and cash equivalents
1 Net debt is calculated as total debt and financing obligations less debt issuance costs and cash and cash equivalents.
Threshold, target and maximum goals for the three-year average ROIC are set relative to our weighted average cost of capital, and aligned with our long-term, multi-year growth expectations, and a rigorous process is undertaken to determine the range of performance for each measure. The Compensation Committee relies upon its experience and business judgment in establishing goals and believes they are set at levels that require strong performance for a target payout and exceptional performance for maximum payout. We do not disclose the forward-looking three-year performance targets for our PSAs, as the disclosure could result in competitive harm and be detrimental to our operating performance. However, at the completion of the three-year performance period, we retrospectively disclose the performance targets and payouts for the PSAs (see the section entitled "What We Pay and Why—Long-Term Incentive Compensation (LTIP)—Completed Long-Term Performance Awards" below).

Restricted Stock Units. RSUs are designed to provide an incentive for executive officers to enhance shareholder value. Except for Mr. Craps, all of the NEOs’ RSUs granted in fiscal 2026 will vest ratably, 33%, 33% and 34% on vesting dates that are shortly after the first, second and third anniversaries of the date of grant, respectively. Mr. Craps's RSUs vest 100% on the third anniversary of the date of grant. Dividend equivalents are accrued on the RSUs at the regular dividend rate in additional RSUs and are subject to the same time-vesting requirements as the underlying RSUs.
Stock Options. Stock options are designed to align the interests of our executive officers with those of our shareholders by linking realizable compensation to the Company’s stock price performance over time. Stock options only have value when the stock price increases above the exercise price. The NEOs' stock options granted in fiscal 2026 generally cliff vest on the third anniversary of the grant date. Except for the supplemental incentive program awards described below, the exercise price of the stock options is equal to the fair market value of the Company’s common stock on the date of grant and options expire seven years from the date of grant.
The target LTIP compensation opportunity and the target number of annual PSAs, RSUs and stock options granted to our NEOs during fiscal 2026 under the LTIP structure (excluding the new hire/inducement awards and one-time special equity awards described below) are shown in the following table. Mr. Craps did not receive an annual award under our fiscal 2026 LTIP.

Named Executive Officer	Fiscal 2026 Total LTIP Target	Award Type	Fiscal 2026 Target	Fiscal 2026 Target Units¹
Michael J. Smith	$5,250,000	PSA	$1,575,000	25,878
		SO	$1,575,000	72,447
		RSU	$2,100,000	34,505
James D. Gray[2]	$356,757	PSA	$107,027	2,536
		SO	$107,027	7,644
		RSU	$142,703	3,382
Marc P. J .H. Schroeder	$1,150,000	PSA	$345,000	5,667
		SO	$345,000	15,869
		RSU	$460,000	7,558
Sylvia J. Wilks	$900,000	PSA	$270,000	4,436
		SO	$270,000	12,419
		RSU	$360,000	5,915
Bernadette M. Madarieta[3]	$1,200,000	PSA	$360,000	5,915
		SO	$360,000	16,559
		RSU	$480,000	7,886
(1)The number of target shares awarded for both RSUs and PSAs are determined by dividing the target value by the grant date closing stock price, rounded down to the nearest whole share. The number of stock options is determined by dividing the target value by the Black-Scholes valuation using the closing stock price on the grant date, rounded down to the nearest whole share. Due to the nuances of the valuation methodology for the PSAs linked to relative TSR, the reported accounting grant date fair values of the PSA awards differ from the target LTIP values assigned to such awards. The grant date fair values are computed in accordance with FASB ASC Topic 718 for stock awards. For further information, see Note 1 of the Summary Compensation Table under "Executive Compensation Tables—Summary Compensation Table—Fiscal 2026" in this Proxy Statement.
(2)The awards reported in the table above for Mr. Gray represent his prorated fiscal 2026 LTIP grant target. For fiscal 2026, Mr. Gray received a prorated annual equity award in the aggregate amount of $356,757 distributed 30%, 30% and 40% in the form of PSAs, stock options and RSUs, respectively. In connection with his joining Lamb Weston, Mr. Gray received a one-time grant of 37,923 RSUs vesting 50% on each of the first two anniversaries of the grant date as a material inducement for Mr. Gray joining Lamb Weston and to offset compensation he forfeited from his prior employer; this grant is not reflected in the table above. Mr. Gray has the opportunity to receive a dollar-for-dollar match for shares of Lamb Weston common stock purchased before June 30, 2027, up to $1,000,000, in the form of RSUs vesting 33%, 33% and 34% on each of the first three anniversaries of the grant date. In fiscal 2026, Mr. Gray was granted 15,096 matching RSUs with a grant date fair value of $608,973; this grant is not reflected in the table above, the aforementioned awards were issued from the Company's Inducement Plan.
(3) In accordance with her separation agreement, Ms. Madarieta will vest in a prorated portion of her fiscal 2026 equity awards based on her service from the grant date to her separation date.

Other Outstanding Long-Term Performance Awards
Fiscal 2025-2027 PSAs. PSAs comprised 60% of target long-term incentive grant value for fiscal 2025. Payouts for the fiscal 2025-2027 PSAs are based 50% on Adjusted EBITDA Average Annual Growth Rate (AAGR) and 50% on TSR relative to the TSR peer group, both measured over a three-year performance period.
•The PSAs linked to relative TSR will be evaluated at the end of the three-year performance period; as of the end of fiscal 2026, the relative TSR portion of the fiscal 2025-2027 PSAs was below threshold.
•For PSAs linked to Adjusted EBITDA AAGR:
◦Year 2 sub-period (fiscal 2026) Adjusted EBITDA decreased by 9.0%, as noted above. This was below threshold and resulted in a zero payout for the Year 2 sub-period.
◦Year 1 sub-period (fiscal 2025) Adjusted EBITDA decreased by 13.9%. This was below threshold and resulted in a zero payout for the Year 1 sub-period.
◦These Year 1 and Year 2 sub-period achievement levels for the fiscal years 2025 and 2026 Adjusted EBITDA AAGR metric will be averaged with the achievement level of the Year 3 sub-period's (fiscal 2027) results at the end of the three-year performance period to determine the final number of Adjusted EBITDA AAGR PSAs earned.
Completed Long-Term Performance Awards
Fiscal 2024-2026 PSAs. The performance period for the fiscal 2024-2026 PSAs ended on May 31, 2026. As with the fiscal 2025-2027 PSAs, the performance metrics were weighted equally between relative TSR and three-year Adjusted EBITDA AAGR.
•Our relative TSR for the fiscal 2024-2026 PSAs ranked at the 0 percentile of the comparison group (i.e., companies in the S&P 500 Packaged Food & Meats index), which was below threshold and resulted in a zero payout for this component.
•For PSAs linked to Adjusted EBITDA AAGR, our year-over-year target growth goal was 7.0%, aligned with our externally-communicated, long-term Adjusted EBITDA growth of mid-to-high single digits. The following table summarizes the actual Adjusted EBITDA achieved and, after comparing the actual results to the target growth goal, the resulting payout for each of the three tranches of the fiscal 2024 PSAs (dollars in millions):

	Baseline (prior-year) Adjusted EBITDA	Actual Adjusted EBITDA	Actual Year-over-Year Growth	Payout (% of Target)
FY2024 Tranche	$1,242	$1,417	14.1%	200%
FY2025 Tranche	$1,417	$1,221	-13.9%	0%
FY2026 Tranche	$1,221	$1,147	-9.0%	0%
Overall Payout for Adjusted EBITDA component				67%
•The combined payout for the fiscal 2024 PSAs was 33.5% of target, reflecting the average of 0% for the relative TSR component and 67% of target for the Adjusted EBITDA component.
Timing of Equity Grants
Under the Company’s policies and practices, the approval of long-term equity incentive compensation for the Company’s regular annual equity awards to its executive officers is typically made early in each fiscal year (in July). These annual awards are then granted shortly after the filing date of the Company’s Form 10-K for its prior fiscal year.
The Compensation Committee uses this equity grant approach to help ensure the annual grants to executive officers are made only during an open trading window and after the release of the Company’s material non-public information regarding its most recently completed fiscal year. The Compensation Committee does not factor any material non-public information into its design and approval of the terms of such annual equity awards. Additionally, the off-cycle equity awards for our executive officers in fiscal 2026 were made only during open trading windows. Including the grants made during fiscal 2026, the Company does not time the disclosure of material non-public information for purposes of affecting the value of executive compensation.

During fiscal 2026, the Company did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.
Executive Chair Compensation
As announced in February 2026, Mr. Craps was appointed as Executive Chair of the Board, effective February 6, 2026. Mr. Craps brings extensive experience in complex global markets and leading transformations. As Executive Chair, he leads the Board's strategic oversight, supporting management in executing the Company’s long-term strategy to drive operational and financial performance improvement with an emphasis on enhancing shareholder value. To align Mr. Craps's focus on creating long-term value, Mr. Craps's compensation is primarily stock-based and required an upfront personal investment. Mr. Craps received a one-time stock option award of 750,000 shares and had the opportunity to receive a one-for-one match for each share of Lamb Weston common stock he purchased in calendar year 2026, up to 300,000 shares, in the form of RSUs, vesting 100% on the third anniversary of the grant date. In February 2026, Mr. Craps was awarded 300,000 RSUs, which were granted as a one-for-one match on his personal investment in excess of $14.3 million in Lamb Weston shares. These matching RSU awards were granted under the Company's Inducement Plan. Mr. Craps's annual compensation consists of a base salary of $26,341 and, starting in fiscal year 2027, an annual LTIP award opportunity of $3,150,000, to be issued as three-year cliff vested RSUs. Additionally, Mr. Craps received stock awards as described below under "—Fiscal 2026 Supplemental Incentive Program Awards." Mr. Craps is not eligible for the AIP.
Fiscal 2026 Supplemental Incentive Program Awards
As previously disclosed and described above under “—Overview—Fiscal 2026 Compensation Highlights,” in February 2026, the Compensation Committee approved one-time supplemental incentive awards of RSUs and above-market priced stock options, with exercise prices significantly higher than the fair market value of Lamb Weston stock at the time of grant, to certain executive officers of the Company, including the NEOs, to motivate and align management with the Company’s financial, operational and strategic objectives that are designed to deliver shareholder value, including under the Company’s “Focus to Win” strategic plan. These awards were granted on February 6, 2026, except Mr. Gray’s awards, which were granted on April 10, 2026. These one-time awards are not part of the regular target executive compensation program and will not be awarded on a regularly recurring basis.

Design Element	Stock Options	Restricted Stock Units
Award Description
•The above-market stock options have three different exercise prices: $60.00, $75.00 and $85.00 per share. These prices are significantly higher (20%, 50%, and 70%, respectively) than the fair market value per share of Lamb Weston common stock on the February 6, 2026 grant date

•Traditional RSUs vesting ratably on each of the first three anniversaries of the grant date

Vesting	•Three-year cliff vesting	•RSUs vest 33%, 33% and 34% on each of the three anniversaries of the grant date, except for the three-year cliff vesting for Mr. Craps's RSUs

Performance Period	•These stock options have a 5-year term from the grant date, after which the stock options will automatically expire and no longer be exercisable	•Share-based awards are intended to align the interests of NEOs and shareholders and enhance retention

In designing the program, the Compensation Committee established an aggregate value to be delivered at a stock price of $85 per share (70% above the stock price on the February 6, 2026 grant date), and then calibrated awards such that, if this stock price was achieved, approximately 75% of the realizable value would be delivered through the stock option component and 25% through the RSU component. Within the option component, 35%, 35% and 30% of the options have exercise prices set at 20%, 50% and 70% above the February 6, 2026 grant-date stock price, respectively, requiring significant stock price appreciation before any value is realized. The RSU component provides a retentive element and balance within the overall program. If the Company’s stock price appreciates to $85 per share, shareholders will have realized approximately $5 billion in value creation, of which approximately 0.8% would be reflected in the intrinsic value of the awards held by plan participants, underscoring the program’s strong alignment with shareholder interests.

Named Executive Officer	One-Time Equity Award Grant Date Target Value	Approximately 25% Delivered in RSUs (#)	Approximately 75% Delivered in Stock Options (#)	Stock Options Priced at $60/share	Stock Options Priced at $75/share	Stock Options Priced at $85/share
Michael J. Smith	$7,280,564	29,314	610,211	213,574	213,574	183,063
James D. Gray	$2,244,881	13,680	284,766	99,668	99,668	85,430
Jan E.B. Craps	$4,382,887	17,647	367,346	128,571	128,571	110,204
Marc P.J.H. Schroeder	$3,397,597	13,680	284,766	99,668	99,668	85,430
Sylvia J. Wilks	$3,397,597	13,680	284,766	99,668	99,668	85,430

Additional Market Cap Created at each price				$1.49B	$3.58B	$4.97B
Pay Delivery[1] as a % of Additional Market Cap Created				0.5%	0.6%	0.8%
(1)Pay delivery is based on the respective above-market stock price in comparison to the stock price on February 6, 2026.
Fiscal 2026 Executive Transition
On February 4, 2026, we announced the appointment of Mr. Gray as Chief Financial Officer, effective April 2, 2026. In connection with Ms. Madarieta’s involuntary termination, on February 19, 2026, we entered into a transition and separation agreement (the “Transition Agreement”) with Ms. Madarieta pursuant to which she continued to serve as Chief Financial Officer through April 1, 2026, and remained with Lamb Weston in an advisory capacity until April 30, 2026. Under the Transition Agreement, the terms of which were approved by the Compensation Committee, Ms. Madarieta agreed to a general release of claims with respect to Lamb Weston and is subject to non-compete, non-solicitation and confidentiality provisions. The non-compete and non-solicitation restrictions will be in force for one year after her separation date.
Under the Transition Agreement, Ms. Madarieta receives a severance payment of $1,500,000, payable in equal installments over an 18-month period and the equivalent of 18 months of the employer portion of medical coverage. Ms. Madarieta vested in a prorated portion of her Lamb Weston fiscal 2024, 2025 and 2026 equity awards based on her service from the grant date to her separation date. Payment of Ms. Madarieta’s performance shares, if any, will be subject to the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each performance share award. In addition, Ms. Madarieta will have until the third anniversary of her separation date to exercise her outstanding stock options. The Transition Agreement also provides that Ms. Madarieta would remain eligible for an annual incentive award for the 2026 fiscal year based on actual performance (which would not be prorated) and 12 months of outplacement services (capped at a value of $25,000).
Other Elements of Our Fiscal 2026 Executive Compensation Program
Health, Welfare and Retirement Benefits. We offer a package of core employee benefits to each of our NEOs. With respect to health and welfare benefits, we offer health, dental and vision coverage and life and disability insurance. With respect to retirement benefits, for NEOs residing in the United States, we maintain a qualified 401(k) retirement plan (with a Company match on employee contributions) in which our U.S. NEOs are entitled to participate on the same terms as our other employees. Mr. Schroeder, who resides in the Netherlands, participates in a defined contribution plan specific to employees in the Netherlands.
Our U.S. based NEOs are also eligible to participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan permits us to pay retirement benefits in amounts that exceed the limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), under our qualified 401(k) retirement plan and permits our NEOs to save for retirement in a tax-efficient way at a minimal administrative cost to us. The voluntary deferred compensation plan allows our NEOs to defer up to 50% of base salary and 90% of annual cash incentive compensation. Participants in the voluntary deferred compensation plan are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds. For additional information, see the section below entitled “Executive Compensation Tables—Non-Qualified Deferred Compensation—Fiscal 2026.”

We include contributions made to our 401(k) plan, on behalf of U.S. based NEOs, contributions made to the Netherlands defined contribution plan on behalf of Mr. Schroeder and voluntary deferred compensation accounts in the “All Other Compensation” column of the “Summary Compensation Table—Fiscal 2026” under “Executive Compensation Tables” below.
We also have a relocation policy that provides benefits to employees who are required to relocate in connection with their employment. Our NEOs are also eligible for financial planning services.
Executive Change of Control Severance Plan. Each of our current NEOs participates in our Executive Change of Control Severance Plan (the “COC Plan”), which provides certain “double trigger” benefits in the event of a qualifying termination of employment in connection with a change of control, as more fully described under the section entitled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control.” We believe the COC Plan maximizes shareholder value because it prevents an unintended windfall to our executive officers in the event of a change of control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change of control of the Company in which they believe they may lose their jobs. We believe providing the COC Plan helps us compete for and retain executive talent. We believe that the payments and benefits under the COC Plan are generally comparable with severance packages offered to executive officers by the companies in our compensation peer group.
Stock Ownership Guidelines and Retention Requirements. The Compensation Committee has adopted stock ownership guidelines applicable to each member of our executive leadership team, including our NEOs. The Compensation Committee adopted these guidelines because it believes that stock ownership promotes alignment with our shareholders’ interests. Our executive leadership team is expected to reach their respective ownership requirement within five years after appointment to the executive leadership team. Shares of our common stock acquired through open-market purchases or through our non-qualified deferred compensation plan, as well as equity awards, are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. Executive officers are required to retain 75% of net shares acquired upon vesting of equity awards until the applicable stock ownership guideline is met. The following table reflects stock ownership guidelines as of May 31, 2026, for each of our current NEOs. See “Information on Stock Ownership” below for information about each NEO’s stock ownership.

Named Executive Officer	Stock Ownership Guideline[1] (as % of Base Salary)
Michael J. Smith	600%
James D. Gray	200%
Jan E.B. Craps	N/A2
Marc P.J.H. Schroeder	200%
Sylvia J. Wilks	200%
(1)All executives have either accumulated stock holdings exceeding the requirement or are within the initial five-year period they have to attain such holdings and are subject to the stock retention requirements until they do so.
(2)Mr. Craps's compensation primarily consists of equity compensation. In lieu of a traditional stock ownership guideline as a percent of salary, Mr. Craps is required to purchase a minimum of 250,000 shares of Lamb Weston common stock by December 31, 2026, and hold such shares for a period of three years or would forfeit any corresponding matching RSUs. Mr. Craps has purchased 300,000 shares of Lamb Weston common stock and therefore meets his stock ownership requirement.

Clawback Policy; Hedging and Pledging. We maintain two clawback policies: (i) the Compensation Recoupment Policy (the “Dodd-Frank Recoupment Policy”), which provides for the recoupment of certain compensation as required by Rule 10D-1 under the Securities Exchange Act of 1934 and associated NYSE listing standards, and (ii) the legacy Clawback Policy, which allows the Compensation Committee discretion to recoup certain compensation for situations outside the scope of, or in addition to the amounts recoverable under, the Dodd-Frank Recoupment Policy.
Under our Dodd-Frank Recoupment Policy, in the event we are required to prepare certain accounting restatements of our financial statements, we will recover, on a reasonably prompt basis, the amount of any incentive-based compensation received by a covered executive, including each of our NEOs, during the three completed fiscal years prior to the date we are required to prepare the restatement (to the extent such incentive-based compensation was also received by the covered executive on or after October 2, 2023) that exceeds the amount that otherwise would have been received by the covered executive had it been determined based on the restated financial statements.
Under our Clawback Policy, if the Compensation Committee determines that an executive officer, including each of our NEOs, has engaged in certain conduct that is detrimental to us, whether or not in connection with an accounting restatement, the Compensation Committee may take action to recoup time-based and performance-based equity and incentive awards and equity gains on awards granted to such executive officer.
In the event of any overlap, our Dodd-Frank Recoupment Policy will provide the minimum amount we will recoup from a covered executive, and the Compensation Committee may, in its discretion, recoup additional amounts, if appropriate, under our Clawback Policy.
Our Insider Trading Policy prohibits our directors and all of our employees, including our executive officers (including each of our NEOs), from (i) engaging in transactions involving our derivative securities, short-selling or certain hedging transactions that create an actual or potential bet against us (i.e., making money when our stock price declines)—including, but not limited to, trading in Lamb Weston-based option contracts (for example, buying and/or writing puts and calls or transacting in straddles), and (ii) from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan.

How We Make Executive Compensation Decisions
Role of the Board, Compensation Committee and Our Executive Officers
The Compensation Committee is charged with designing and approving our executive compensation program and setting compensation opportunities for NEOs. In setting the compensation of the Chief Executive Officer, the Compensation Committee takes into account the Board’s and Executive Chair's review of the Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and recommendations on their compensation. In setting the compensation of the Executive Chair, the Compensation Committee takes into account the Board’s review of the Executive Chair's performance and input from the Compensation Committee's independent compensation consultant.
In determining the fiscal 2026 mix of annual compensation elements and executive compensation levels for each NEO, the Compensation Committee evaluated the following items:
•each NEO’s performance and experience and importance of the role;
•how each NEO’s pay opportunity compares to pay opportunities of similar positions at peer companies;
•Company performance and strategy;
•executive compensation practices at peer companies; and
•input from the Compensation Committee’s independent compensation consultant.
In fiscal 2026, the Compensation Committee reviewed Company performance, market data, strategy and individual performance and experience and made a moderate adjustment to Ms. Wilks's compensation.
Guidance from Independent Compensation Consultant
The Compensation Committee engages F.W. Cook, an independent compensation consultant, to assist in benchmarking compensation for the NEOs. In addition, with the assistance of F.W. Cook, the Compensation Committee undertook a risk review of our compensation programs for all employees. The Compensation Committee reviewed F.W. Cook’s independence under SEC and NYSE rules and determined that there was no conflict of interest. Please see “Board Committees and Membership—Compensation and Human Capital Committee—Compensation Consultant to the Compensation Committee” above for further detail about the Compensation Committee’s engagement of F.W. Cook.
Inputs to Setting Annual Compensation Opportunity
The Compensation Committee takes into consideration several factors when determining the compensation opportunity for the NEOs, including each NEO’s individual performance and experience, the importance of the role, and internal and competitive market data. The Compensation Committee uses the median of available peer group proxy data, or survey data where proxy data is not readily available, as the market reference point for base salaries, annual incentive opportunities, long-term incentive opportunities and total direct compensation levels. When setting individual NEO pay opportunities, market data is one of many factors considered by the Compensation Committee.
Fiscal 2026 Peer Group
The Compensation Committee utilized the following peer group to inform fiscal 2026 pay decisions:

•BellRing Brands, Inc. •Conagra Brands, Inc. •Flowers Foods, Inc. •Hormel Foods Corporation •Ingredion Incorporated	•McCormick & Company Inc. •Molson Coors Beverage Company •Post Holdings, Inc. •The Campbell's Company •The Hain Celestial Group, Inc.	•The Hershey Company •The J. M. Smucker Company •The Marzetti Company •TreeHouse Foods, Inc. •WK Kellogg Co

During fiscal 2026, the Compensation Committee, with support from F.W. Cook, reviewed the peer group to ensure continued appropriateness for Lamb Weston using the following selection criteria:
•similar size based on revenue, enterprise value and market capitalization;
•similar industry and/or business characteristics; and
•competitors for executive talent.
Based on its review of the peer group, the Compensation Committee approved changes to the group in September 2025. To better position the Company near the median in market capitalization, the Compensation Committee removed WK Kellogg Co due to its acquisition by Ferrero Group and The Hain Celestial Group, Inc. due to size and added J&J Snack Foods Corp. and The Simply Good Foods Company. The Compensation Committee utilized the following peer group to inform fiscal 2027 pay decisions:
Fiscal 2027 Peer Group

•BellRing Brands, Inc. •Conagra Brands, Inc. •Flowers Foods, Inc. •Hormel Foods Corporation •Ingredion Incorporated	•J&J Snack Foods Corp. •McCormick & Company Inc. •Molson Coors Beverage Company •Post Holdings, Inc. •The Campbell's Company	•The Hershey Company •The J. M. Smucker Company •The Marzetti Company • The Simply Good Foods Company •TreeHouse Foods, Inc.

Compensation Committee Report for the Year Ended May 31, 2026

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended May 31, 2026, which was filed with the SEC on July 24, 2026.

Compensation Committee: Peter J. Bensen, Chair Ruth Kimmelshue Lawrence Kurzius Scott Ostfeld

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table—Fiscal 2026
The table below presents compensation information paid to or earned by our NEOs under our compensation programs during fiscal 2026 and, as applicable, during fiscal 2025 and fiscal 2024.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Michael J. Smith	2026	1,000,000		—		$5,704,557		7,379,936	1,830,000	90,121	16,004,614
President and Chief Executive Officer	2025	847,116		—		1,764,006		—	—	77,494	2,688,616
	2024	750,000		—		1,985,092		—	—	487,839	3,222,931
James D. Gray	2026	120,577		100,000	(5)	$3,060,517		1,774,748	165,489	37,779	5,259,110
Chief Financial Officer
Jan E.B. Craps	2026	6,584		—		$15,920,468		14,429,562	—	2,021	30,358,635
Executive Chair
Marc P. J .H. Schroeder	2026	670,439	(6)	—		$1,613,250		3,053,970	817,935	61,233	6,216,827
President, International	2025	653,315	(6)	—		1,081,901		—	623,612	57,150	2,415,978
	2024	625,108	(6)	—		$1,217,419		—	741,122	88,804	2,672,453
Sylvia J. Wilks	2026	591,539		—		$1,411,675		2,978,967	693,608	59,712	5,735,501
Chief Supply Chain Officer	2025	464,423		200,000	(7)	$1,433,699		—	—	26,406	2,124,528
Bernadette M. Madarieta	2026	563,077		—		$2,691,043	(8)	359,993	732,000	90,969	4,437,082
Former Chief Financial Officer	2025	600,000		—		$1,129,013		—	—	51,923	1,780,936
	2024	600,000		—		$1,270,444		—	—	156,600	2,027,044
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards (RSUs, PSAs and stock options) granted during the reported fiscal years. The amounts included with respect to the PSAs for fiscal 2026 are reported at the target performance level based on the probable outcome of the performance conditions. The table below shows the breakout of the grant date fair value between RSUs and PSAs for fiscal 2026. For the PSAs awarded to the NEOs in fiscal 2026, the table below includes both the probable outcome of the relevant performance conditions as of the grant date and the value of the award assuming maximum performance. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in Lamb Weston’s Annual Report on Form 10-K for the 2026 fiscal year, filed with the SEC on July 24, 2026.

NEO	Grant Date Fair Value of Fiscal 2026 RSUs ($)		Grant Date Fair Value of Fiscal 2026 PSAs at Probable (Target) Performance Level ($)	Grant Date Fair Value of Fiscal 2026 PSAs at Maximum Performance Level ($)
Michael J. Smith	3,569,192		2,135,366	4,270,731
James D. Gray	2,928,790	(a)	131,727	263,455
Jan E.B. Craps	15,920,468	(b)	—	—
Marc P.J.H. Schroeder	1,145,621		467,629	935,258
Sylvia J. Wilks	1,045,629		366,046	732,093
Bernadette M. Madarieta	479,942		488,082	976,164
(a)Value represents RSUs granted in connection with Mr Gray's joining Lamb Weston as well as his prorated annual grant of RSUs.
(b)Value represents RSUs granted in connection with Mr. Craps's joining Lamb Weston.
(2)Reflects awards earned under our AIP, which are paid in July of the following fiscal year. A description of the fiscal 2026 AIP is included in the “Compensation Discussion and Analysis” section above.
(3)Lamb Weston does not offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plans.

(4)The amounts shown in the “All Other Compensation” column for fiscal 2026 include the following:

NEO	Company Contribution to 401(k) Plan ($)	Company Contribution to Non-Qualified Deferred Compensation Plan ($)	Other ($)		Total ($)
Michael J. Smith	32,400	57,721	—		90,121
James D. Gray	9,329	—	28,450	(a)	37,779
Jan E.B. Craps	—	—	2,021	(b)	2,021
Marc P.J.H. Schroeder	—	—	61,233	(c)	61,233
Sylvia J. Wilks	38,925	20,787	—		59,712
Bernadette M. Madarieta	29,410	22,500	39,059	(d)	90,969
(a)Represents amounts paid in connection with Mr. Gray's relocation. Mr. Gray's relocation payment was made in accordance with Lamb Weston’s relocation policy.
(b)Represents amounts paid in connection with Mr. Craps's relocation. Mr. Craps's relocation payment was made in accordance with Lamb Weston’s relocation policy.
(c)Represents amounts paid for the Netherlands defined contribution plan ($28,808), company car allowance ($28,928) and worker's cost allowance ($3,497).
(d)Represents amounts paid in connection with the COBRA subsidy ($598) and salary continuance ($38,461).
(5)The amount shown reflects the bonus payment to Mr. Gray in connection with him joining Lamb Weston. This amount must be repaid by Mr. Gray upon his voluntary or involuntary termination, except for reasons unrelated to his performance or behavior, as follows: (i) 100% if termination occurs during his first year of employment or (ii) 50% if termination occurs during his second year of employment.
(6)Mr. Schroeder’s base salary for fiscal 2024 - fiscal 2026 was €575,000. The U.S. dollar values in the table above differ due to the different exchange rates used to calculate the amounts at the end of each period.
(7)The amount shown reflects the bonus payment to Ms. Wilks in connection with her joining Lamb Weston. This amount must be repaid by Ms. Wilks upon her voluntary or involuntary termination, except for reasons unrelated to her performance or behavior, as follows: (i) 100% if termination occurs during her first year of employment or (ii) 50% if termination occurs during her second year of employment.
(8)The amount shown includes the incremental fair value of stock awards modified in connection with Ms. Madarieta's involuntary termination; the incremental expense was $1,723,019.
Grants of Plan-Based Awards—Fiscal 2026
The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2026 to our NEOs. Please refer to the “Compensation Discussion and Analysis” section above for further information about these grants.

			Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(7)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	(#)		(#)		$/Sh	($)
Michael J. Smith	7/25/2025	7/25/2025	—	—	—	—	—	—	—		72,447		$60.86	1,574,998
	7/25/2025	7/25/2025	—	—	—	—	—	—	34,505		—		$—	2,099,974
	7/25/2025	7/25/2025	—	—	—	—	25,878	51,756	—		—		$—	2,135,365
	7/25/2025	7/25/2025	—	1,500,000	3,000,000	—	—	—	—		—		$—
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		213,574	(3)	$60.00	2,543,666
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		213,574	(3)	$75.00	1,902,944
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		183,063	(3)	$85.00	1,358,327
	2/6/2026	2/6/2026	—	—	—	—	—	—	29,314	(3)	—		$—	1,469,218
James D. Gray	4/10/2026	4/10/2026	—	—	—	—	—	—	—		7,644		$42.19	107,016
	4/10/2026	4/10/2026	—	—	—	—	—	—	—		99,668	(3)	$60.00	753,490
	4/10/2026	4/10/2026	—	—	—	—	—	—	—		99,668	(3)	$75.00	539,204
	4/10/2026	4/10/2026	—	—	—	—	—	—	—		85,430	(3)	$85.00	375,038
	4/10/2026	4/10/2026	—	—	—	—	—	—	3,382		—		$—	142,687
	4/10/2026	4/10/2026	—	—	—	—	—	—	37,923	(4)	—		$—	1,599,971
	4/10/2026	4/10/2026	—	—	—	—	—	—	13,680	(3)	—		$—	577,159
	4/10/2026	4/10/2026	—	—	—	—	2,536	5,072	—		—		$—	131,727
	4/10/2026	4/10/2026	—	135,647	271,294	—	—	—	—		—		$—
	5/11/2026	5/11/2026	—	—	—	—	—	—	15,096	(5)	—		$—	608,973
Jan E.B. Craps	2/6/2026	2/6/2026	—	—	—	—	—	—	—		128,571	(3)	$60.00	1,531,281
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		128,571	(3)	$75.00	1,145,568
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		110,204	(3)	$85.00	817,714
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		750,000	(6)	$50.12	10,935,000
	2/6/2026	2/6/2026	—	—	—	—	—	—	17,647	(3)	—		$—	884,468
	2/6/2026	2/6/2026	—	—	—	—	—	—	300,000	(5)	—		$—	15,036,000
Marc P.J.H. Schroeder	7/25/2025	7/25/2025	—	—	—	—	—	—	—		15,869		$60.86	344,992
	7/25/2025	7/25/2025	—	—	—	—	—	—	7,558		—		$—	459,980
	7/25/2025	7/25/2025	—	—	—	—	5,667	11,334	—		—		$—	467,629
	7/25/2025	7/25/2025	—	670,439	1,340,878	—	—	—	—		—		$—
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		99,668	(3)	$60.00	1,187,046
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		99,668	(3)	$75.00	888,042
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		85,430	(3)	$85.00	633,891
	2/6/2026	2/6/2026	—	—	—	—	—	—	13,680	(3)	—		$—	685,642
Sylvia J. Wilks	7/25/2025	7/25/2025	—	—	—	—	—	—	—		12,419		$60.86	269,989
	7/25/2025	7/25/2025	—	—	—	—	—	—	5,915		—		$—	359,987
	7/25/2025	7/25/2025	—	—	—	—	4,436	8,872	—		—		$—	366,046
	7/25/2025	7/25/2025	—	568,531	1,137,062	—	—	—	—		—		$—
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		99,668	(3)	$60.00	1,187,046
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		99,668	(3)	$75.00	888,042
	2/6/2026	2/6/2026	—	—	—	—	—	—	—		85,430	(3)	$85.00	633,891
	2/6/2026	2/6/2026	—	—	—	—	—	—	13,680	(3)	—		$—	685,642
Bernadette M. Madarieta	7/25/2025	7/25/2025	—	—	—	—	—	—	—		16,559		$60.86	359,993
	7/25/2025	7/25/2025	—	—	—	—	—	—	7,886		—		$—	479,942
	7/25/2025	7/25/2025	—	—	—	—	5,915	11,830	—		—		$—	488,082
	7/26/2025	7/26/2025	—	600,000	1,200,000	—	—	—	—		—		$—

(1)Represents cash award opportunities for fiscal 2026 under the AIP for each of our NEOs. Actual cash awards paid to the NEOs for fiscal 2026 are reported in the “Summary Compensation Table—Fiscal 2026” under the “Non-Equity Incentive Plan Compensation” column. A description of the fiscal 2026 AIP is included in “Compensation Discussion and Analysis—What We Pay and Why—Annual Cash Incentive Compensation (Annual Incentive Plan)” above. The award value for Mr. Gray is prorated based on his joining on April 2, 2026.
(2)Amounts reflect the Lamb Weston PSAs granted to each of our NEOs under the Lamb Weston long-term incentive program for the fiscal 2026 to 2028 performance cycle. A description of these PSAs is included in “Compensation Discussion and Analysis—What We Pay and Why— Long-Term Incentive Compensation (LTIP)” above.
(3)Amounts reflect awards granted as part of the supplemental incentive program described under “Compensation Discussion and Analysis—What We Pay and Why—Fiscal 2026 Supplemental Incentive Program Awards."
(4)Amount reflects the number of RSUs awarded in connection with Mr. Gray joining the Company as a make-whole award for previously forfeited equity compensation.
(5)Amounts reflect the number of RSUs awarded to Mr. Gray and Mr. Craps as matches on their respective personal investments in Lamb Weston common stock.
(6)Amount reflects the number of shares underlying the stock options awarded in connection with Mr. Craps joining the Company.
(7)The amounts shown reflect the fair value on the date of grant of RSUs, PSAs and stock options awarded in fiscal 2026, computed in accordance with FASB ASC Topic 718. The grant date fair value of Lamb Weston PSAs is based on the probable outcome of the relevant performance conditions as of the grant date (also computed in accordance with FASB ASC Topic 718). The grant date fair value of stock options is based on the Black-Scholes valuation. Dividend equivalents accrue on the RSUs and PSAs, based on normal dividend rates, and are payable in shares of Lamb Weston common stock, with respect to RSUs only if the related RSUs vest and on PSAs only if the related PSAs are actually earned based on certification of performance and vesting and, in each case, are subject to the same vesting requirements as the underlying RSUs or PSAs, as applicable.

Outstanding Equity Awards at Fiscal Year-End—Fiscal 2026
The following table lists all Lamb Weston stock options, RSUs and PSAs outstanding as of May 31, 2026 for each of our NEOs.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Michael J. Smith	7/29/2022	52,123	(1)	—		79.66	7/29/2029	—		—	—		—
	7/25/2025	—		72,447	(1)	60.86	7/25/2032	—		—	—		—
	2/6/2026	—		213,574	(3)	60.00	2/6/2031	—		—	—		—
	2/6/2026	—		213,574	(3)	75.00	2/6/2031	—		—	—		—
	2/6/2026	—		183,063	(3)	85.00	2/6/2031	—		—	—		—
	7/27/2023	—		—		—		2,665	(6)	115,075	—		—
	7/26/2024	—		—		—		9,293	(6)	401,272	—		—
	7/25/2025	—		—		—		35,220	(6)	1,520,800	—		—
	2/6/2026	—		—		—		29,314	(6)	1,265,779	—		—
	7/27/2023	—		—		—		—		—	11,662	(11)	168,694
	7/26/2024	—		—		—		—		—	20,742	(12)	895,640
	7/25/2025	—		—		—		—		—	26,414	(13)	1,140,557
James D. Gray	4/10/2026	—		99,668	(3)	60.00	2/6/2031	—		—	—		—
	4/10/2026	—		99,668	(3)	75.00	2/6/2031	—		—	—		—
	4/10/2026	—		85,430	(3)	85.00	2/6/2031	—		—	—		—
	4/10/2026	—		7,644	(1)	42.19	4/11/2033	—		—	—		—

	4/10/2026	—		—		—		3,382	(6)	146,035	—		—
	4/10/2026							13,680	(7)	590,702
	4/10/2026	—		—		—		37,923	(8)	1,637,515	—		—
	5/11/2026	—		—		—		15,096	(6)	651,845	—		—
	4/10/2026	—		—		—		—		—	2,536	(13)	109,504
Jan E.B. Craps	2/6/2026	—		750,000	(4)	50.12	2/6/2031	—		—	—		—
	2/6/2026	—		128,571	(3)	60.00	2/6/2031	—		—	—		—
	2/6/2026	—		128,571	(3)	75.00	2/6/2031	—		—	—		—
	2/6/2026	—		110,204	(3)	85.00	2/6/2031	—		—	—		—
	2/6/2026	—		—		—		317,647	(9)	13,715,997	—		—
Marc P.J.H. Schroeder	7/25/2025	—		15,869	(1)	60.86	7/25/2032	—		—	—		—
	2/6/2026	—		99,668	(3)	60.00	2/6/2031	—		—	—		—
	2/6/2026	—		99,668	(3)	75.00	2/6/2031	—		—	—		—
	2/6/2026	—		85,430	(3)	85.00	2/6/2031	—		—	—		—
	7/27/2023	—		—		—		1,634	(6)	70,556	—		—
	7/26/2024	—		—		—		5,700	(6)	246,126	—		—
	7/25/2025	—		—		$—		7,714	(6)	333,091	—		—
	2/6/2026	—		—		—		13,680	(6)	590,702	—		—
	7/27/2023	—		—		—		—		—	7,152	(11)	103,456
	7/26/2024	—		—		—		—		—	12,720	(12)	549,250
	7/25/2025	—		—		—		—		—	5,783	(13)	249,710
Sylvia J. Wilks	7/25/2025	—		12,419	(1)	60.86	7/25/2032	—		—	—		—
	2/6/2026	—		99,668	(3)	60.00	2/6/2031	—		—	—		—
	2/6/2026	—		99,668	(3)	75.00	2/6/2031	—		—	—		—
	2/6/2026	—		85,430	(3)	85.00	2/6/2031	—		—	—		—
	8/12/2024	—		—		—		11,503	(6)	496,700	—		—
	7/25/2025	—		—		—		6,037	(6)	260,678	—		—
	2/6/2026	—		—		—		13,680	(6)	590,702	—		—
	8/12/2024	—		—		—		—		—	9,626	(12)	415,651
	7/25/2025	—		—		—		—		—	4,527	(13)	195,476
Bernadette M. Madarieta	7/29/2022	44,015	(1)	—		79.66	4/30/2029	—		—	—		—
	7/25/2025	4,203	(2)	—		60.86	4/30/2029	—		—	—		—
	7/27/2023	—		—		—		1,283	(10)	55,400	—		—
	7/27/2023	—		—		—		—		—	7,258	(11)	104,989
	7/26/2024	—		—		—		—		—	8,506	(12)	367,289
	7/25/2025	—		—		—		—		—	1,868	(13)	80,660
(1)Stock options were granted with an exercise price equal to the closing market price of common stock of Lamb Weston on the NYSE on the date of grant and vested 33%, 33%, and 34% on each of the first three anniversaries of the grant date and expire seven years after the grant date.
(2)Stock options were granted with an exercise price equal to the closing market price of common stock of Lamb Weston on the NYSE on the date of grant and vested on April 30, 2026 in connection with Ms. Madarieta's involuntary termination of employment.
(3)Stock options were granted with an exercise price equal to the closing market price of common stock of Lamb Weston on the NYSE on the date of grant and vest 100% on the third anniversary of the grant date and expire seven years after the grant date.
(4)Above-market priced stock options were part of the fiscal 2026 one-time special performance-based awards and were granted with exercise prices in excess of the market price of common stock of Lamb Weston on the NYSE on the date of grant and vest 100% on the third anniversary of the grant date and expire five years after the grant date.
(5)The market value of unvested or unearned Lamb Weston RSUs and PSAs is calculated using $43.18 per share, which was the closing market price of Lamb Weston common stock on the NYSE on May 29, 2026, the last trading day of fiscal 2026. Market value in this column includes fractional shares related to dividend equivalents that are not reflected in the number of shares due to rounding.
(6)RSUs vest 33%, 33% and 34% on or shortly after each of the first three anniversaries of the grant date, respectively. The number of RSUs includes accrued dividend equivalents.

(7)RSUs vest 33%, 33% and 34% on February 16, 2027, February 15, 2028 and February 13, 2029, respectively. The number of RSUs includes accrued dividend equivalents.
(8)RSUs vest 50% ratably on or shortly after each of the first two anniversaries of the grant date. The number of RSUs includes accrued dividend equivalents.
(9)RSUs vest 100% on the third anniversary of the grant date. The number of RSUs includes accrued dividend equivalents.
(10)RSUs were prorated in connection with Ms. Madarieta's involuntary termination of employment.
(11)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2024 to 2026 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on actual achievement. In July 2026, after taking into account the achievement of our Relative Total Shareholder Return and Adjusted EBITDA, the Compensation Committee determined that each NEO had achieved 33.5% of the target number of performance shares for the fiscal 2024 to 2026 performance cycle. The PSAs vested on July 13, 2026 upon the Compensation Committee’s certification of final results.
(12)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2025 to 2027 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on target achievement. The earned performance shares will be determined and will vest in full following the end of the performance period and when the level of achievement is certified by the Compensation Committee in writing within 90 days after the end of the performance period.
(13)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2026 to 2028 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on target achievement. The earned performance shares will be determined and will vest in full following the end of the performance period and when the level of achievement is certified by the Compensation Committee in writing within 90 days after the end of the performance period.
Option Exercises and Stock Vested—Fiscal 2026
The following table summarizes the stock options, RSUs and/or PSAs held by our NEOs that were exercised or settled during fiscal 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Michael J. Smith	—	—	20,100	$1,047,741
James D. Gray	—	—	—	$—
Jan E.B. Craps	—	—	—	$—
Marc P.J.H. Schroeder	—	—	16,577	$746,423
Sylvia J. Wilks	—	—	5,534	$304,923
Bernadette M. Madarieta	—	—	19,868	$997,070
(1)Represents RSUs and PSAs that vested and were paid in Lamb Weston shares, including dividend equivalents on earned shares paid in additional shares of Lamb Weston common stock.
Non-Qualified Deferred Compensation—Fiscal 2026
The table following this summary shows the non-qualified deferred compensation activity for each of our NEOs during fiscal 2026. The amounts shown include amounts deferred under Lamb Weston’s Voluntary Deferred Compensation Plan (the “LW Voluntary Deferred Comp Plan”), which allows key employees, including our NEOs, to defer receipt of 5% to 50% of their salary and up to 90% of their annual incentive payment. The investment alternatives for deferred amounts include an interest-bearing account, a Lamb Weston stock account and other investment options that mirror those available under our qualified 401(k) plan. The Lamb Weston stock account includes a dividend reinvestment feature that converts dividends paid by Lamb Weston into additional shares of Lamb Weston. Amounts deferred into the Lamb Weston stock account, together with earnings and dividends thereon, are ultimately distributed in shares of Lamb Weston common stock. Amounts deferred into the interest-bearing account or the accounts that mirror those available under our qualified 401(k) plan are ultimately distributed in cash. An election to participate in the LW Voluntary Deferred Comp Plan must be timely filed with Lamb Weston in accordance with the requirements of the U.S. Internal Revenue Service (“IRS”).
The LW Voluntary Deferred Comp Plan also provides non-qualified matching contribution retirement benefits to its participants. The LW Voluntary Deferred Comp Plan provides for company matching contributions and company non-elective contributions for eligible participants for amounts of salary and bonus that are above IRS limits. At that time, Lamb Weston credits an eligible participant’s account in the LW Voluntary Deferred Comp Plan with (1) a matching contribution equal to a dollar-for-dollar match, limited to 6% of compensation earned by the participant and paid by Lamb Weston in excess of the IRS limit and (2) a non-elective contribution equal to 3% of an eligible participant’s compensation in excess of the IRS limit.
Eligible participants are allowed to defer no more than 50% of their base salary and no more than 90% of their annual incentive payment that exceeds the IRS limit. Matching contributions and non-elective contributions will be credited on or about December 31st of each year if the eligible participant earns in excess of the IRS limit and the participant is actively employed at the end of the calendar year. The LW Voluntary Deferred Comp Plan also provides that, unless Lamb Weston determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be 100% vested.
In general, all LW Voluntary Deferred Comp amounts are designed to be distributed in cash in a lump sum and/or in shares of Lamb Weston common stock in January following the applicable participant’s separation from service. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the LW Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by our NEOs during fiscal 2026.
Non-Qualified Deferred Compensation—Fiscal 2026
The following table provides certain information regarding our NEOs’ participation in non-qualified deferred compensation plans in fiscal 2026.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
Michael J. Smith	LW Voluntary Deferred Comp Plan	65,262	57,721	272,127	—	1,610,663
James D. Gray	Not Applicable	—	—	—	—	—
Jan E.B. Craps	Not Applicable	—	—	—	—	—
Marc P.J.H. Schroeder	Not Applicable	—	—	—	—	—
Sylvia J. Wilks	LW Voluntary Deferred Comp Plan	59,154	20,787	9,170	—	115,663
Bernadette M. Madarieta	LW Voluntary Deferred Comp Plan	15,000	22,500	191,478	—	1,000,429
(1)The amounts reported in this column for the NEOs are reported in the “Salary” column of the “Summary Compensation Table—Fiscal 2026.”
(2)The amounts reported for the NEOs are included in the “All Other Compensation” column of the “Summary Compensation Table—Fiscal 2026.” The employee is required to pay certain applicable taxes on the Registrant Contributions prior to the deposit to their deferred compensation account. The amount noted in the table is the total pre-tax value of the Registrant Contributions. Therefore the Aggregate Balance at Last FYE does not include this full amount.
(3)Lamb Weston does not offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plan. As a result, none of these earnings (or losses) are included in the “Summary Compensation Table—Fiscal 2026.”
(4)The following amounts from this column were reported in the Summary Compensation Tables for prior fiscal years for the following NEOs: Mr. Smith: $706,403; Ms. Madarieta: $139,043; and Ms. Wilks: $24,327. These amounts reflect contributions only and do not include accumulated earnings or losses. The amounts in this column include the amounts reflected in the “Executive Contributions in Last FY” column.
Potential Payments Upon Termination or Change of Control
Other than with respect to Ms. Madarieta, the employment of each of our NEOs could have ended or terminated as of May 31, 2026 under several possible scenarios. In some of those scenarios, our compensatory plans, agreements and arrangements would have provided severance benefits in varying amounts. Further, our plans, agreements and arrangements would have provided for certain benefits (or for acceleration of certain benefits) upon a change of control. Severance and other benefits that would have been payable upon a termination of employment or upon a change of control are described below.

The table following the narrative discussion summarizes amounts that would have been payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred, or the executive’s employment terminated on May 31, 2026, the last day of fiscal 2026. Other key assumptions used in compiling the table are set forth immediately preceding the table. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would have been paid in accordance with, and at times permitted by, Section 409A of the Code.
Executive Change of Control Plan
In March 2017, our Compensation Committee approved the COC Plan in order to provide certain benefits to our executive officers in the event of a qualifying termination of employment in connection with a change of control transaction involving the Company. The Compensation Committee designated Messrs. Smith and Craps as a Tier I Participants in the COC Plan and each of Ms. Wilks and Messrs. Gray and Schroeder as Tier II Participants in the COC Plan.
A participant in the COC Plan will become eligible to receive benefits under the COC Plan if such participant (i) terminates his or her employment for good reason within 24 months following the effective date of a change of control or (ii) is terminated without cause (A) within the 24 months following a change of control or (B) in the six months prior to a change of control if such termination occurs (x) at the request of a third party who had taken steps reasonably calculated or intended to effect the change of control or (y) in connection with or in anticipation of the change of control. A participant who terminates employment due to death or disability will not be eligible to receive benefits under the COC Plan unless a voluntary termination of employment by the participant immediately prior to the participant’s death or disability would have qualified as good reason.
If a participant experiences a qualifying termination (as described in the immediately preceding paragraph), the participant will be eligible to receive the following benefits, subject to the participant’s execution of an effective release of claims in favor of Lamb Weston and continued compliance with certain restrictive covenants:
•A lump sum cash severance payment equal to:
◦the sum of the participant’s (i) annual base salary, as in effect on the date of such participant’s termination of employment, or, if higher, as in effect immediately prior to the change of control, and (ii) the greater of the participant’s (A) target bonus in the year of such termination or (B) the highest actual bonus paid in the three fiscal years preceding such termination, multiplied by
◦three (in the case of a Tier I Participant), two (in the case of Tier II Participant) or one (in the case of a Tier III Participant).
•A lump sum amount equal to the annual bonus the participant would have earned under the annual bonus plan for the plan year in which the participant’s termination of employment occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year.
•Provided that the participant timely and properly elects health continuation coverage under COBRA, a fully taxable payment equal to the difference between the monthly COBRA premium paid by the participant for the participant and his or her dependents and the monthly premium amount paid by similarly situated active executives of the Company, for a period of 36 months (in the case of a Tier I Participant), 24 months (in the case of Tier II Participant) or 12 months (in the case of a Tier III Participant).
•Full acceleration of the participant’s service-based equity awards that were outstanding on the date of the change of control, and acceleration of the participant’s performance-based equity awards that were outstanding on the date of the change of control based on the actual achievement if known or the greater of (i) the target level of achievement of the applicable performance conditions or (ii) the actual level of achievement of the applicable performance conditions as of the date of the qualifying termination, if reasonably measurable.
As a condition to participation in the COC Plan, each NEO agreed to be bound by perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants that apply during and for 12 months following the participant’s termination of employment.

Annual Incentive Plan
The following terms of the AIP govern the impact of a change of control and specific separation events not otherwise covered by an individual agreement:
•Involuntary termination due to position elimination. If an NEO’s position was involuntarily eliminated (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be determined based on target performance for the fiscal year and prorated for the number of days he or she was eligible to participate in the plan. The prorated amount would be payable as soon as administratively possible after the date of termination, typically within 60 days.
•Termination due to retirement. If an NEO retires, he or she would be eligible for a prorated incentive award based on the number of days during the fiscal year in which he or she was eligible to participate in the plan. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments are made to other participants.
•Termination due to death. Any incentive payment would be prorated to the date of termination and paid to the NEO or his or her estate, as applicable. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments are made to other participants.
•Termination for any other reason. Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with Lamb Weston), each NEO would forfeit his or her AIP award if he or she failed to be an active employee of Lamb Weston at the end of fiscal 2026.
•Change of control. The COC Plan would have governed the payment of AIP awards in the event of a change of control of Lamb Weston and a qualifying termination of the participant.
Long-Term Incentive Plan—PSAs
The following terms govern the impact of a change of control or a separation from Lamb Weston on the PSAs granted by Lamb Weston to our NEOs:
•Termination for any reason other than death, disability, early retirement or retirement. The NEO would forfeit all unvested PSAs, whether or not the PSAs were earned as of such date. Such PSAs are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year after the date of grant. If PSAs are eligible for pro rata vesting, they are further subject to the Compensation Committee’s certification of performance and determination of the final number of awards earned and would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston.
•Termination due to disability or early retirement. For (a) all awards with respect to early retirement and (b) awards granted prior to July 26, 2024 with respect to disability, the NEO would receive a pro rata share of the PSAs that would have been earned for the full performance period if the termination occurred at least one year from the date of grant and if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston. For awards granted on or after July 26, 2024, the NEO would receive all PSAs for the full performance period at previously established target (100%) performance levels in the event of disability. Such PSAs would be distributed to the NEO as soon as administratively feasible.
•Termination due to death. For awards granted prior to July 26, 2024, the NEO would receive all PSAs that would have been earned for the full performance period if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston. For awards granted on or after July 26, 2024, the NEO would receive all PSAs for the full performance period at previously established target (100%) performance levels. Such PSAs would be distributed to the NEO as soon as administratively feasible.
•Termination due to retirement. The NEO would receive all PSAs that would have been earned for the full performance period if the termination occurred at least one year from the date of grant and if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston.

•Change of control. Upon a change of control after the end of the full performance period but before PSAs have vested, unless previously forfeited or a replacement award is provided in the change of control, the NEO would receive all PSAs that have been earned for the full performance period based on performance of Lamb Weston. Upon a change of control before the end of the full performance period, unless previously forfeited or a replacement award is provided in the change of control, the NEO would receive the greater of (i) PSAs that have been earned for performance of Lamb Weston up through the date of the change of control if achievement of previously established performance targets can be reasonably determined or (ii) PSAs for the full performance period at previously established target performance levels.
Long-Term Incentive Plan—Stock Options
The following terms generally govern the impact of a separation from Lamb Weston or a change of control on outstanding Lamb Weston stock options granted to our NEOs:
•Termination for any reason other than death, disability, early retirement or retirement. The NEO would forfeit all unvested options at the date of termination and would have 90 days to exercise vested options. Such options would also be eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year, or six months for the special one-time above-market priced stock options, from the date of grant.
•Termination due to disability or early retirement. All vested options, other than the special one-time above-market priced stock options, would be exercisable for three years after termination (but not beyond the expiration date of such options). The NEO would forfeit all other options that had not vested at the date of termination. For awards granted prior to July 26, 2024, such options would also be eligible for pro rata vesting if the termination occurred at least one year from the date of grant. For awards granted on or after July 26, 2024, all unvested stock options would automatically become vested upon termination due to disability. The special one-time above-market priced stock options and the Executive Chair stock options are forfeited if the NEO terminates by reason of early retirement.
•Termination due to death. All unvested options would automatically become vested and exercisable, and such options would remain exercisable for three years following the NEO’s death (but not beyond the expiration date of such options).
•Termination due to normal retirement. All unvested options, other than the Executive Chair stock options and special one-time above-market priced stock options, would automatically become vested and exercisable. Such options would remain exercisable for three years following termination (but not beyond the expiration date of such options). The special one-time above-market priced stock options and the Executive Chair stock options are forfeited if the NEO terminates by reason of normal retirement.
•Change of control. Our option agreements with our NEOs provide for “double-trigger” vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.
Long-Term Incentive Plan—RSUs
The following terms generally govern the impact of a change of control or separation from Lamb Weston on outstanding RSUs granted to our NEOs:
•Termination for any reason other than death, disability early retirement or retirement. The NEO would forfeit all unvested RSUs. Such RSUs are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year after the date of grant.
•Termination due to disability or early retirement. For awards granted prior to July 26, 2024, RSUs would be eligible for pro rata vesting if the termination occurred at least one year from the date of grant. For awards granted on or after July 26, 2024, all unvested RSUs would automatically become vested upon termination due to disability. The Executive Chair RSUs are forfeited if the Executive Chair terminates by reason of early retirement.
•Termination due to death. All unvested RSUs would automatically become vested.
•Termination due to normal retirement. All unvested RSUs, other than the Executive Chair RSUs, would automatically become vested if the retirement occurred at least one year from the date of grant. The Executive Chairman RSUs are forfeited if the Executive Chairman terminates by reason of normal retirement.
•Change of control. Our RSU agreements with our NEOs provide for “double-trigger” vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

Retirement Benefits
The LW Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Non-Qualified Deferred Compensation—Fiscal 2026” section of this Proxy Statement.
Summary of Possible Benefits
The table below summarizes estimated incremental amounts that would have been payable upon a termination of employment of each of our NEOs who were employed at the end of fiscal 2026, under various hypothetical termination and change of control scenarios. The table below excludes accumulated balances in retirement plans when a terminating event would have done nothing more than create a right to a payment of the balance and death benefits where the individual paid the premium.
The data in the table assumes the following:
•each triggering event occurred on May 29, 2026 (the last business day of fiscal 2026), and the per-share price of Lamb Weston common stock was $43.18 (the closing price of Lamb Weston stock on the NYSE on May 29, 2026, the last trading day of fiscal 2026);
•with respect to the AIP, awards were earned at the level corresponding to fiscal year 2026 performance in accordance with previously established performance targets as described in the “Compensation Discussion and Analysis” section above, and where our Compensation Committee had discretionary authority to award a payout, except in the cases of a change of control, involuntary termination with cause and voluntary termination without good reason, it exercised that authority;
•with respect to Lamb Weston PSAs:
◦PSAs granted on July 27, 2023 for the fiscal 2024 to fiscal 2026 performance period were earned at 33.5% of target (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
◦PSAs granted on July 26, 2024 for the fiscal 2025 to fiscal 2027 vesting cycle, based on the greater of target or actual performance through the date of the change of control and therefore reflect the target performance at 100% at this time (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
◦PSAs granted on July 25, 2025 for the fiscal 2026 to fiscal 2028 vesting cycle, based on the greater of target or actual performance through the date of the change of control and therefore reflect the target performance at 100% at this time (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
•with respect to RSUs, a replacement award was granted in the change of control scenario without termination; and
•in the disability scenarios, the disabling event lasted one year into the future.

None of our NEOs who were employed at the end of fiscal 2026 are entitled to any benefits upon his or her involuntary termination with cause or voluntary termination without good reason.

Executive	Cash Severance or Termination Benefits ($)(1)	Accelerated Equity Awards ($)(2)	Health, Welfare and Other Benefits($)(3)	Total ($)
Michael J. Smith
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	1,830,000	—	—	1,830,000
Death(5)	1,830,000	5,842,735	1,000,000	8,672,735
Disability	—	5,823,306	150,000	5,973,306
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	10,320,000	5,852,618	99,080	16,271,698
James D. Gray
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	165,489	—	—	165,489
Death(5)	165,489	3,425,088	1,000,000	4,590,577
Disability	—	3,135,602	150,000	3,285,602
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	2,146,468	3,426,037	74,690	5,647,195
Jan E.B. Craps
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	—	—	—
Death(5)	—	13,715,997	—	13,715,997
Disability	—	13,715,997	—	13,715,997
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	79,004	13,715,997	25,000	13,820,001
Marc P.J.H. Schroeder
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	1,284,327	—	—	1,284,327
Death(5)	929,675	2,348,341	—	3,278,016
Disability	466,392	2,336,426	442,383	3,245,201
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	3,794,682	2,350,504	25,000	6,170,186
Sylvia J. Wilks
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	693,608	—	—	693,608
Death(5)	693,608	1,959,235	1,000,000	3,652,843
Disability	—	1,959,235	150,000	2,109,235
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	3,280,823	1,960,929	41,241	5,282,993
(1)For each of our NEOs, amounts in this column include cash severance benefits under the AIP and the COC Plan. Additionally, Mr. Schroeder would be issued a payment required under the contractual severance payment defined in his Netherlands employment agreement equal to $454,480 (400,000 Euro). This amount is due in the event of termination without cause, death and disability.
(2)For each of our NEOs, amounts in this column include the dollar value of accelerated equity awards under the terms of their respective equity award agreements, assuming the per share price of Lamb Weston common stock was $43.18 (the closing price of Lamb Weston stock on the NYSE on May 29, 2026).
(3)For each of our U.S.-based NEOs, amounts in this column include (i) death benefits equal to two times the NEO’s base salary on the date of death, capped at $1,000,000; if death is due to an accident the death benefit is as previously described plus $1,000,000; (ii) disability benefits equal to 60% of the NEO’s monthly base salary (capped at $12,500 per month) for 12 months; and (iii) the costs of health and welfare benefits continuation and outplacement benefits under the COC Plan. The Netherlands' plan payments under the Return to Work (WGA) scheme for partially disabled and the Capacity for Work and Income Act (WIA) for Mr. Schroeder would equal $403,057 (371,628 Euro); if death is due to an accident. a one-time cash payment equal to two times the fixed annual salary; if disability is due to accident, a one-time cash payment equal to up to three times the fixed annual salary, depending on degree of disability, is due.
(4)Ms. Wilks and Messrs. Smith, Craps, Gray and Schroeder and have not met the early retirement criteria and as such, if their termination was voluntary without good reason, their unvested equity awards would be forfeited.
(5)Should termination due to death be deemed as an accident, for NEOs residing in the U.S., there would be an additional $1,000,000 accidental death payment from the health plan. Mr. Schroeder is entitled to amounts required under the contractual severance payment defined in his Netherlands employment agreement equal to $466,392 (400,000 Euro); additionally, Mr. Schroeder is entitled to the remaining month's pay plus two months pay in the event of termination due to death; if death is due to an accident, a one-time cash payment equal to two times the fixed annual salary is due.

As discussed under "Compensation Discussion and Analysis" above, in connection with Ms. Madarieta's involuntary termination of employment, Ms. Madarieta receives a severance payment of $1,500,000, payable in equal installments over an 18-month period and the equivalent of 18 months of the employer portion of medical coverage. Ms. Madarieta vested in a prorated portion of her Lamb Weston fiscal 2024, 2025 and 2026 equity awards based on her service from the grant date to her separation date. Payment of Ms. Madarieta’s performance shares, if any, will be subject to the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each performance share award. In addition, Ms. Madarieta will have until the third anniversary of her separation date to exercise her outstanding stock options. Ms. Madarieta remained eligible for an annual incentive award for the 2026 fiscal year based on actual performance (which would not be prorated) and 12 months of outplacement services (capped at a value of $25,000).Ms. Madarieta agreed to a general release of claims with respect to Lamb Weston and is subject to non-compete, non-solicitation and confidentiality provisions. The non-compete and non-solicitation restrictions are in force for one year after her separation date.

CEO Pay Ratio
Below is (i) the fiscal 2026 annual total compensation of our Chief Executive Officer (“CEO”); (ii) the median of the fiscal 2026 annual total compensation of all of our employees and the employees of our consolidated subsidiaries (other than our CEO) (the employee who received such median annual compensation, our “median employee”); (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:
CEO Pay Ratio

CEO Annual Total Compensation	$16,004,614
Median Employee Annual Total Compensation	$57,414
CEO to Median Employee Pay Ratio	279:1
CEO Pay Ratio Methodology
Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The methodology and process we used to identify the median employee and calculate the pay ratio are explained below:
•Determined Employee Population. We collected compensation data from our global employee population of approximately 10,000 employees (excluding our CEO) as of May 31, 2026, which was the end of our fiscal year 2026. We included full-time, part-time, and seasonal and temporary employees employed by our company and our consolidated subsidiaries (other than our CEO).
•Identified Median Employee. To identify our median employee, we first calculated compensation for each employee using base salary, regular wages and overtime earnings paid during fiscal year 2026, between May 26, 2025 and May 31, 2026 (the “Measurement Period”). For full- and part-time regular employees who did not work the full Measurement Period due to being newly hired or on a leave of absence, we annualized their earnings to reflect the full Measurement Period. We did not annualize earnings for seasonal or temporary employees.
•Calculated Annual Total Compensation for the Median Employee and CEO. We calculated our median employee’s annual total compensation for fiscal 2026 in accordance with the Summary Compensation Table methodology under the SEC’s rules. We then utilized the CEO's annual total compensation from the Summary Compensation Table to determine the CEO pay ratio shown above.

Pay Versus Performance Disclosure—Fiscal 2026
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) as defined under applicable SEC rules to the Company’s principal executive officer (“PEO”) and non-PEO named executive officers (the “Non-PEO NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see “Compensation Discussion and Analysis” above.
Pay Versus Performance Table

		Summary Comp. Table Total for Former PEO(2)		Comp. Actually Paid to Former PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based on:(4)		GAAP Net Income ($mil.)
Year(1)	Summary Comp. Table for Current PEO(2)		Comp. Actually Paid to Current PEO(3)				Lamb Weston Total Shareholder Return	Peer Group Total Shareholder Return(5)		Adjusted EBITDA ($mil.)(6)
FY2026	$16,004,614		$11,635,875		$10,056,827	$7,469,581	$57	$70	$290	$1,147
FY2025	$2,688,616	$5,919,862	$(1,974,061)	$(10,590,201)	$1,976,646	$(826,328)	$65	$96	$357	$1,260
FY2024		$7,037,026		$(5,774,697)	$2,739,197	$1,046,363	$113	$102	$726	$1,461
FY2023		$20,352,276		$40,007,566	$5,456,807	$9,221,443	$136	$100	$1,009	$1,249
FY2022		$7,858,113		$4,612,617	$1,984,243	$1,404,350	$84	$96	$201	$742
(1)Michael J. Smith (current PEO) was appointed as the PEO effective January 3, 2025. Thomas P. Werner (former PEO) served as the PEO in fiscal 2025 through January 2, 2025 and served as the PEO for the entirety of fiscal 2024-2022. Our Non-PEO NEOs for the applicable fiscal years were as follows:
•FY2026: Bernadette M. Madarieta, Marc P.J.H. Schroeder, James D. Gray, Jan E.B. Craps and Sylvia J. Wilks
•FY2025: Bernadette M. Madarieta, Marc P.J.H. Schroeder, Eryk J. Spytek. Sylvia Wilks and Sharon L. Miller
•FY2024: Bernadette M. Madarieta, Michael J. Smith, Sukshma A. Rajagopalan and Marc P.J.H. Schroeder
•FY2023: Bernadette M. Madarieta, Michael J. Smith, Sharon L. Miller and Steven J. Younes
•FY2022: Bernadette M. Madarieta, Michael J. Smith, Sharon L. Miller, Eryk J. Spytek and Robert M. McNutt
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our current PEO, Mr. Smith and our former PEO, Mr. Werner, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs reported for the applicable year.
(3)Amounts reported in these columns represent compensation actually paid; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our current PEO, Mr. Smith, our former PEO, Mr. Werner, and for the average of the Non-PEO NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.
(4)Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on May 31, 2021 and ending on each of our 2022, 2023, 2024, 2025, and 2026 fiscal year ends, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(5)"Peer Group" represents the S&P 600 Packaged Foods Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K. Beginning with fiscal 2026, the Company replaced the S&P 500 Packaged Foods & Meats Index with the S&P 600 Packaged Foods & Meats Index as the peer group used in the Pay Versus Performance table. The change reflects revisions to the S&P indices in March 2026 and the Company's determination that the S&P 600 Packaged Foods & Meats Index provides a more appropriate benchmark for evaluating the Company's cumulative total shareholder return. The prior peer group (S&P 500 Packaged Foods & Meats) indexed TSR was 2022 - $105, 2023 - $116, 2024 - $104, 2025 - $95, and 2026 - $88.
(6)Adjusted EBITDA is the company-selected measure. Values shown reflect Adjusted EBITDA as calculated for purposes of our executive compensation program for the applicable reporting fiscal year (a non-GAAP financial measure). See Appendix B in this Proxy Statement for a reconciliation from GAAP reported results. Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on May 31, 2021 and ending on each of our 2022, 2023, 2024, 2025 and 2026 fiscal year ends, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

	Fiscal Year 2026
	Current PEO (Mr. Smith)	Average Non-PEO NEOs
Summary Compensation Table Total	$16,004,614	$10,056,827
Minus Change in Pension Value Reported in SCT for the Fiscal Year	$—	$—
Plus Pension Value Service Cost for the Fiscal Year	$—	$—
Minus Stock Award Value & Option Award Value Reported in SCT for the Fiscal Year	$13,084,493	$9,114,235
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	$9,228,903	$6,842,049
Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$(367,926)	$(112,020)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	$—	$27,017
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested During the Fiscal Year	$(145,223)	$(163,359)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	$—	$66,698
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	$—	$—
Compensation Actually Paid	$11,635,875	$7,469,581
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Tabular List of Performance Measures Used to Link Company Performance and CAP. The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link “compensation actually paid” to the NEOs for fiscal 2026. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see "Compensation Discussion and Analysis" for a further description of these metrics and how they are used in the Company’s executive compensation program.
• Adjusted EBITDA
• Net Sales
• Free Cash Flow
• Relative Shareholder Return
• Absolute Shareholder Return
Analysis of the Information Presented in the Pay versus Performance Table. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between certain information presented in the Pay versus Performance table.

Relationship between CAP and TSR. The graph below illustrates the relationship between our TSR and the Peer Group TSR over the five fiscal years ending May 31, 2026 based on a hypothetical investment of $100 on May 31, 2021, as well as the relationship between TSR and CAP for the PEO and Non-PEO NEOs.
Relationship between CAP and GAAP Net Income. The graph below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and our GAAP Net Income.

Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure). The graph below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and the Company’s Adjusted EBITDA.

INFORMATION ON STOCK OWNERSHIP
The following table shows the number of shares of our common stock beneficially owned as of July 24, 2026, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Lamb Weston’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock/Additional Underlying Units(2)	Total Shares/Interests Held
Directors and NEOs:
Bradley A. Alford(3)	24,900	5,680	30,580
Peter J. Bensen	17,204	20,675	37,879
Robert J. Coviello	2,940	15,453	18,393
Jan E.B. Craps	300,000	320,512	620,512
André J. Hawaux	49,414	4,446	53,860
Ruth Kimmelshue	1,116	4,446	5,562
Lawrence E. Kurzius	1,116	4,446	5,562
Paul T. Maass	1,116	4,446	5,562
Timothy R. McLevish	51,721	4,446	56,167
Hala G. Moddelmog	3,422	20,675	24,097
Scott Ostfeld(4)	—	—	—
Norman Prestage	2,500	7,044	9,544
Michael J. Smith(3)	117,033	77,183	194,216
James D. Gray	14,756	70,577	85,333
Marc P.J.H. Schroeder	10,190	28,989	39,179
Sylvia Wilks	4,153	31,502	35,655
Bernadette M. Madarieta(3)	71,421	1,294	72,715
All directors and current executive officers as a group (20 persons)(3)(5)	706,815	725,486	1,432,301
(1)Individual directors and executive officers as well as all directors and executive officers as a group beneficially owned less than 1% of our issued and outstanding common stock as of July 24, 2026. As of July 24, 2026, we had 137,483,158 shares of common stock issued and outstanding.
(2)Includes RSUs and deferred stock units held in the Lamb Weston Directors’ Deferred Compensation Plan and Voluntary Deferred Compensation Plan. These shares accumulate dividends, which are reinvested in additional shares.
(3)Includes stock options that are exercisable or will become exercisable within 60 days after July 24, 2026 as follows: Mr. Alford—4,241; Mr. Smith—52,123; Ms. Madarieta—44,015; and all other executive officers—62,741.
(4)Mr. Ostfeld assigns all of his RSUs that he receives as a director of Lamb Weston to JANA.
(5)This group includes the individuals listed in the table above, other than Ms. Madarieta, and our other current executive officers: Michael C. Crowley, Amit Philip, Eryk J. Spytek and Steven J. Younes.

The following table displays information about persons we know beneficially owned more than 5% of our issued and outstanding common stock as of the dates indicated below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Calculated Based on Shares of Issued and Outstanding Common Stock as of July 24, 2026
BlackRock, Inc.(1)	16,348,630	11.9%
50 Hudson Yards
New York, NY 10001
JPMorgan Chase & Co.(2)	7,070,793	5.1%
270 Park Avenue
New York, NY 10017
T. Rowe Price Associates, Inc.(3)	9,824,721	7.1%
1307 Point Street
Baltimore, MD 21231
Vanguard Capital Management LLC(4)	7,297,371	5.3%
100 Vanguard Blvd.
Malvern, PA 19355
Vanguard Portfolio Management LLC(5)	8,192,863	6.0%
100 Vanguard Blvd.
Malvern, PA 19355
(1)Beneficial ownership as of March 31, 2026, based on the Schedule 13G/A filed by BlackRock, Inc. on April 7, 2026 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company or control person, had sole voting power over 16,047,607 shares, no shared voting power, sole dispositive power over 16,348,630 shares and no shared dispositive power.
(2)Beneficial ownership as of December 31, 2025, based on the Schedule 13G filed by JPMorgan Chase & Co. on January 16, 2026 with the SEC. The Schedule 13G discloses that JPMorgan Chase & Co., in its capacity as the parent holding company or control person, had sole voting power over 7,070,793 shares, no shared voting power, sole dispositive power over 7,070,793 shares and no shared dispositive power.
(3)Beneficial ownership as of December 31, 2025, based on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 17, 2026 with the SEC. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc., in its capacity as an investment advisor, had sole voting power over 9,659,611 shares, no shared voting power, sole dispositive power over 9,824,690 shares and no shared dispositive power.
(4)Beneficial ownership as of March 31, 2026, based on the Schedule 13G filed by Vanguard Capital Management LLC on April 30, 2026 with the SEC. The Schedule 13G discloses that Vanguard Capital Management LLC had sole voting power over 1,057,513 shares, no shared voting power, sole dispositive power over 7,297,371 shares and no shared dispositive power.
(5)Beneficial ownership as of March 31, 2026, based on the Schedule 13G filed by Vanguard Portfolio Management LLC on April 29, 2026 with the SEC. The Schedule 13G discloses that Vanguard Portfolio Management LLC had sole voting power over 21,475 shares, no shared voting power, sole dispositive power over 8,192,863 shares and no shared dispositive power.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING
We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.
PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS
1.When and where is the Annual Meeting?
We will hold the Annual Meeting on Wednesday, September 16, 2026, at 8:00 a.m. MDT at our offices located at 533 S. Rivershore Lane, Eagle, Idaho 83616.
2.Who is entitled to vote at the Annual Meeting?
The Board established July 24, 2026 as the Record Date for the Annual Meeting. Shareholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 137,483,158 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
3.Why am I receiving these proxy materials?
You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Lamb Weston common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our Annual Report on Form 10-K, a letter to shareholders from our Chief Executive Officer and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Lamb Weston and describe the voting procedures and the matters to be voted on at the Annual Meeting.
4.What is the difference between registered holders and beneficial holders?
The most common ways in which shareholders hold Lamb Weston common stock are:
•directly with our transfer agent, EQ Shareowner Services (for registered shareholders); and
•indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (for beneficial shareholders or shareholders in street name).
If you hold your shares as a registered shareholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.
If you hold your shares in street name as a beneficial shareholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.
5.How is Lamb Weston distributing proxy materials?
We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. Beginning on July 30, 2026, we mailed to our shareholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.How may I request printed copies of the proxy materials?
We will send printed, paper copies of proxy materials free of charge to any shareholder who requests copies by using one of the following methods:
•by telephone: Call free of charge 1-800-579-1639 in the United States and Canada;
•via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies; or
•via e-mail: Send us a blank e-mail at sendmaterial@proxyvote.com with the 16-digit control number included on your proxy card, voting instruction form or Notice in the subject line.
These materials are also available at www.proxyvote.com.
7.What is the quorum requirement?
A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
8.What vote is needed to elect directors?
Our bylaws provide that, to be elected at the Annual Meeting, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. A majority of votes cast means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to the director’s election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not factor in the determination of whether an affirmative vote of a majority is received in the election of directors. Proxies cannot be voted for a greater number of persons than the number of director nominees named in this Proxy Statement.
9.What vote is needed to approve the other proposals?
Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not considered as votes cast for non-routine proposals. Please see Question 11 below for more information on broker non-votes.
10.How do I vote my shares?
If you are a registered shareholder, you may vote:
•via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on September 15, 2026;
•by telephone. If you are located within the United States or Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on September 15, 2026;
•by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Wednesday, September 16, 2026; or
•in person at the Annual Meeting. Please refer to Question 17 below for information regarding attendance at the Annual Meeting.
If you hold your shares in street name, you may vote:
•via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or
•in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 17 below for information regarding attendance at the Annual Meeting.

11.What are broker non-votes?
As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Item 4) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 4, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.
12.May I change or revoke my vote?
Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card, by telephone or by the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616.
If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.
13.Who bears the cost of soliciting votes for the Annual Meeting?
We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.
We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $12,500 plus reasonable costs and expenses.
14.What is “Householding”?
Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Lamb Weston common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as "householding." Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A shareholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.
If you are a registered shareholder, we sent you and each registered shareholder at your address separate Notices or sets of proxy materials.
15.Who counts the votes?
Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.
16.How do I find out the voting results?
We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before September 22, 2026. The Current Report on Form 8-K will be available at https://investors.lambweston.com/stock-and-filings/sec-filings and on the SEC’s website at www.sec.gov.

17.How can I attend the Annual Meeting?
If you would like to attend the Annual Meeting, you must have been a shareholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or Notice). In addition, you will be asked to present proof of ownership of Lamb Weston common stock as of the Record Date and valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting. Proof of ownership may take many forms, such as the admission ticket, the Notice, the proxy card, a letter from your broker, bank or other nominee or a photocopy of your current account statement. The use of cell phones, smartphones, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

2027 ANNUAL MEETING OF SHAREHOLDERS
Shareholders should mail all nominations and proposals to the Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. You may obtain a copy of our bylaws from the Corporate Secretary by written request to the same address.
Shareholder Proposals for Possible Inclusion in the Company’s 2027 Proxy Statement
Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2027 proxy statement, we must receive a shareholder’s submission of a proposal on or before the close of business on April 1, 2027.
If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2027 annual meeting of shareholders (the "2027 annual meeting"), such nomination shall conform to the applicable requirements set forth in our bylaws and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than March 2, 2027 and not later than the close of business on April 1, 2027. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Lamb Weston or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.
Other Proposals and Nominations for the 2027 Annual Meeting
Our bylaws provide that any shareholder proposal, including the nomination of directors, that is sought to be presented directly at the 2027 annual meeting but not submitted for inclusion in the proxy statement for the 2027 annual meeting must be received in writing at our principal executive offices no earlier than May 19, 2027, nor later than June 18, 2027. If the date of the 2027 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2026 Annual Meeting, then the shareholder’s written notice must be received no earlier than the 120th day, and no later than the 90th day, prior to the 2027 annual meeting day or the tenth day following public announcement of the meeting date. Our bylaws also specify the information that must accompany the notice.
The proxy card for the 2027 annual meeting will give us discretionary authority with respect to all shareholder proposals properly brought before the 2027 annual meeting that are not included in the proxy statement for the 2027 annual meeting.
Universal Proxy Rules for Director Nominations
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting (for the 2027 annual meeting, no later than July 18, 2027). However, if the date of the 2027 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made by the Company.

July 30, 2026	Phuong T. Lam Vice President and Corporate Secretary

APPENDIX A - LAMB WESTON HOLDINGS, INC.
2026 EQUITY AND INCENTIVE COMPENSATION PLAN

SECTION 1.NAME AND PURPOSE
1.1.Name. The name of the plan shall be the Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan (the “Plan”).
1.2.Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and to help increase stockholder value by (a) motivating performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.
SECTION 2.DEFINITIONS
2.1.Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
(a)“Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular section of the Act shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.
(b)“Agreement” means the agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of one or more Awards granted to a Participant under the Plan. An Agreement may be in any electronic medium, may be limited to a notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(c)“Award” means any Cash Incentive Award, Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of the foregoing Awards in a single grant.
(d)“Board” means the Board of Directors of Lamb Weston Holdings, Inc.
(e)“Cash Incentive Award” means a cash award granted pursuant to Section 10 of the Plan.
(f)“Cause” means (i) the willful and continued failure by a Participant to substantially perform the Participant’s duties with the Company or its successor (other than any such failure resulting from termination by the Participant for good reason, if applicable) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company or its successor believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its successor, monetarily or otherwise; or (iii) the Participant’s conviction of, or plea of nolo contendere to, (A) a felony or (B) a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Company or its successor. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or its successor.
(g)“Change of Control” has the meaning set forth in Section 12.5.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

(i)“Committee” means the Compensation and Human Capital Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.
(j)“Company” means Lamb Weston Holdings, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.
(k)“Effective Date” means September 16, 2026.
(l)“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.
(m)“Employee” means any employee of the Company or a Subsidiary.
(n)“Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are principally traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Stock transactions were so reported. The Committee is authorized to adopt another Fair Market Value pricing method, provided such method is stated in the Agreement, and is in compliance with the fair market value pricing rules set forth in Code Section 409A.
(o)“Incentive Stock Options” means Options that are intended to qualify as “incentive stock options” under Code Section 422 or any successor provision.
(p)“Incumbent Board” has the meaning set forth in Section 12.5(a).
(q)“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option or (ii) a Nonqualified Stock Option.
(r)“Other Stock-Based Award” means an award of a share of Stock, a unit of Stock or the right to receive Stock to a Participant that is denominated or payable in, valued in whole or in part by reference to, or is otherwise based on or related to the Fair Market Value of, a share of Stock, in each case subject to such terms and conditions as the Committee may determine.
(s)“Participant” means any Employee, Eligible Director, or consultant (provided that such person satisfies the Form S-8 definition of an “employee”) designated by the Committee to participate in the Plan.
(t)“Performance Share” means an Award for which the grant, issuance, retention, vesting and/or settlement is subject to the satisfaction of one or more of the performance criteria established by the Committee, if applicable.
(u)“Plan” means this Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan, as in effect from time to time.
(v)“Prior Plan” means the Lamb Weston Holdings, Inc. 2016 Stock Plan, as amended and restated as of July 20, 2017.
(w)“Restricted Stock” means a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.
(x)“Restricted Stock Unit” means the right to receive or vest with respect to one or more shares of Stock (or cash, or a combination of Stock and cash, as determined by the Committee), subject to such terms and conditions as the Committee may establish.
(y)“Stock” means the Common Stock of Lamb Weston Holdings, Inc., par value $1.00 per share, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 5.5 of the Plan.
(z)“Stock Appreciation Right” or “SAR” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, or a combination of the foregoing, as determined by the Committee, equal to the excess of (i) the aggregate Fair Market Value, as of the date such SAR is exercised, of the number of shares of Stock covered by the SAR being exercised over (ii) the aggregate exercise price of such SAR.
(aa)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any Award of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(bb)“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board in the case of Lamb Weston Holdings, Inc., or members of the board of directors or similar body in the case of another entity.
2.2.Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
SECTION 3.ELIGIBILITY AND PARTICIPATION
The only persons eligible to participate in the Plan shall be those Participants selected by (a) the Committee, or (b) a designee to whom such authority has been delegated by the Committee pursuant to Section 4.4.
SECTION 4.POWERS OF THE COMMITTEE
4.1.Committee Members. Subject to Section 4.4, the Plan shall be administered by the Committee. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan (with such recusals as may be appropriate) that would otherwise be the responsibility of the Committee.
4.2.Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, the number of shares of Stock subject to each Award, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.
4.3.Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and Agreements in order to carry out its provisions and purposes. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the Plan, and no authorization in any Plan section or other provision of the Plan or an Agreement is intended or may be deemed to constitute a limitation on the authority of the Committee. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. The Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, disability, retirement, or upon any other event as determined by the Committee in its sole and absolute discretion.
4.4.Delegation by Committee. To the full extent permitted by law and the rules of any exchange on which the shares of Stock are traded, the Committee may, at any time and from time to time: (a) delegate to one or more of its members any or all of its responsibilities and powers, including all responsibilities and authority described under Sections 4.2 and 4.3; (b) delegate to any individual officer of the Company the authority to grant

Awards to Participants other than himself or herself, and to determine the terms and conditions thereof; provided that (i) such Awards shall not be granted to officers subject to Section 16 of the Act, (ii) the resolution providing for such authorization sets forth the total number of shares of Stock such officer may grant and such terms as required by applicable law, and (iii) the officer will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to such delegated authority; and (c) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.
4.5.Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of any Awards made to such Participants, and (c) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
SECTION 5.STOCK SUBJECT TO PLAN
5.1.Maximum Number.
(a)Subject to the provisions of Sections 5.4 and 5.5 and the share counting rules set forth below, as of the Effective Date, the number of shares of Stock available for Awards under the Plan (plus dividend equivalents paid with respect to Awards made under the Plan) may not exceed 5,000,000 shares of Stock (comprised of 1,845,722 shares available for grant under the Prior Plan as of July 15, 2026, and 3,154,278 additional shares requested), less one share for every one share subject to an award granted under the Prior Plan after July 15, 2026 and prior to the Effective Date. After the Effective Date, no awards may be granted under the Prior Plan.
(b)The aggregate number of shares of Stock available under Section 5.1(a) will be reduced by one share of Stock for every one share of Stock subject to an Award granted under the Plan. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock not reserved for any other purpose.
5.2.Limit on Incentive Stock Options. Notwithstanding anything in this Section 5, or elsewhere in the Plan, to the contrary and subject to adjustment as provided in Section 5.5 of the Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options is subject to the overall Plan limit set forth in Section 5.1(a) and also will not exceed 5,000,000 shares of Stock.
5.3.Director Compensation Limit. Notwithstanding anything in this Section 5 or elsewhere in the Plan to the contrary, and subject to adjustment as provided in Section 5.5, in no event will any Eligible Director in any fiscal year be granted Awards under the Plan having an aggregate maximum value at the date of grant (calculating the value of any such Awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Eligible Director in respect of the Eligible Director’s service as a member of the Board during such fiscal year, in excess of $1,000,000 (or, for a non-executive chair of the Board, $2,000,000).
5.4.Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award (or, after July 15, 2026, an award previously granted under the Prior Plan) that for any reason is cancelled, terminated or forfeited, or that lapses, expires, or becomes unexercisable for any other reason, or is settled for cash (in whole or in part), will, to the extent of such cancellation, termination, forfeiture, lapse, expiration, unexercisability or cash settlement, again (or in the case of Prior Plan awards, newly be) be available for Awards under the Plan; provided, however, that the following shares of Stock may not again be made available for issuance of Awards under the Plan: (a) shares used to pay the exercise price of an outstanding Award (or award under the Prior Plan), (b) shares used to pay withholding taxes related to an outstanding Option or SAR Award (or option or SAR award under the Prior Plan), and (c) shares not issued or delivered as a result of the net share settlement of an outstanding SAR (or SAR award under the Prior Plan). In the event withholding tax liabilities arising from an Award other than an Option or SAR (or, after July 15, 2026, an award other than an option or SAR award previously granted under the Prior Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall again be (or in the case of Prior Plan awards, newly be) available for Awards under the Plan; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the latest date of stockholder approval of the Plan if such recycling involves shares that have actually been issued by the Company. Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or option awards under the Prior Plan) will not be added to the aggregate number of shares of Stock available under Section 5.1(a) above.
5.5.Adjustments. The Committee shall make or provide for such adjustments in the terms and conditions of Awards (including, without limitation, any applicable performance targets or criteria with respect thereto) granted hereunder as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any change in corporate capitalization (such as a stock split, reverse stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company), or any corporate transaction such as a reorganization, reclassification, merger, consolidation, combination or separation (including a spin-off, split-off, spin-out, split-up), partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities of the Company, or sale or other disposition by the Company of all or a portion of its assets, or any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend that is not an extraordinary cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event described in this Section 5.5 or a Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee shall also make or provide for such adjustments in the number of and kind of shares of Stock and amounts of cash (and related provisions) specified in Section 5 of the Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 5.5; provided, however, that any such adjustment to the number specified in Section 5.2 of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify. Notwithstanding the foregoing, in no event shall this Section 5.5 be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (a) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (b) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code Section 409A, provided that the restriction of this clause (b) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code Section 409A. Any adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.
5.6.Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or SARs. The Committee may at the time of the grant of a Restricted Stock, Restricted Stock Unit, Performance Share Award or Other Stock-Based Award provide that any dividends declared on such Stock, or that dividend equivalents, be (a) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions (and, for purposes of clarity, dividend equivalents or other distributions on Stock underlying Awards shall be deferred until, and paid contingent upon, the vesting of such Awards) or (b) not paid or accumulated.
5.7.Certain Assumed, Converted or Substitute Awards. Notwithstanding anything in the Plan to the contrary:
(a)Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company prior to such acquisition or merger.
(c)Any shares of Stock that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 5.7(a) or 5.7(b) above will not count against the limits contained in Section 5 of the Plan, provided in each case that the requirements for the exemption for mergers and acquisitions under rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time are met. In addition, no shares of Stock that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 5.7(a) and 5.7(b) above will be added to the aggregate plan limit contained in Section 5.1 of the Plan.
5.8.Minimum Vesting Restriction. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) substitute awards under Section 5.7, (ii) shares delivered in lieu of fully vested cash Awards, and (iii) awards to Eligible Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, however, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1(a) (subject to adjustment under Section 5.5); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change of Control, in the terms of the Award or otherwise.
SECTION 6.STOCK OPTIONS
6.1.Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Options that do not or are not intended to qualify as Incentive Stock Options (“Nonqualified Stock Options”). Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option, including in the event of death, retirement, disability, termination of employment, or Change of Control, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are “employees” under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.
6.2.Option Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, Nonqualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted.
6.3.Exercise of Options. Subject to Section 5.8, Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

6.4.Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option exercise price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve (as long as such arrangement does not conflict with the Company’s global ethics policy, as may be in force and effect from time to time. An Option Award may also provide for the exercise price to be payable (a) by the actual or constructive transfer to the Company of shares of Stock owned by the Participant having a value at the time of exercise equal to the total Option exercise price, (b) subject to any conditions or limitations established by the Committee, by the withholding of shares of Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Stock so withheld will not be treated as issued and acquired by the Company upon such exercise) or (c) by a combination of such methods of payment. Subject to applicable law, the Committee may also permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding taxes resulting from such exercise. The Committee may approve other methods of payment. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant, by electronic means, the acquired shares of Stock.
6.5.Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, except with respect to the Committee’s discretion to terminate or adjust awards under Section 12.5, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Code Section 421.
6.6.No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option or SAR.
SECTION 7.DIRECTOR AWARDS
7.1.Director Awards. Any Award, or formula for granting an Award, under the Plan to Eligible Directors shall be approved by the Board. With respect to Awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board.
SECTION 8.STOCK APPRECIATION RIGHTS
8.1.SARs In Tandem with Options. SARs may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each SAR granted in tandem with an Option shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any SAR granted in tandem with an Option, the corresponding Option shall terminate.
8.2.Other SARs. SARs may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
8.3.SAR Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, SARs granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the SAR is granted.
8.4.Exercise of SARs. Subject to Section 5.8, SARs awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose. Notwithstanding the foregoing, no SAR shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of a SAR upon such terms and conditions as established by the Committee.
8.5.Payment. The Committee shall establish procedures governing the exercise of SARs, which shall require that notice of exercise be given and that the Participant satisfy any tax withholding requirements resulting from such exercise as provided in Section 12.4. As soon as practicable after receipt of a notice of exercise and full payment of any withholding taxes, the Company shall deliver to the Participant (i) by electronic means the acquired shares of Stock or (ii) the cash payment, as specified in the applicable Agreement.
8.6.No Reload Grants. SARs shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other SAR or Option.
SECTION 9.RESTRICTED STOCK; OTHER
STOCK-BASED AWARDS; CERTAIN LIMITATIONS ON AWARDS
9.1.General. Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Performance Shares may be granted to Participants at such times and in such amounts, and subject to such other terms (including in accordance with Section 5.8) and conditions not inconsistent with the Plan, as shall be determined by the Committee. Each grant of an Award under this Section 9 shall be evidenced by an Agreement that shall specify the terms and conditions of the Award not inconsistent with the Plan as the Committee shall determine.
9.2.Grant of Restricted Stock. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company or the Participant, or other restrictions, as the Committee may determine.
9.3.Other Stock-Based Awards, General. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of one or more performance objectives. Such Other Stock-Based Awards may include Restricted Stock Units, Performance Shares, and Stock awards permitted under Section 7.1.
(a)Restricted Stock Unit. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock, cash, or a combination of the foregoing, as determined by the Committee.
(b)Performance Shares, Performance Goals and Awards Generally. Each grant of Performance Shares shall be (and each grant of any other Award may be) subject to the satisfaction of one or more of the performance goals established by the Committee with respect to the performance period established by the Committee. After the applicable performance period has ended, the Committee shall determine if all or any portion of the Performance Share Award (or such other Award, if applicable) is earned by a Participant. The earned portion of a Performance Share Award may be paid out in shares of Stock or cash, or a combination of the foregoing, as the Committee may determine.
The Committee may, in its sole discretion, establish and define any performance measures underlying a performance goal with respect to an Award. Each performance goal may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each performance goal may be based upon growth in a metric, may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, may be made relative to an index or one or more of the performance goals themselves, may be based on or otherwise employ comparisons based on internal targets or the past performance of the Company and may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets. The performance goals for such Awards may include but are not limited to one or more of the following measures: cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to safety or quality; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; or debt to equity or leverage ratios. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
SECTION 10.CASH INCENTIVE AWARDS
10.1.General. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards. Each grant of a Cash Incentive Award will specify one or more performance goals that, if achieved, will result in payment or partial payment of the Award. Each grant of a Cash Incentive Award shall be evidenced by an Agreement that shall specify the terms and conditions of the Award not inconsistent with the Plan as the Committee shall determine.
10.2.Certain Changes to Cash Incentive Awards. Each grant will specify the amount payable with respect to a Cash Incentive Award to which it pertains, which amount may be subject to adjustment to reflect changes in compensation or other factors.
SECTION 11.AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
11.1.General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A to become subject to Code Section 409A. Furthermore, the Board may not make any amendment which would materially (a) modify the requirements for participation in the Plan, (b) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (c) change the minimum exercise price for stock options or SARs as provided in Section 6.2 and Section 8.3, or (d) extend the term of the Plan, in each case without applicable stockholder approval. Except as specifically provided in the Plan or except to the minimum extent necessary to comply with applicable law, no amendment or modification of the Plan shall materially and adversely affect the rights of any Participant with respect to a previously granted Award without the written consent of the Participant.
11.2.Amendment of Agreement.
(a)If permitted by Code Section 409A, the Committee may, at any time, amend the terms of outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that except as provided in Section 12.5 or Section 5.5, or except to the minimum extent necessary to comply with applicable law, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend the terms of an outstanding Award in a manner that is not unfavorable to the Participant without the consent of such Participant.
(b)Except for adjustments as provided in Section 5.5, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, without approval of the Company’s stockholders. The immediately preceding sentence is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 5.5.
11.3.Detrimental Activity and Recapture Provisions. All Awards shall be subject to the Committee’s right to cancel such Awards and/or to impose forfeitures to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002. Subject to other or different terms and conditions as may be specified in an Agreement, if the Committee determines that a present or former Employee or Eligible Director has (a) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (b) breached any contract with or violated any fiduciary obligation to the Company, or (c) engaged in any conduct that the Committee determines is injurious to the Company, the Committee may cause that Employee or Eligible Director to forfeit his or her outstanding Awards under the Plan. Any Agreement (or any part thereof) may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain or earnings related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and the recovery of amounts relating thereto. By accepting Awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any Award, any gains or earnings related to any Award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Code Section 409A.
SECTION 12.MISCELLANEOUS PROVISIONS
12.1.Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event will any Award granted under the Plan be transferred for value.
12.2.Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Company during the Participant’s lifetime. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by the Participant’s estate.
12.3.No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.
12.4.Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award or thereafter, a Participant may elect, subject to Committee approval and such conditions as the Committee shall impose, including conditions and restrictions intended to comply with securities laws and any Company policies regarding trading in securities, to satisfy any tax withholding requirements (a) by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s applicable withholding tax obligation associated with the transaction, or (b) by remitting cash or a check. Unless not permitted by the Committee at the time of grant of an Award or thereafter, and subject to any rules established by the Company, the Participant shall be able to satisfy additional tax withholding above the statutory minimum applicable withholding amounts by delivering to the Company previously acquired shares of Stock or by having shares of Stock otherwise issuable under the Plan withheld by the Company, in each case with a Fair Market Value equal to the additional withholding amounts; provided, however, that the Participant shall not be entitled to deliver such additional shares if it would cause adverse accounting or tax consequences for the Company.
12.5.Change of Control.
(a)For purposes of the Plan, except as may be otherwise prescribed by the Committee in an Agreement, a “Change of Control” will be deemed to have occurred upon the occurrence of any of the following events:
(i)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the

Board; provided, however, that any person becoming a member of the Board subsequent to the Effective Date whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be, for purposes of this Section 12.5(a), considered as though such person were a member of the Incumbent Board as of the Effective Date;
(ii)Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;
(iii)Any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company’s then outstanding securities;
(iv)Stockholder approval of a liquidation or dissolution of the Company; or
(v)The sale of all or substantially all of the assets of the Company.
(b)Except as may be otherwise prescribed by the Committee in an Agreement, this Section 12.5(b) governs the treatment of Awards upon a Change of Control.
(i)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control: if within two years after the effective date of the Change of Control, a Participant’s employment is terminated without Cause or the Participant resigns for “Good Reason,” then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the all performance-based Awards shall be deemed to have vested at the greater of (x) the target level of achievement of the applicable performance conditions or (y) the actual level of achievement of the applicable performance conditions as of the date of such termination without Cause or for Good Reason, if reasonably measurable. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or a Subsidiary that includes provisions in which the Participant is permitted to resign for Good Reason, and the definition in any such agreement shall apply. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.
(ii)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) all performance-based Awards shall be deemed to have vested at the greater of (x) the target level of achievement of the applicable performance conditions or (y) the actual level of achievement of the applicable performance conditions as of the date of such Change of Control, if reasonably measurable. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

12.6.Special Rule Related to Securities Trading Policy. The Company has established (or may from time to time establish) a securities trading policy (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Eligible Directors are or may be prohibited from trading Stock or other securities of the Company except during certain “window periods” as described in the Policy. If, under the terms of an Agreement, the last day on which an Option or SAR can be exercised falls on a date that is not, in the opinion of counsel to the Company, within a window period permitted by the Policy, the applicable exercise period shall automatically be extended by this Section 12.6 until the second business day of, in the opinion of counsel to the Company, a window period under the Policy, but in no event beyond the expiration date of the applicable Option or SAR. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure when possible without extending the exercise period beyond the expiration date that in no event shall the term of any Option or SAR expire except during a window period.
12.7.Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Each grant of an Award to a Participant shall be evidenced by an Agreement in such form as is determined by the Committee (or, subject to applicable law, its designee pursuant to Section 4.4) setting forth the terms and conditions of such Award.
12.8.Company Intent. The Company intends that the Plan and any grants hereunder comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan or Agreements shall be interpreted to give effect to such intention.
12.9.Unfunded Plan. The Plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.
12.10.Fractional Shares. The Company shall not be required to issue any fractional shares of Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
12.11.Code Section 409A. Unless the Committee expressly determines otherwise, Awards are intended to be exempt from Code Section 409A as stock rights or short-term deferrals and, accordingly, the terms of any Awards shall be construed and administered to preserve such exemption (including with respect to the time of payment following a Change of Control). To the extent that Code Section 409A applies to a particular Award granted under the Plan (notwithstanding the preceding sentence), then the terms of the Award shall be construed and administered to permit the Award to comply with Code Section 409A, including, if necessary, by delaying the payment of any Award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all Company arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating the Company as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance.
12.12.Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no Awards shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee. Nothing in this Plan, an Agreement or otherwise (a) limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Act, the Dodd-Frank Wall Street Reform and Consumer Protection

Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents the Participant from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, the Participant is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act).
12.13.Effective Date/Termination. The Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Prior Plan, provided that outstanding awards granted under the Prior Plan will continue following the Effective Date in accordance with their terms. No Award shall be granted under the Plan on or after the tenth anniversary of the Effective Date, or such earlier date as may be determined by the Board or the Committee, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan. No termination of the Plan shall adversely affect any Award previously granted.
12.14.Governing Law. The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

APPENDIX B - RECONCILIATIONS OF NON-GAAP
FINANCIAL MEASURES TO REPORTED AMOUNTS
Adjusted EBITDA, net sales excluding FX and Free Cash Flow are considered non-GAAP financial measures. We present net sales excluding FX, which provides information on net sales as if foreign currency exchange rates had remained constant between current and prior-year periods. Lamb Weston’s management uses these non-GAAP financial measures to assist in analyzing what management views as our core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange translation and unrealized mark-to-market derivative gains and losses and other items affecting comparability between periods, (ii) permit investors to view our operating and financial performance using the same tools that management uses to evaluate performance across periods and to make budgeting, operating and strategic decisions, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our operating and financial performance. In addition, we believe that the presentation of these non-GAAP financial measures, when considered together with their most directly comparable GAAP financial measure and corresponding reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting our underlying business than could be obtained absent these disclosures. The non-GAAP financial measures presented in this Proxy Statement should be viewed in addition to, and not as alternatives for, financial measures prepared in accordance with GAAP. These measures are not substitutes for their comparable GAAP financial measures, such as net income, net sales, cash flow from operations or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this Proxy Statement may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way we do.

The following table reconciles net income to Adjusted EBITDA (dollars in millions).

	For the Fiscal Years Ended
	May 31, 2026	May 25, 2025
Net income (a)	$290.0	$357.2
Interest expense, net	180.5	180.0
Income tax expense	128.1	143.1
Income from operations including equity method investment earnings	598.6	680.3
Depreciation and amortization (b)	400.9	378.2
Unrealized derivative gains	(20.1)	(23.1)
Foreign currency exchange (gains) losses	(8.2)	15.2
Blue chip swap transaction gains	—	(21.1)
Stock-based compensation	46.2	39.5
Items impacting comparability:
Cost Savings Program, Restructuring Plan, and other expenses	111.6	185.8
Shareholder activism expense	4.0	5.2
Pension termination	14.2	—
Adjusted EBITDA	$1,147.2	$1,260.0
(a)Net income included the following:
i.Fiscal 2026 included Cost Savings Program, Restructuring Plan, and other expenses of $111.6 million ($98.1 million after-tax, or $0.71 per share) related to the Cost Savings Program announced on July 23, 2025 and the Restructuring Plan announced on October 1, 2024. Fiscal 2025 included $185.8 million ($143.7 million after-tax, or $1.01 per share) of expenses related to the Cost Savings Program, Restructuring Plan, and other expenses;
ii.Unrealized gains of $20.1 million ($15.2 million after-tax, or $0.11 per share) and $23.1 million ($17.2 million after-tax, or $0.12 per share) related to mark-to-market adjustments associated with commodity and currency hedging contracts for fiscal 2026 and 2025, respectively;
iii.Foreign currency exchange losses of $8.2 million ($5.7 million after-tax, or $0.05 per share) and gains of $15.2 million ($10.9 million after-tax, or $0.07 per share) for fiscal 2026 and 2025, respectively;
iv.Fiscal 2025 included blue chip swap transaction gains of $21.1 million ($20.0 million after-tax or $0.14 per share);
v.Stock-based compensation expense of $46.2 million ($38.5 million after-tax, or $0.28 per share) and $39.5 million ($33.4 million after-tax, or $0.23 per share) for fiscal 2026 and 2025, respectively;
vi.Advisory fees related to shareholder activism matters of $4.0 million ($3.1 million after-tax, or $0.02 per share) and $5.2 million ($4,000,000.00 after-tax, or $0.03 per share) for for fiscal 2026 and 2025, respectively;
vii.Fiscal 2026 included pension settlement charges of $14.2 million ($11.0 million after-tax, or $0.08 per share) to fully fund the Company’s defined benefit pension plan, enabling lump sum payments to participants and transferring the remaining obligations and related plan assets to an insurer through a group annuity contract; and
viii.Fiscal 2025 included an estimated $31.0 million loss related to the voluntary product withdrawal that occurred in the fourth quarter of fiscal 2024. The total charge to reporting segments was approximately $19.0 million to the North America segment and approximately $12.0 million to the International segment.
(b)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $8.8 million and $8.2 million for fiscal 2026 and 2025, respectively.

The following table reconciles net sales to net sales excluding FX (dollars in millions).

Fifty-Three Weeks Ended May 31, 2026	Net Sales	FX	Net Sales excluding FX
North America	$4,395.2	$(7.8)	$4,387.4
International	2,217.1	(115.3)	2,101.8
	$6,612.3	$(123.1)	$6,489.2
The following table reconciles cash flow from operations to Free Cash Flow (dollars in millions).

Free Cash Flow	May 31, 2026	May 25, 2025
Cash Flow from Operations	$943	$868
Less: Capital Expenditures	406	650
Additions to property, plant and equipment	403	638
Additions to long-term assets	7	34
Other	(4)	(22)
Total Free Cash Flow	$537	$218

LambWeston
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LAMB WESTON HOLDINGS, INC.
599 S. RIVERSHORE LANE
EAGLE, ID 83616

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 15, 2026 for shares held directly and by 11:59 p.m. Eastern Time on September 13, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01627-P55417

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAMB WESTON HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Bradley A. Alford	☐	☐	☐
1b. Peter J. Bensen	☐	☐	☐
1c. Jan E.B. Craps	☐	☐	☐
1d. André J. Hawaux	☐	☐	☐
1e. Ruth Kimmelshue	☐	☐	☐
1f. Lawrence E. Kurzius	☐	☐	☐
1g. Timothy R. McLevish	☐	☐	☐
1h. Hala G. Moddelmog	☐	☐	☐
1i. Scott Ostfeld	☐	☐	☐
1j. Norman Prestage	☐	☐	☐
1k. Michael J. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐
3. Approval of the Lamb Weston Holdings, Inc. 2026 Equity and Incentive Compensation Plan.	☐	☐	☐
4. Ratification of the Selection of KPMG LLP as Independent Auditors for Fiscal Year 2027.	☐	☐	☐

NOTE: We will transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report, and CEO Letter are available at www.proxyvote.com.

T01628-P55417

LAMB WESTON HOLDINGS, INC.
Annual Meeting of Stockholders
September 16, 2026 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Phuong T. Lam and Eryk J. Spytek, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LAMB WESTON HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on September 16, 2026, at 533 S. Rivershore Lane, Eagle, Idaho 83616, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side